    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 1997


                                                      REGISTRATION NO. 333-28111

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NUMBER 1
                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                            THE O'BOISIE CORPORATION

                 (Name of small business issuer in its charter)

           ILLINOIS                          2000                  36-4058424
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                   Classification Code No.)      Identification
incorporation or organization)                                        No.)

  1111 WEST 22ND STREET, SUITE 640, OAK BROOK, ILLINOIS 60521, (630) 575-0290

(Address and telephone number of principal executive offices and principal place of business)


                                   DAVID BLUE
                                   PRESIDENT
                            THE O'BOISIE CORPORATION
  1111 WEST 22ND STREET, SUITE 640, OAK BROOK, ILLINOIS 60521, (630) 575-0290


           (Name, address, and telephone number of agent for service)
                           --------------------------

                                   COPIES TO:

        ALAN E. MOLOTSKY, ESQ.                     ALAN I. ANNEX, ESQ.
    HOGAN, MARREN & MCCAHILL, LTD.                ROBERT S. MATLIN, ESQ.
205 NORTH MICHIGAN AVENUE, SUITE 4300          CAMHY KARLINSKY & STEIN LLP
       CHICAGO, ILLINOIS 60601                1740 BROADWAY, SIXTEENTH FLOOR
            (312) 946-1800                       NEW YORK, NEW YORK 10019
         FAX: (312) 946-9818                          (212) 977-6600
                                                   FAX: (212) 977-8389

                           --------------------------

 APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                               AMOUNT            PROPOSED MAXIMUM
                       TITLE OF EACH CLASS OF                                  TO BE              OFFERING PRICE
                     SECURITIES TO BE REGISTERED                             REGISTERED          PER SECURITY(1)
Common Stock.........................................................  1,725,000 shares(2)(3)         $7.50
Representative's Warrants............................................     150,000 warrants            $.0001
Common Stock issuable upon exercise of Representative's Warrants.....      150,000 shares             $9.00
    Total............................................................            --                     --

                                                                         PROPOSED MAXIMUM         AMOUNT OF

                       TITLE OF EACH CLASS OF                               AGGREGATE            REGISTRATION

                     SECURITIES TO BE REGISTERED                        OFFERING PRICE(1)            FEE

Common Stock.........................................................      $12,937,500            $3,920.46*

Representative's Warrants............................................         $15.00                 (4)

Common Stock issuable upon exercise of Representative's Warrants.....       $1,350,000             $409.10*

    Total............................................................      $14,287,500            $4,329.56*



(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of Regulation C under the Securities Act.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the Representative's Warrants.


(3) Includes 225,000 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.



(4) No registration fee required pursuant to Rule 457(i) under the Act.



*   Previously paid $7,696.98 for original registration fee.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 28, 1997


PROSPECTUS



                                     [LOGO]

                            The O'Boisie Corporation



                        1,500,000 SHARES OF COMMON STOCK



    The O'Boisie Corporation ("O'Boisie" or the "Company") is offering (the "Offering") 1,500,000 shares of common stock, par value $.01 per share (the "Common Stock").



    Prior to this offering, there has been no public market for the shares of Common Stock, and there can be no assurance that any such trading market will develop after the sale of the Common Stock offered hereby. It is estimated that the initial offering price of the Common Stock will be between $6.50 and $7.50 per share. The public offering price of the Common Stock has been arbitrarily determined by the Company and the Underwriters, and does not bear any relationship to the Company's assets, earnings, book value or any other established criteria of value. See "Risk Factors" and "Underwriting." The Company is applying for listing on the American Stock Exchange for the shares of
Common Stock under the trading symbol "             ." Listing of the Company's
Common Stock on the American Stock Exchange provides no assurance that a market will develop, or if developed, will be meaningful or sustained.


                           --------------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
  SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT
    AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS"
              BEGINNING ON PAGE   AND "DILUTION" BEGINNING ON PAGE   .

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


                                                                     UNDERWRITING
                                                      PRICE TO        DISCOUNTS &      PROCEEDS TO
                                                       PUBLIC        COMMISSION(1)     COMPANY(3)
Per Share of Common Stock........................         $                $                $
Total Shares of Common Stock(2)..................         $                $                $



(1) In addition to the 10% Underwriting Discounts and Commissions, the Company has agreed to pay National Securities Corporation (the "Representative") a nonaccountable expense allowance equal to 3.0% of the gross proceeds of this
    offering ($       or $       if the Over-Allotment Option (as defined) is
    exercised in full). The Company has also issued to the Underwriters, for nominal consideration, a warrant giving the Representative the option to
    purchase 150,000 shares of Common Stock at $    per share of Common Stock
    (120% of the initial public offering price) (the "Representative's Warrant"). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company has also agreed to retain the Representative as a management and financial consultant for a two year period for a total fee of $48,000. See "Underwriting."



(2) The Company has granted the Underwriters a 45-day option (the
    "Over-Allotment Option") to purchase up to an additional 225,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If the Underwriters exercise the Over-Allotment Option in full, the total price to public, Underwriting Discounts and Commissions and Proceeds to the
    Company will be approximately $        , $        and $        ,
    respectively.



(3) Assuming the Over-Allotment Option is not exercised, before deducting estimated Offering expenses of approximately $750,000 payable by the Company, including the nonaccountable expense allowance payable to the Representative, of which $50,000 has already been paid.


                                                   (CONTINUED ON FOLLOWING PAGE)


    The Common Stock is offered by the Underwriters on a firm commitment basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and reject any order in whole or in part. It is expected that certificates and instruments representing the Common Stock will be made against payment in New York, New York on or about
            , 1997.


                        NATIONAL SECURITIES CORPORATION

               The date of this Prospectus is             , 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS, ON THE AMERICAN STOCK EXCHANGE OR OTHERWISE, WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    [PHOTOS]


    The Company intends to distribute to its shareholders annual reports containing audited financial statements for each fiscal year and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements and such other periodic reports as the Company may determine to be appropriate or required by law.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR SHOULD READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS
PROSPECTUS: (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION,
(II) DOES NOT GIVE EFFECT TO THE COMMON STOCK ISSUABLE UPON (A) EXERCISE OF THE PRIVATE PLACEMENT WARRANTS OWNED BY THE PRIVATE PLACEMENT SECURITYHOLDERS ISSUED IN THE PRIVATE PLACEMENT (ALL AS DEFINED), (B) ANY EXERCISE OF THE REPRESENTATIVE'S WARRANTS, (C) EXERCISE OF THE OPTIONS WHICH MAY BE GRANTED UNDER THE COMPANY'S STOCK OPTION PLAN, (D) EXERCISE OF OPTIONS WHICH HAVE BEEN GRANTED TO THE COMPANY'S CHAIRMAN DESIGNEE AND CHIEF EXECUTIVE OFFICER DESIGNEE,
(E) EXERCISE OF THE WARRANT GRANTED TO MILES J. WILLARD COMPANY AS PART OF THE RENEGOTIATION OF THE PAYMENT TERMS UNDER THE COMPANY'S PATENT LICENSE AGREEMENTS WITH THAT COMPANY, OR (F) CONVERSION OF THE CONVERTIBLE PREFERRED STOCK ANTICIPATED TO BE ISSUED TO UNITED BISCUITS UK LTD. IN EXCHANGE FOR THAT COMPANY'S SUBORDINATED LOAN TO THE COMPANY, (III) ASSUMES THE COMPANY AND UNITED BISCUITS UK LTD. REACH A FINAL AGREEMENT ON THE CONVERSION OF THE $4,000,000 OF DEBT OWED TO THAT COMPANY INTO CONVERTIBLE PREFERRED STOCK AND (IV) HAS BEEN ADJUSTED TO REFLECT A REVERSE STOCK SPLIT WHICH WILL BE EFFECTED IN SEPTEMBER 1997 PURSUANT TO WHICH EACH 23.373 SHARES OF COMMON STOCK OUTSTANDING WILL BE CONVERTED INTO ONE SHARE OF COMMON STOCK.


                                  THE COMPANY

    O'Boisie manufactures and markets a broad line of brand name salty snack food products. The Company was formed in January 1996 for the purpose of acquiring certain of the assets, and assuming certain of the liabilities, of the salty snack food business formerly conducted as part of a division of the Keebler Company ("Keebler"), including a 140,000 square foot manufacturing facility in Bluffton, Indiana. The Company is in the process of establishing national presence for its branded products, many of which the Company believes have maintained strong consumer awareness during the transition from Keebler to O'Boisie. O'Boisie's primary brands are Tato Skins-Registered Trademark-, O'Boisies-Registered Trademark-, Pizzarias-Registered Trademark-, Chachos-Registered Trademark-, Tato Wilds-Registered Trademark-, Chip Chasers-Registered Trademark- and Butter Braid Pretzels-Registered Trademark-, most of which are manufactured in a variety of flavors and sizes.


    The Company's products are sold in vending machines, regional supermarket chains, club stores, regional restaurants, convenience stores and institutional outlets. Major customers include Kroger's, Dominick's, Cub Foods, Meijers, Wal-Mart and Vend Society of America. The Company distributes its products through a national network of distributors, brokers, and potato chip manufacturers ("chippers"), as well as directly to retailers through the retailers' warehouse programs. From the commencement of production in February 1996 through May 1997, the Company has generated approximately $17,400,000 in revenue from continuing operations and a loss from continuing operations of approximately $1,800,000. As described in this Prospectus, the Company has also incurred a loss from discontinued operations during that period of approximately $6,900,000, due to discontinuance of its direct store delivery business.


    The Company intends to expand its business and achieve profitability by pursuing the following strategies:

    - Broaden distribution of its established, branded products by adding distributors, regional "chippers" and grocery/discount chains throughout the country. Prior to its sale by Keebler, one or more of the current O'Boisie brand products had a presence in approximately 96% of grocery stores nationwide (commonly referred to as All Commodity Volume ("ACV")), as measured for Keebler by Information Resources Inc. ("IRI") Syndicated Service, and, according to Keebler's attitude and usage study, had 90% consumer awareness nationwide.


    - Develop new products based on the Company's established product lines and licensed process patents.


    - Utilize the Company's pretzel manufacturing capacity to expand its sales in the bulk and private label markets.

    - Acquire complementary salty and other snack food processors to broaden the Company's product line and generate economies of scale in manufacturing, marketing and distribution.

    The Company was incorporated in Illinois on January 19, 1996. Its principal executive offices are located at 1111 West 22nd Street, Suite 640, Oak Brook, Illinois 60521, telephone number (630) 575-0290.

                                  THE OFFERING


SECURITIES OFFERED

  Common Stock...........................  1,500,000 shares of Common Stock.
COMMON STOCK OUTSTANDING(1)..............
  Prior to Offering                        756,250
  After Offering                           2,256,250

USE OF PROCEEDS..........................  The Company intends to use the net proceeds from this Offering for repayment of indebtedness,
                                           including bank debt and fees, trade payables,
                                           accrued expenses and indebtedness to a
                                           shareholder and former Chairman and Chief
                                           Executive Officer of the Company who is now
                                           serving as a consultant to the Company. A
                                           portion of the net proceeds will be used for
                                           sales and marketing expenses to acquire shelf
                                           space for the Company's products, and for other
                                           general corporate purposes including the
                                           possible pursuit of acquisition opportunities.
                                           See "Use of Proceeds."

RISK FACTORS.............................  An investment in the Company involves a high degree of risk and should be made only after
                                           careful consideration of risk factors which may
                                           affect the Company, its business and an
                                           investment in Common Stock. Such risks include,
                                           among others, immediate substantial dilution,
                                           the Company's limited operating history
                                           including its history of incurring losses, the
                                           Company's limited capital and the substantial
                                           competition that the Company faces. See "Risk
                                           Factors" and "Dilution."

PROPOSED AMERICAN STOCK EXCHANGE
  SYMBOL.................................  OBY


------------------------


(1) Does not include (i) 225,000 shares of Common Stock issuable upon exercise of the Underwriters' Over-Allotment Option, (ii) 150,000 shares of Common Stock issuable upon exercise of the Representative's Warrants (iii) 26,526
    shares of Common Stock issuable upon exercise, at $    per warrant, of the
    26,526 Private Placement Warrants issued in the Private Placement, (iv) 150,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan, (v) exercise of options to acquire 225,000 shares of Common Stock of the Company at an exercise price equal to the initial public
    offering price of the Common Stock ($    ) issued to the Company's Chairman
    Designee and Chief Executive Officer Designee, (vi) exercise of the warrant for 12,500 shares of Common Stock, exercisable at $1.00 per share, granted to Miles J. Willard Company as part of the renegotiation of the payment terms under the Company's patent license agreements with that company or
    (vii) conversion of the $4,000,000 of convertible preferred stock of the Company anticipated to be issued to United Biscuits UK Ltd. in exchange for
    that Company's subordinated loan to the Company, convertible at     % of the
    initial public offering price of Common Stock ($    ) into        shares of
    Common Stock. Includes 6,250 shares anticipated to be issued to Mr. Vitulli upon his becoming Chairman and Chief Executive Officer of the Company. See "Underwriting," "Management" and "Description of Securities."

                             SUMMARY FINANCIAL DATA

    The summary financial data have been taken or derived from, and should be read in conjunction with, the Company's financial statements and the related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the capitalization data included elsewhere in this Prospectus. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

STATEMENT OF OPERATIONS DATA:


                                                            FROM INCEPTION (JANUARY 19,
                                                                      1996) TO            10 MONTHS ENDED
                                                            ----------------------------  ---------------
                                                            JULY 27, 1996  MAY 18, 1996    MAY 24, 1997
                                                            -------------  -------------  ---------------
Net sales.................................................  $   7,825,146  $   5,735,215   $   9,603,400
Cost of sales.............................................      3,432,471      2,353,496       6,826,758
                                                            -------------  -------------  ---------------
Gross profit..............................................      4,392,675      3,381,719       2,776,642
                                                            -------------  -------------  ---------------
Operating expenses
Selling, general and administrative.......................      3,881,864      3,086,754       2,441,042
                                                            -------------  -------------  ---------------
Income from operations....................................        510,811        294,965         335,600
                                                            -------------  -------------  ---------------
Other income (expense)
  Write-off of advances to affiliate......................     (1,118,989)      (644,000)       --
  Interest expense........................................       (320,362)       (69,644)     (1,125,293)
  Other income (expense)..................................         13,090        (26,845)        (79,757)
                                                            -------------  -------------  ---------------
Total other expense.......................................     (1,426,261)      (740,489)     (1,205,050)
                                                            -------------  -------------  ---------------
Loss from continuing operations...........................       (915,450)      (445,524)       (869,450)
                                                            -------------  -------------  ---------------
Loss from discontinued operations.........................     (4,748,238)    (3,477,040)     (2,157,707)
                                                            -------------  -------------  ---------------
Net loss..................................................  $  (5,663,688)    (3,922,564)     (3,027,157)
                                                            -------------  -------------  ---------------
                                                            -------------  -------------  ---------------
Loss from continuing operations
  per share...............................................  $       (1.23) $       (0.60)  $       (1.13)
Loss from discontinued operations
  per share...............................................  $       (6.36) $       (4.69)  $       (2.81)
                                                            -------------  -------------  ---------------
Net loss per share........................................  $       (7.59) $       (5.29)  $       (3.94)
                                                            -------------  -------------  ---------------
                                                            -------------  -------------  ---------------
Weighted average shares outstanding.......................        746,643        742,224         768,750(1)
                                                            -------------  -------------  ---------------
                                                            -------------  -------------  ---------------


BALANCE SHEET DATA:


                                                                                       MAY 24, 1997
                                                                              ------------------------------
                                                              JULY 27, 1996       ACTUAL      AS ADJUSTED(2)
                                                              --------------  --------------  --------------
Current Assets..............................................  $    2,989,327  $    2,057,768   $  4,262,768
Current Liabilities.........................................      13,252,416      12,290,185      4,490,185
Working Capital (Deficit)...................................     (10,263,089)    (10,232,417)      (227,417)
PP & E (net)................................................       9,903,401       8,269,737      8,269,737
Total Assets................................................      12,943,728      10,654,340     13,359,340
Long Term Debt..............................................       3,900,000       5,600,000      3,400,000
Total Shareholders' Deficit.................................      (4,208,688)     (7,235,845)     5,469,155


------------------------


(1) Reflects the effects of the application of SAB 83 which requires the inclusion of the 6,250 shares anticipated to be issued to Peter Vitulli and the 12,500 shares issuable upon exercise of the warrant issued to Miles J. Willard Company.



(2) As adjusted to give effect to the sale by the Company of the Common Stock offered hereby at the middle of the initial public offering price range set forth on the cover of this Prospectus, and the application of the estimated net proceeds from the Offering as described in "Use of Proceeds" including the recognition of success fees related to the bank loan amendment and the anticipated conversion of $4,000,000 of debt owed by the Company to United Biscuits UK Ltd. into convertible preferred stock. See "Risk Factors--Going Concern Opinion of Auditors, Limited Capital, Default on Bank Debt, Need for Additional Financing," "Use of Proceeds" and "Description of Capital Stock."

                                  RISK FACTORS


    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS OR HER ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE FOLLOWING FACTORS CONCERNING THE BUSINESS OF THE COMPANY AND THIS OFFERING. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE OR CONTRIBUTE TO SUCH DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.


LIMITED OPERATING HISTORY; ABSENCE OF PROFITABILITY


    The Company has a limited operating history. The Company began operations in January of 1996 with the acquisition of certain non-operating assets of the salty snack foods division of Keebler. Since the assets were not operational at the time of purchase and were only part of a division of Keebler, the operations of which the Company believes are not relevant to the Company's operations, historical financial statements of the assets purchased are nonexistent. Future operating results will depend on many factors, including demand for the Company's products, the level of competition, the Company's ability to acquire, develop, and/or market new products, and the ability of the Company's officers and key employees to manage its business and control costs. At May 24, 1997, the Company had an accumulated deficit of ($8,690,845), which includes losses from discontinued operations of ($6,905,945), and a working capital deficit of ($10,232,417). There is no assurance the Company will ever be able to profitably produce and market its products. Since May 24, 1997, the Company has continued to incur losses and its working capital deficit has increased.



GOING CONCERN OPINION OF AUDITORS; LIMITED CAPITAL; DEFAULT ON BANK DEBT; NEED
  FOR ADDITIONAL FINANCING



    The Company's independent auditors have issued their report on the Company's financial statements, which expresses substantial doubt regarding the Company's ability to continue as a going concern. See Financial Statements, and in particular Note 1 to the Financial Statements. The Company's financial statements are presented on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities, that may result from the possible inability of the Company to continue as a going concern if it does not obtain sufficient capital and other funds, needed by it to operate its business, on terms reasonably satisfactory to the Company. Furthermore, the Company believes it requires the net proceeds of this Offering to continue in business.



    The Company has previously been in default under its bank loan covenants. On June 30, 1997 the Company entered into an amendment of those loans which resulted in the prior defaults as of that date being waived. On August 25, 1997, the Company entered into a further amendment to its bank documents. Under the amendments the Company is required to pre-pay $5,000,000 of its bank debt by September 30, 1997 or it will again be in default under its bank loans. Currently, there is no assurance that, other than using the proceeds of this Offering, the Company would be able to make that payment. Although the Company believes that the proceeds from this Offering will, together with cash flow from future anticipated operations, allow it to implement its business plan and satisfy its contemplated cash requirements for at least 12 months following the completion of this Offering, the Company's continued operation thereafter will depend upon the availability of revenues from its operations. In the event there is insufficient cash flow from operations, the Company will need to arrange additional funding when required. There can be no assurance that such funds will be available, or, if available, will be on terms satisfactory to the Company. Any inability to obtain additional financing could have a material adverse effect on the Company, including causing the curtailment or cessation of its operations. To the extent the Company is repaying a significant portion of its bank financing from the proceeds of this Offering, there is no assurance the Company will find a lender to loan the Company money in the future on terms satisfactory to the Company. See "Use of Proceeds" and "Business."


COMPETITION

    The Company's business is highly competitive and the Company faces significant competition in the salty snack business. The Company competes with two major producers (Frito-Lay and Procter & Gamble's Pringles), each of which has far greater product penetration, financial and personnel resources, product development facilities, manufacturing capabilities, marketing and distribution organizations and overall market power than the Company. The Company also competes with other small or regional salty snack food producers for sales through almost all distribution channels. Many of these other companies also have greater resources than the Company.

    Approximately 60% of the Company's sales in 1996 were made through grocery stores, supermarkets and warehouse club chains. Levels of such sales are affected by the competitive factors facing the food retailing industry, which has required food products companies, including the Company, to pay "slotting" fees in order to obtain and maintain shelf space, primarily for new products. There can be no assurance that the Company will be able to obtain adequate shelf space for its current and any future products, respond successfully to any future increases in slotting fees or other impediments to increased distribution, or that its failure to do so at prices reasonable for the Company will not have a material adverse effect on the Company and its business. There can be no assurance that the Company will be able to maintain or expand its current shelf space in these or other retail outlets, that the Company will be able to compete successfully with existing major producers and other competitors in the industry, or that additional competitors will not enter the market.


DEPENDENCE ON KEY PERSONNEL; ATTRACTION AND RETENTION OF PERSONNEL



    The business of the Company has been and will be largely dependent upon the skills, experience and efforts of its executive officers. The Company's Chairman Designee and Chief Executive Officer Designee, Peter Vitulli, has experience in the beverage and cereal industries. The Company's President, David Blue, has a broad range of experience in the food industry, including the salty snack food business. Because of the difficulty in finding adequate replacements for its executive officers, the loss, incapacity or unavailability of any of these individuals or other officers or key employees of the Company could have a material adverse effect on the Company's business and potential earning capacity. The Company intends to enter into employment agreements with certain of its executive officers, including Mr. Vitulli and Mr. Blue, effective immediately prior to the Offering. While the Company does not currently have key-man insurance on its executive officers, it intends to obtain such insurance prior to the Offering on the life of Mr. Vitulli. In addition, the Company believes that its growth will depend significantly upon its ability to continue to attract and retain other skilled management and sales employees. The failure of the Company to hire such individuals will likely have a material adverse effect on the Company's business.



CHANGE IN DELIVERY SYSTEMS/DISCONTINUED BUSINESS



    In addition to manufacturing and distributing its own products, the Company initially purchased and distributed snack products manufactured by third parties, including principally Keebler, the objective of which was to operate a profitable Direct Store Delivery ("DSD") system. In August 1996, the Company elected to discontinue distributing other companies' products and to instead focus solely on its own manufactured products, and the DSD operations ceased in October 1996. Management believes such discontinuation to be beneficial, and notes that the Company has added regional chippers and distributors to its existing sales and distribution network. However, there is no guarantee that this change in the distribution system will not have a material adverse effect on the Company's business. In addition, the Company stopped selling to Keebler in 1996. Total sales for the period ended July 27, 1996 (which totalled $21,791,392, including $13,966,246 in sales which are part of the Company's discontinued operations) also included $5,735,215 in sales (of the remaining $7,825,146 in sales from continuing operations) to Keebler which are non-recurring.


UNCERTAINTY OF NEW PRODUCT DEVELOPMENT AND MARKET ACCEPTANCE OF NEW PRODUCTS;
  NEED TO
  COMMERCIALIZE NEW PRODUCTS


    In addition to producing and marketing its existing product lines, the Company is currently engaged in various stages of product development. The Company is actively engaged in the development and commercialization of new products, such as low fat potato crisps and new pretzel products. Continued product development and commercialization efforts are subject to all of the risks inherent in the development of new products, including unanticipated development problems, as well as the possible insufficiency of funds to undertake development and commercialization that could result in abandonment or substantial change in the development of a specific product. In addition, demand and market acceptance for newly developed products are subject to a high level of uncertainty. The Company has not yet commenced significant market activities relating to its new products and has only conducted limited market or feasibility studies for such products. Achieving market acceptance for the Company's new products will require substantial marketing efforts and the expenditure of significant funds. The Company's prospects will be adversely affected if it is unable to commercialize its new products. See "Business--New Products."


STOCK OWNERSHIP; PRIVATE PLACEMENT MEMORANDUM CORRECTION


    In mid-1996 several months following the formation of the Company and the purchase of certain assets from Keebler as described in this Prospectus, the controlling stockholder of the Company, Donald F. Schumacher II, and management of the Company have represented that Mr. Schumacher had discussions with another party for that party to potentially acquire from Mr. Schumacher 224,213 shares of Common Stock of the Company if such third party performed certain services for the Company, paid for the shares being discussed (including giving Mr. Schumacher, in return, proportionate interests in one or more other companies) and participated on a pro-rata basis in the necessary $3,000,000 personal guaranty on the Company's bank loans. Management represents that the third party did not perform those services for the Company, did not pay for the shares or make any payments to Mr. Schumacher or the Company, defaulted on a rental payment owed to the Company, did not participate in the guarantee and never acquired any shares of the Company's stock. However, in anticipation of the shares being issued to such third party, based upon committments and representations of the third party that he would fulfill his committments, the Company stated in the private placement memorandum for the Private Placement that such party owned the 224,213 shares of Common Stock and began to reflect those shares in documents as being owned by the third party, although those shares were never issued to the third party. There can be no assurance that such third party will not allege he is entitled to some or all such shares. Mr. Schumacher has agreed with the Company that, although he believes the third party is not entitled to any shares of Common Stock and was never issued any shares of Common Stock, that if for some reason it is definitively determined that such third party is so entitled to any such shares, Mr. Schumacher will cause Schumacher Capital LLC to transfer shares of Common Stock to such third party in settlement of (or will otherwise settle) any such claim. The Company believes the changes from the statements in the Private Placement Memorandum about ownership are not material; however there is no assurance that one or more Private Placement Securityholders will not believe that misstatement in, or any other disclosure issue contained in or based on, the private placement memorandum is a material change in information provided to them, which if they were successful in requiring a return of their investment could have a material adverse effect on the Company of up to, the Company believes to be, a maximum of the $1,240,000 raised in the private placement plus the costs associated with the lawsuit. This would also require the Company to use its limited resources, including, potentially, a portion of the net proceeds of this Offering to pay any such amount. See also "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Legal Proceedings."



CONFLICTS OF INTEREST; CERTAIN TRANSACTIONS; BANKRUPTCY OF AFFILIATED COMPANY



    The former Chairman and Chief Executive Officer of the Company, and the current controlling shareholder of the Company, Donald F. Schumacher II, is also the majority shareholder of Kelly Food Products, Inc. ("Kelly"), a regional manufacturer of salty snack food products which was located in Decatur, Illinois and which filed for bankruptcy in October 1996. The Company believes that none of the products manufactured by Kelly directly competed with specific products manufactured by the Company. Nevertheless, the Company and Kelly did compete to some extent in the overall salty snack foods industry.



    Kelly originally entered into the agreement with Keebler to obtain the right to purchase certain non-operating assets of the salty snack foods division from Keebler, which agreement by its terms was assignable by Kelly to any company controlled by a person or entity which simultaneously controlled a majority interest in Kelly. Mr. Schumacher was the majority owner of both Kelly and O'Boisie at that time. Kelly assigned those rights to purchase the assets to O'Boisie, without payment to Kelly, when O'Boisie was formed in January 1996, because Mr. Schumacher determined that Kelly did not have the financial ability to exercise those rights and would not have been able to consummate the purchase. As a result, the Company was the actual purchaser of the assets directly from Keebler and Mr. Schumacher invested funds in O'Boisie to effectuate the transaction. The Company believes, and Mr. Schumacher believes on behalf of both the Company and Kelly, that Kelly's transfer of the right to purchase the assets covered by the agreement with Keebler without payment to Kelly by the Company was fair and on an arms' length basis to both companies, considering the specific assignment terms of the Purchase Agreement with Keebler permitting assignment by Kelly only to certain affiliates of Kelly and Kelly's inability to consummate the transaction itself given the financial commitments required of the buyer. While there is no assurance that Kelly's bankruptcy trustee would not disagree with the valuation of such transfer and the circumstances in which it occurred and attempt to argue it was entitled to recover some value for the transfer since it occurred within one year prior to filing the bankruptcy, the Company would vigorously disagree and contest any such assertion and Schumacher Capital, L.L.C. has agreed to indemnify the Company for any liability it would incur due to any such lawsuit related to the assignment of the Purchase Agreement by Kelly to the Company or the bankruptcy of Kelly and, in furtherance of this indemnity, Schumacher Capital LLC has agreed to place certain of its shares of Common Stock in escrow.



    In addition, the Company entered into certain other transactions with Kelly as described in "Certain Transactions" which the Company believes were on terms no less favorable to the Company than were available from unaffiliated parties. From time to time, the Company advanced funds to Kelly totalling $1,118,989, while the Company was evaluating a merger, acquisition or other similar transaction with Kelly. In May 1996, Kelly executed a secured promissory note to the Company to reflect these borrowings. After Kelly filed for bankruptcy protection in October 1996, the Company wrote-off the loan. The Kelly bankruptcy is now a Chapter 7 proceeding and, in management's estimation, is not likely to produce any return of the loan proceeds to the Company as virtually all of the assets of Kelly have been liquidated for the benefit of a significant portion, although not all, of Kelly's liability to Kelly's senior secured lender (Mr. Schumacher had guaranteed a portion of Kelly's senior-lender's loan to Kelly, which guarantee remains in effect). Nonetheless, the Company has filed a proof of claim for its debt in the case and intends to pursue available collection on the loan. Kelly has since ceased substantially all of its operations and is no longer in the snack food business.



    On June 30, 1997, in conjunction with an amendment to the Company's Credit Agreement, Mr. Schumacher guaranteed the Company's $10,000,000 of loan obligations to the Lender under the Company's $3,000,000 revolving credit facility, the Company's $5,000,000 term loan facility and the Company's $2,000,000 over-line credit facility. The repayments of $5,000,000 of such loans from the proceeds of this Offering will benefit Mr. Schumacher by reducing his risk under the guarantee. In addition, the Company will pay $250,000 of accrued salary to Mr. Schumacher from the proceeds of the Offering.



    See "Certain Transactions" for a description of these and other transactions and see "Use of Proceeds."



RELIANCE ON MAJOR SUPPLIERS



    The Company relies on a limited number of suppliers for its raw materials. If one or more of those suppliers were to become unavailable to the Company, the Company believes it could obtain its supplies from other companies on similar terms; however, there is no assurance that alternative suppliers would be available when required, and such a substitution of suppliers could have a material adverse effect on the Company's ability to deliver its products in a timely manner. The major suppliers to the Company currently include: Con Agra, C and H Packaging, America Key Products, Smurfit, Central Soya and Idaho Supreme.



RISKS ASSOCIATED WITH ACQUISITION STRATEGY



    The Company's expansion strategy will, in part, involve the identification and pursuit of opportunities to, among others, acquire companies, products or distribution channels. Viable acquisition candidates may be unavailable or available only on terms unacceptable to the Company. Furthermore, although certain members of the Company's management team have experience in acquiring and integrating businesses, the Company has not previously engaged in such corporate acquisitions, and no assurance can be given that the Company will be able to successfully acquire or integrate the operations of another business into those of the Company.



    Unless otherwise required by law, the Company does not intend to seek the approval of the Company's shareholders for any acquisitions. Accordingly, the shareholders of the Company will be dependent upon the Board of Directors' and management's judgment with respect to any such transactions. These transactions, if realized, may involve the issuance of a significant number of additional shares of the Company's capital stock, the incurrence, assumption or issuance by the Company of substantial indebtedness and the undertaking by the Company of material obligations including, among other things, long-term employment, consulting or management agreements. The Company has no present commitments, agreements or understandings with respect to any acquisitions.



    The Company currently operates out of one manufacturing facility in Indiana, and the success and the rate of the Company's possible acquisitions and expansion into new geographical markets in this manner will depend on a number of factors, including general economic and business conditions affecting the food industry, competition, the availability of sufficient capital, the identification and leasing of suitable facilities on acceptable terms, and the ability to attract and retain qualified personnel and operate effectively in areas in which the Company has no prior experience. As a result, there can be no assurance that the Company will be able to achieve its planned acquisition strategy on a timely or profitable basis.


DEPENDENCE ON LICENSED PATENTS


    The Company is the licensee under three separate patent license agreements with the Miles J. Willard Company pursuant to which the Company has acquired, through assignment from Keebler, exclusive rights in North America to use several patents and patent applications that are material to the manufacturing process of the Company's products (other than its pretzel products). The patents pertain to equipment used in the Company's manufacturing process for Tato Skins-Registered Trademark-, Pizzarias-Registered Trademark-,
Chachos-Registered Trademark- and O'Boisies-Registered Trademark-. This particular equipment gives each of these products a surface texture that looks like bubbles on the product surface. The Company believes this technique and texture also allow the products' flavor to be released more quickly than in comparable products. One of the agreements requires the Company to pay royalties on the sale of products, including, minimum royalty payments of $200,000 per year through the date of this

Offering and the greater of $100,000 per year or $25,000 per product using the patents (currently four products) after this Offering if a certain level of sales is not achieved. Under the patent license agreements, the Company is responsible for prosecuting infringers of the patented processes. All of the license agreements require the Company to protect the confidentiality of the licensed proprietary information. The license agreements generally terminate on the expiration of the last-to-expire patent. The patents currently expire during the period from 2005 through 2011. Each agreement is terminable by either party, upon notice, if the other party defaults in its obligations. Termination of any of these license agreements would have a material adverse effect on the Company. The Company was in default under these agreements due to delinquent payments to Miles J. Willard Company, but has entered into an amendment to these agreements approving deferred payment terms, revising future payment requirements and granting Miles J. Willard Company a warrant to purchase 12,500 shares of Common Stock at $1.00 per share. See "Business--Trademarks and Patents."



CONTESTED TRADEMARK



    The Company has been informed that there are two cases pending before the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office contesting the validity of the Chachos-Registered Trademark- trademark. Although O'Boisie intends to vigorously prosecute these cases, it can provide no assurance that the Chachos-Registered Trademark- trademark will withstand both of these challenges to its validity. An adverse outcome in either of these cases could subject the Company to significant liabilities to third parties, require that the trademark be licensed from third parties, or require the Company to cease manufacturing and selling (or at a minimum change the name and incur the marketing and packaging costs associated therewith) one of its branded product lines which currently constitutes 5% of the Company's sales. Such an adverse outcome would have a material adverse effect on the Company's business. See "Business--Trademarks and Patents".



CONTROL BY PRESENT SHAREHOLDERS



    Upon completion of this offering, the current directors and officers of the Company and their affiliates will own approximately 32.3% of the Company's issued and outstanding capital stock (not including stock options to acquire additional shares of Common Stock). Accordingly, pending a further issuance of the Company's voting stock or other change in the shareholder composition, such persons will be able to effectuate significant control in decisions on the election of the Directors of the Company and will be able to control or have significant influence over all matters requiring approval by the shareholders of the Company, including approval of significant corporate transactions, irrespective of how other shareholders vote. See "Management," "Security Ownership of Certain Beneficial Owners and Management" and "Description of Securities" and "Risk Factors--Stock Ownership; Private Placement Memorandum Correction."



MANAGEMENT TEAM INTEGRATION; MANAGEMENT OF POTENTIAL GROWTH



    Two of the Company's three executive officers joined the Company upon its inception in January 1996. Mr. Vitulli agreed in August 1997 to join the Company as an executive officer prior to this Offering. In general, while some of these individuals have substantial experience in the food production and distribution industry, they have not previously worked together and therefore are in the process of integrating as a management team. See "Management." Furthermore, it is anticipated that, if the Company is able to implement its acquisition strategy and expand its operations, the Company will need to retain and integrate further management personnel, particularly in the areas of sales and marketing. There can be no assurance that the Company will be able to manage effectively its acquisition strategy or expansion of its operations, that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to fully exploit what the Company believes to be the market opportunity for the Company's products.



ABSENCE OF OUTSIDE DIRECTORS



    The Company's current Board of Directors consists of two members, both of whom are employees of the Company and a director designee (Peter J. Vitulli) who has agreed to become a director and employee of the Company prior to this Offering. Following this Offering, the Company intends to elect two additional directors, who are not employees of the Company and who have agreed in principle to join the Company's Board and whose names are set forth in this Prospectus. However, no assurances can be given that the Company will be able to retain outside directors. See "Management."



LEGAL PROCEEDINGS



    The Company is a party to several legal proceedings. See "Business--Legal Proceedings." While the Company is actively contesting these matters, there is no assurance that one or more of these proceedings or any additional legal proceedings in the future will not be decided adversely to the Company, or that the Company will not determine it to be in the Company's best interest to settle some of these matters, which could singly or in the aggregate have a material adverse effect on the Company and its financial position due to the amount of money that could be involved, which could be in excess of $500,000.



NET OPERATING LOSSES



    At July 27, 1996, the Company had approximately $4.5 million of net operating loss carryforwards ("NOL's") for federal income tax purposes which are available to offset the future taxable income of the Company. The Internal Revenue Code imposes a restriction on the use of this attribute if a corporation undergoes an "ownership change" within the meaning of Internal Revenue Code
Section 382(g). After an ownership change, the amount of pre-change NOL's that can be utilized to offset income for each post-change taxable year generally will be limited (the "Annual Limitation") to an amount equal to the fair market value of the corporation immediately before the ownership change multiplied by the federal long-term tax-exempt bond rate on the date of the ownership change.



    The sale and issuance of Common Stock in the Offering, together with or separate from other recent or future transactions, including, potentially, the exercise of outstanding or additionally issued options or warrants and the issuance and/or conversion of the convertible preferred stock anticipated to be issued to United Biscuits UK Ltd., would likely result in an ownership change. If an ownership change is deemed to occur, the Annual Limitation will apply to the Company's utilization of NOL's after the ownership change. The Annual Limitation on the utilization of NOL's for the post-change period will not affect the remaining statutory period within which the NOL's may be carried. To the extent that taxable income for any post-change taxable year is less than the amount of the Annual Limitation, the Annual Limitation for the subsequent year will be increased by the unused portion.



PRODUCT LIABILITY



    The testing, marketing and sale of food products entails an inherent risk of product liability and there can be no assurance that product liability claims will not be asserted against the Company. The Company currently has product liability insurance coverage in an aggregate amount of $7,000,000 and in an amount of $6,000,000 per claim. While Management intends to obtain additional product liability insurance coverage as the Company expands its product offerings if management believes such additional insurance to be good business practice for the Company, such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Furthermore, there can be no assurance that such insurance coverage will be adequate, or that a product liability claim, even one without merit, would not have a material adverse effect on the business or financial condition of the Company. In addition, the

Company, like other companies producing food or manufacturing products, must closely monitor complaints which could, in certain events, require the Company to recall certain of its products or take other actions to protect the Company's products' integrity, which could have a material adverse effect on the Company's performance.


GOVERNMENT REGULATION

    The Company is required to comply with certain regulations at both the state and federal levels. The Company must comply with federal regulations administered by the Federal Food and Drug Administration (the "FDA") and the United States Department of Agriculture. New food labeling regulations administered by the Secretary of Health and Human Services through the FDA subject the Company to uniform labeling and certain other labeling requirements for its products. The Company has revised its product packaging to comply with the new regulations. While the Company believes it is in material compliance with such regulations, there can be no assurance it will be able to continue to comply with all such regulations, especially if regulations are amended or supplemented in the future.


USE OF PORTION OF PROCEEDS OF THIS OFFERING TO REPAY DEBT; MANAGEMENT'S BROAD
  DISCRETION REGARDING ALLOCATION OF PROCEEDS



    A substantial portion, approximately $6,500,000 (73.3%), of the net proceeds of this Offering will be used for repayment of debts and other obligations of the Company and as such will not be available for use by the Company in its operations. Management has broad discretion in the allocation of the remaining portion of the proceeds from this Offering. Accordingly, investors should consider such broad discretion in the application of such funds prior to making a determination to purchase the Common Stock offered hereby. See "Use of Proceeds."



CURRENT INTENT NOT TO PAY DIVIDENDS ON COMMON STOCK; POTENTIAL LIMITATIONS ON
  ABILITY TO PAY DIVIDENDS; POTENTIAL LIMITATIONS ON ABILITY TO REDEEM STOCK



    The Company has not paid dividends on its Common Stock and currently intends to continue to follow a policy of retaining earnings, if any, to finance future growth. Accordingly, the Company does not anticipate the payment of cash dividends to holders of Common Stock in the foreseeable future. Under the Company's loan agreements, the Company is prohibited from paying dividends or other distributions on its Common Stock or preferred stock, or redeeming Common Stock or preferred stock, without the lender's authorization.



ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK



    Pursuant to its Articles of Incorporation, the Company has the authority to issue additional shares of Common Stock and shares of preferred stock. The Board of Directors of the Company is authorized to issue up to 30,000,000 shares of Common Stock, and up to 10,000,000 shares of preferred stock (including the shares of preferred stock anticipated to be issued to United Biscuits UK Ltd.) in one or more series, and to determine the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions of redemption of each series of preferred stock without any vote or action of the shareholders of the Company. The issuance of additional shares of Common Stock or of preferred stock could result in the dilution of the voting power of the shares of Common Stock purchased in this Offering. See "Description of Capital Stock."



ANTI-TAKEOVER CONSIDERATIONS AND POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF
  SECURITIES FROM ISSUANCE OF PREFERRED STOCK



    The Company's Board of Directors has the authority to issue over 9 million additional shares of preferred stock, par value $.01 per share (in addition to the shares of convertible preferred stock anticipated to be outstanding) and to fix the rights and preferences of such shares. Such issuance could occur without action by the holders of the Common Stock. Such preferred stock could have voting and conversion rights that adversely affect the voting power of the holders of Common Stock, or could result in one or more classes of outstanding securities that would have dividend, liquidation or other rights superior to those of the Common Stock. Issuance of such preferred stock may have an adverse effect on the then prevailing market price of the Common Stock. This authority, together with certain provisions in the Company's Articles of Incorporation (the "Articles") and By-Laws, may delay, deter or prevent a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. See "Description of Capital Stock."



IMMEDIATE AND SUBSTANTIAL DILUTION



    This offering involves an immediate and substantial dilution to investors. Purchasers of the Common Stock offered hereby (assuming an initial public offering price of $7.00 per share of Common Stock) will incur an immediate dilution on a pro forma basis of $6.49 per share of the net tangible book value of the Common Stock after the Offering, which dilution amounts to approximately 93% of the offering price per share of Common Stock to investors in Common Stock in this Offering. See "Dilution."


ARBITRARY DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF SECURITIES
  PRICE


    The initial public offering price of the Common Stock has been arbitrarily determined by the Company and the Underwriters and bears no relationship whatsoever to the Company's assets, earnings, book value or any other objective standard of value. The market price for the Company's Common Stock following this Offering may be highly volatile. Factors such as the Company's financial results may have a significant impact on the market price of the Common Stock. See "Underwriting."



MARKET OVERHANG FROM CONVERTIBLE PREFERRED STOCK, WARRANTS AND OUTSTANDING
  OPTIONS



    Immediately after the Offering, the Company anticipates it will have shares of outstanding convertible preferred stock owned by United
Biscuits UK Ltd. (convertible into        shares of Common Stock). The Company
will also have outstanding the Representative's Warrants to purchase up to 150,000 shares of Common Stock, the 26,526 Private Placement Warrants owned by the Private Placement Securityholders, 225,000 options, each option to acquire a
share of Common Stock at an exercise price of $    per share (the initial public
offering price of the Common Stock) and the 12,500 warrants granted Miles J. Willard Company. To the extent that such convertible securities are converted and/or such stock options or warrants are exercised, dilution to the interests of the Company's shareholders may occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding convertible preferred stock, options and warrants can be expected to exercise or convert them, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the convertible preferred stock, options and warrants. Furthermore, the sale of Common Stock or other securities held by or issuable to the holders, or merely the potential of such sales could have an adverse effect on the market price of the Company's Securities. See "Management" and "Description of Securities."


SECURITIES ELIGIBLE FOR FUTURE SALE


    Upon consummation of the Offering, the Company will have a total of 2,256,250 shares of Common Stock outstanding, of which the 1,500,000 shares offered hereby will be eligible for immediate sale in the public market without restriction, unless they are held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act.

    The sale of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. In addition, any such sale or perception could make it more difficult for the Company to sell equity securities or equity related securities in the future at a time and price that the Company deems appropriate. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the Common Stock from time to time or the Company's ability to raise capital through an offering of its equity securities. See "Security Ownership of Certain Beneficial Owners and Management," "Underwriting," and "Securities Eligible for Future Sale."


    RESTRICTED SECURITIES. The remaining 756,250 shares of Common Stock will be "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144"). In general, under Rule 144, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a shareholder, including an "affiliate" of the Company, as that term is defined in Rule 144 (an "Affiliate"), who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 22,562 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the holding period. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an Affiliate of the Company, a shareholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions under Rule 144 described above. Since the outstanding shares of Common Stock have been outstanding for over one year, Rule 144 will be available to the Company's shareholders. The possibility that a substantial number of shares of Common Stock may be offered or sold in the public market may have a material adverse effect on prevailing market prices for the Common Stock and could impair the shareholders' ability to sell the Company's Common Stock, or the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities--Registration Rights."



    LOCK-UP AGREEMENTS. The Company, its officers and directors and certain other shareholders of the Company (who in the aggregate hold 735,768 shares of the restricted securities upon completion of the offering), and Miles J. Willard Company (which received a warrant to purchase 12,500 shares of Common Stock at $1.00 per share), have agreed that they will not directly or indirectly offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, without the prior written consent of the Representative, any shares of Common Stock or any other equity security of the Company, or any securities convertible into or exercisable or exchangeable for, or warrants, options or rights to purchase or acquire, Common Stock or any other equity security of the Company, or enter into any agreement to do any of the foregoing, for a period of 13 months from the date of this Prospectus. Upon expiration of such 13 month period (or earlier upon the consent of the Representative), all of such currently outstanding restricted shares will be eligible for sale under Rule 144, subject to volume and other limitations of the Rule. The holders of approximately 21,000 of the remaining 26,526 restricted shares have agreed to similar restrictions through November 6, 1997. The Representative may, in its sole discretion, and at any time without notice, release all or any portion of the shares subject to the lock-up agreements. In addition, the Private Placement Securityholders have "piggy-back" registration rights with respect to their 26,526 shares of Common Stock allowing them, subject to certain conditions, to include such shares in one or more future registered public offerings of shares of Common Stock. See "Securities Eligible for Future Sale" and "Underwriting."

    OUTSTANDING OPTIONS AND WARRANTS. No options to purchase shares of Common Stock are outstanding under the Company's Stock Option Plan, which is to be adopted in September 1997 (the "Stock Option Plan"). The Company intends to file a registration statement under the Securities Act after the effective date of the Registration Statement of which this Prospectus forms a part, covering the 150,000 shares of Common Stock to be reserved for issuance under the Stock Option Plan. Upon the effectiveness of that registration statement, the shares of Common Stock issuable under the Stock Option Plan pursuant to vested stock options, other than shares held by Affiliates, will be immediately eligible for resale in the public market without restriction, subject to the terms of the lock-up agreements, if applicable, although no options have been granted to date. The Company has issued an option to acquire 225,000 shares of the
Company's stock, at $   per share (the initial public offering price), to Peter
J. Vitulli, the Company's Chairman Designee and Chief Executive Officer Designee. The options vest one third each of the next three years on the
anniversary of August   , 1997. The Company also issued a warrant to Miles J.
Willard Company permitting that company to purchase 12,500 shares of Common Stock at $1.00 per share, as part of the renegotiation of the payment terms under the Company's patent license agreements with that company. The Private Placement Securityholders own 26,526 Private Placement Warrants to purchase a
total of 26,526 shares of Common Stock for $   per share at any time during the
three years following this Offering, subject to the hold-back period through November 6, 1997 to which holders of approximately 21,000 of the Private Placement Warrants have agreed. The Company also anticipates issuing shares of convertible preferred stock to United Biscuits UK Ltd. that are
convertible into a total of        shares of Common Stock (based on    % of the
initial offering price of the Common Stock). The convertible preferred stock is
convertible one-fourth on September   , 1997 and one-fourth each six months
thereafter. See "Shares Eligible for Future Sale."



ABSENCE OF PRIOR PUBLIC MARKET; AMERICAN STOCK EXCHANGE MAINTENANCE
  REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM AMERICAN STOCK EXCHANGE SYSTEM; RISKS OF LOW-PRICED STOCKS



    Prior to this Offering, there has been no public market for the Common Stock. Application is being made for listing of the Common Stock on the American Stock Exchange. However, there can be no assurance that, following this Offering, a regular trading market for the Common Stock will develop or be sustained.



    Current rules impose stringent criteria for the listing of securities on the American Stock Exchange, including standards for maintenance of such listing. Such maintenance standards include minimum levels of total or net tangible assets and total capital and surplus and a minimum bid price for the securities. From time to time these criteria for listing change, generally imposing more stringent requirements on companies listed on the American Stock Exchange and maintenance have recently been proposed and if approved by the Commission would apply to the Company. On a pro forma basis, taking into account the anticipated use of proceeds of the Offering and the Company's current obligations, the Company meets the existing listing standards and believes it will meet the maintenance standards.



    If the Company is unable to satisfy the American Stock Exchange maintenance criteria in the future, its Common Stock could be delisted, and trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"). As a consequence of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock.



    The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for more than three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock of a disclosure schedule explaining the penny stock market and the risks associated therewith.


    In addition, if the Company's Securities are not listed on the American Stock Exchange or the Company does not have $2,000,000 in net tangible assets, trading in the Company's Securities would be covered by Rules 15g1-15g6 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") for non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser's written agreement to a transaction prior to sale. Securities are exempt from these rules if the market price of the Common Stock is at least $5.00 per share.



    Although the Company's Common Stock will, as of the date of this Prospectus, be outside the definitional scope of a penny stock, as it will be listed on the American Stock Exchange, in the event the Common Stock were subsequently to become characterized as a penny stock, the market liquidity for the Common Stock could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Common Stock and thus the ability of purchasers of the Common Stock to sell their Securities in the secondary market.



    FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE PURCHASE OF SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO ABSORB A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT.

                                USE OF PROCEEDS


    The estimated net proceeds to the Company from the sale of the Securities offered hereby, after deducting the underwriting commissions and the Underwriter's nonaccountable expenses and other offering expenses, will be approximately $8,705,000 ($10,075,250 if the Underwriters' Over-Allotment Option is exercised in full) based on an assumed initial public offering prices of $7.00 for the shares of Common Stock (the mid-point of the price range set forth on the cover page of this Prospectus). The net proceeds to the Company are expected to be used over the next 12 months as follows:



                                                                        APPROXIMATE
APPLICATIONS                                                              AMOUNT       PERCENT
---------------------------------------------------------------------  -------------  ---------
Repayment of senior indebtedness (1).................................  $   5,000,000      57.44%
Payment of indebtedness for salary (2)...............................        250,000       2.87%
Payment of Success Fee to Lender upon repayment of senior
  indebtedness (3)...................................................        250,000       2.87%
Payment of trade payables and accrued expenses (4)...................      1,000,000      11.49%
Sales and marketing (including marketing or slotting expenditures to
  obtain shelf space)................................................      1,500,000      17.23%
General corporate purposes, including working capital and general and
  administrative expenses and possible acquisitions (5)..............        705,000       8.10%
                                                                       -------------  ---------
                                                                       $   8,705,000     100.00%


------------------------


(1) The senior indebtedness, a portion of which will be paid down using a portion of the proceeds of this Offering, was incurred to pay for the acquisition of the Company's business (paying down $4 million of the bridge acquisition financing) and for working capital. The senior indebtedness to be repaid includes: (i) one revolving note for approximately $2,500,000, bearing interest at 3.75% over the prime or reference rate of Republic Acceptance Corporation (the "Lender"), maturing September 30, 1998, (ii) one additional revolving note (the over-the-line revolving note) for approximately $2,000,000, bearing interest at 10% over the Lender's prime or reference rate, maturing September 30, 1998, and (iii) $500,000 of the Company's $5,000,000 term note to the Lender maturing June 30, 1999, bearing interest at 3.75% over the Lender's prime or reference rate. When in default, these notes bear interest at 7.25% to 13.5% over the Lender's prime or reference rate. The Company is required to pre-pay these two revolving notes in full on or before September 30, 1997 or the Company will be required to prepay the Company's $5,000,000 term loan from the Lender.



(2) Payable to Mr. Donald Schumacher II, the former Chairman and Chief Executive Officer of the Company, for accrued salary for 1996.



(3) As part of its renegotiation of its bank debt with the Lender, the Company has agreed to pay a success fee of $500,000 to the Lender. The fee is payable $250,000 at the Closing of this Offering and the remainder in 12 equal monthly payments beginning with the first payment due on September 30, 1997.



(4) Including Trade Payables of approximately $475,000 (including $250,000 owed to Miles J. Willard Company and interest thereon at 7% per annum from January 1, 1997) and real and personal property taxes of approximately $361,000, accrued interest and expenses of approximately $160,000 with respect to the subordinate loan from United Biscuits UK Ltd.



(5) As described in "Risk Factors--Stock Ownership; Private Placement Memorandum Correction," it is possible in certain limited circumstances that the Company could be required to use a portion of the net proceeds of this Offering to pay amounts to the private placement stockholders of the Company.


    The Company may use part of the net proceeds from this Offering to attempt to expand its revenues by identifying and pursuing acquisitions of other companies with the same or related snack food product offerings (or to purchase product lines) as opportunities arise and to a lesser extent by entering new markets through internal expansion, which will include expanding the distribution of current products and the introduction of new product offerings. The Company has no present commitments, agreements or understandings with respect to any acquisitions. See "Risk Factors--Risks Associated with Acquisition Strategy."

    The total amount allocated to, and the timing of, the applications described above represent Management's best estimate of the allocation of net proceeds, based upon the Company's present plans regarding its expansion and the development and promotion of its products, current market conditions and other business and economic considerations. To the extent Management believes adjustments are necessary due to actual or anticipated changes in such factors, the amounts set forth above may be reallocated among such applications.

    Any net proceeds received by the Company from the exercise of the Underwriters' Over-Allotment Option will be allocated to working capital for general corporate purposes. Any net proceeds not immediately required for the purposes described above will be invested by the Company in investment-grade, short-term, interest-bearing investments.

                                DIVIDEND POLICY


    The Company has never declared or paid any dividends on the Common Stock and does not anticipate paying any dividends in the foreseeable future. The Company currently intends to retain all future earnings to provide funds for the further development and growth of its business. Under the Company's loan agreements, the Company is prohibited from paying dividends or other distributions on the Common Stock, or redeeming Common Stock or preferred stock, without the Lender's authorization. The payment of dividends on the Common Stock in the future will depend on the results of operations, financial condition, capital expenditure plans and other cash obligations of the Company and will be at the sole discretion of the Board of Directors. See "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


                                    DILUTION


    The net tangible book value of the Company as of May 24, 1997 was $(7,562,680) or $(10.08) per share of Common Stock. Net tangible book value per share of Common Stock is determined by dividing tangible assets, less total liabilities and preferred stock, by the number of shares of Common Stock outstanding. Dilution per share represents the difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share of Common Stock immediately after the Offering. After giving effect to the sale by the Company of the shares of Common Stock offered hereby (after deduction of estimated underwriting discounts, commissions and other Offering expenses), assuming an initial public offering price in the middle of the range on the cover page of this Prospectus, the pro forma net tangible book value of the Company available to holders of Common Stock at May 24, 1997, as adjusted, would have been $1,142,320 or $0.51 per share. This represents an immediate increase in net tangible book value of $10.59 per share to existing common shareholders and an immediate dilution to the public investors of $6.49 per share.



    The following table illustrates this dilution in net tangible book value per share to new investors as of May 24, 1997:



Assumed initial public offering price per share...................  $    7.00
Pro forma net tangible book value per common share before the
  Offering........................................................     (10.08)
Increase in net tangible book value per common share attributable
  to new investors in shares of Common Stock offered hereby.......      10.59(1)
Pro forma net tangible book value per common share after
  Offering........................................................        .51(1)(2)
Dilution to new investors.........................................  $    6.49(1)(2)
                                                                    ---------
                                                                    ---------

    The following table summarizes, on a pro forma basis as of May 24, 1997, the differences among the current shareholders and the new investors in this offering with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company (again assuming an initial public offering price of $7.00 per share) and the average price paid per share:



                                      SHARES PURCHASED         TOTAL CONSIDERATION
                                   -----------------------  --------------------------  AVERAGE PRICE
                                     NUMBER      PERCENT       NUMBER        PERCENT      PER SHARE
                                   ----------  -----------  -------------  -----------  -------------
Current shareholders(3)..........     750,000        33.3%  $   1,740,000        14.2%    $    2.32
New Common Stock investors in
  this Offering..................   1,500,000        66.7%     10,500,000        85.8%    $    7.00
                                   ----------       -----   -------------       -----         -----
  Total(4).......................   2,250,000       100.0%  $  12,240,000       100.0%
                                   ----------       -----   -------------       -----
                                   ----------       -----   -------------       -----


------------------------


(1) After giving effect to the application of the net proceeds of this Offering.



(2) If the Underwriters' Over-Allotment Option is exercised in full, pro forma net tangible book value per share of Common Stock after the Offering will be $1.02 and the dilution per share of Common Stock to new investors will be $5.98. See "Underwriting."



(3) The consideration provided by the current shareholders includes $370,000 directed to be contributed to the capital of the Company in lieu of payment of fees to certain shareholders. See "Certain Transactions."



(4) Does not include (i) 225,000 shares of Common Stock issuable upon exercise of the Underwriters' Over-Allotment Option, (ii) 150,000 shares of Common Stock issuable upon exercise of the Representative's Warrants, (iii) 26,526 shares of Common Stock issuable upon exercise of the Private Placement Warrants issued in the Private Placement, (iv) 150,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan, none of which options have been granted to date, (v) exercise of options to acquire 225,000 shares of Common Stock of the Company at an exercise price equal to
    the initial public offering price of the Common Stock ($    ) issued to the
    Company's Chairman Designee and Chief Executive Officer Designee, (vi) 12,500 shares of Common Stock, exercisable at $1.00 per share, upon exercise of a warrant granted to Miles J. Willard Company as part of the renegotiation of the payment terms under the Company's patent license agreements with that company, or (vii) conversion of the $4,000,000 of convertible preferred stock of the Company anticipated to be issued to United Biscuits UK Ltd. in exchange for that Company's subordinated loan to
    the Company, convertible at  % the initial public offering price ($    )
    into        shares of Common Stock. See "Underwriting," "Management--Stock
    Option Plan" and "Description of Capital Stock."

                                 CAPITALIZATION


    The following table sets forth (i) the capitalization of the Company as of May 24, 1997; and (ii) the capitalization as adjusted to reflect the sale of the Common Stock offered hereby at an assumed initial public offering price of $7.00 per share of Common Stock (assuming the middle of the initial public offering price range on the cover of this Prospectus), after deducting the estimated underwriting discount and offering expenses payable by the Company and application of the estimated net proceeds from this Offering to repay certain current and long-term debts of the Company. See "Use of Proceeds" and "Certain Transactions." This table should be read in conjunction with the Company's Financial Statements, and the notes thereto, included elsewhere in this Prospectus.



                                                                                          AS OF MAY 24, 1997
                                                                                     -----------------------------
                                                                                        ACTUAL       AS ADJUSTED
                                                                                     -------------  --------------
Senior term debt(1)................................................................  $   9,034,776   $  4,034,776
Subordinated-term debt.............................................................      4,000,000              0
Preferred Stock 10,000,000 shares authorized and shares issued and outstanding;
        shares issued and outstanding as adjusted(2)...............................              0      4,000,000
Common stock, $.01 par value, 30,000,000 shares authorized and 750,000 shares issued and outstanding; 2,250,000 shares issued and outstanding on an as adjusted
  basis(3).........................................................................          7,500         22,500
Additional paid-in capital.........................................................      1,447,500     10,137,500
Accumulated deficit................................................................     (8,690,845)    (8,690,845)
                                                                                     -------------  --------------
Total shareholders' equity (deficit)...............................................     (7,235,845)     5,469,155
                                                                                     -------------  --------------
  Total capitalization (deficiency)................................................  $  (1,635,845)  $  8,869,155
                                                                                     -------------  --------------
                                                                                     -------------  --------------


------------------------


(1) As of August 25, 1997 the senior term debt is approximately $9,500,000.



(2) As adjusted to reflect the anticipated conversion of the Company's $4,000,000 of debt to United Biscuits UK Ltd. into convertible preferred stock and the receipt and application of the estimated proceeds of this Offering. See "Description of Capital Stock."



(3) Does not include (i) 225,000 shares of Common Stock issuable upon exercise of the Underwriters' Over-Allotment Option, (ii) 150,000 shares of Common Stock issuable upon exercise of the Representative's Warrants, (iii) 26,526 shares of Common Stock issuable upon exercise of the Private Placement Warrants issued in the Private Placement, (iv) 150,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan, none of which options have been granted to date, (v) exercise of options to acquire 225,000 shares of Common Stock of the Company at an exercise price equal to
    the initial public offering price of the Common Stock ($    ) issued to the
    Company's Chairman Designee and Chief Executive Officer Designee, (vi) conversion of the $4,000,000 of convertible preferred stock of the Company anticipated to be issued to United Biscuits UK Ltd. in exchange for that
    Company's subordinated loan to the Company, convertible at     % the initial
    public offering price (    ) into      shares of Common Stock or (vii)
    12,500 shares of Common Stock, exercisable at $1.00 per share, upon exercise of a warrant granted to Miles J. Willard Company as part of the renegotiation of the payment terms under the Company's patent license agreements with that company. See "Underwriting," "Management--Stock Option Plan" and "Description of Capital Stock."

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)



    The unaudited pro forma Statement of Operations that follows is presented to illustrate the effects of this Offering, the application of the proceeds of this Offering and the effects of eliminating certain non-recurring charges on the results of operations of the Company. As described elsewhere in this Prospectus concurrently with the completion of this Offering, the Company will repay or extinguish approximately $9,000,000 of long term indebtedness through the application of proceeds from this Offering and the anticipated exchange of debt for convertible preferred stock. In addition, included in expenses from continuing operations are non-recurring charges for $370,000 of compensation to certain shareholders related to the Keebler acquisition and a $1,118,989 write-off of advances to an affiliate.



    The unaudited pro forma statement of operations from inception through July 27, 1996 reflects the effects of the completion of this Offering and the effects of eliminating certain non-recurring charges ("Pro Forma") as if these transactions occurred on January 19, 1996. The unaudited pro forma statement of operations for the ten months ended May 24, 1997 reflects the effects of the changes indicated as if those transactions occurred on July 28, 1996



    The unaudited pro forma statement of operations is presented for illustrative purposes only, is not necessarily indicative of the results that would have occurred or of future results, and should be read in conjunction with the Company's financial statements presented elsewhere herein.

                            THE O'BOISIE CORPORATION
                       PRO FORMA STATEMENT OF OPERATIONS
                                  (UNAUDITED)



                                      FROM INCEPTION (JANUARY 19, 1996)                   TEN MONTHS ENDED
                                              TO JULY 27, 1996                              MAY 24, 1997
                                  -----------------------------------------  ------------------------------------------
                                                OFFERING AND                                OFFERING AND
                                                NON-RECURRING                               NON-RECURRING
                                                   CHARGES                                     CHARGES
                                     ACTUAL      ADJUSTMENTS    PRO FORMA       ACTUAL       ADJUSTMENTS    PRO FORMA
                                  ------------  -------------  ------------  -------------  -------------  ------------
Net sales.......................  $  7,825,146                 $  7,825,146  $   9,603,400                 $  9,603,400
Cost of sales...................     3,432,471                    3,432,471      6,826,758                    6,826,758
                                  ------------  -------------  ------------  -------------  -------------  ------------
Gross profit....................     4,392,675                    4,392,675      2,776,642                    2,776,642
Operating Expenses
  Selling, general and
    administrative..............     3,881,864   $  (370,000)(1)    3,511,864     2,441,042                   2,441,042
                                  ------------  -------------  ------------  -------------  -------------  ------------
Income from operations..........       510,811       370,000        880,811        335,600                      335,600
                                  ------------  -------------  ------------  -------------  -------------  ------------
Other income (expense)
  Write-off of advances to
    affiliate...................    (1,118,989)    1,118,989(2)      --
  Interest expense..............      (320,362)      233,904(3)      (86,458)    (1,125,293)  $   725,000(3)     (400,293)
  Other income (expense)........        13,090                       13,090        (79,757)                     (79,757)
                                  ------------  -------------  ------------  -------------  -------------  ------------
    Total other income
      (expense).................    (1,426,261)    1,439,351        (73,368)    (1,205,050)      725,000       (480,050)
                                  ------------  -------------  ------------  -------------  -------------  ------------
Income (loss) from continuing
 operations.....................  $   (915,450)  $ 1,809,351   $    806,843        869,450   $   725,000   $   (144,450)
                                  ------------  -------------  ------------  -------------  -------------  ------------
                                  ------------  -------------  ------------  -------------  -------------  ------------
Income (loss) from continuing
 operations per share...........  $      (1.23)                $       0.38  $       (1.13)                $      (0.09)
                                  ------------  -------------  ------------  -------------  -------------  ------------
                                  ------------  -------------  ------------  -------------  -------------  ------------
Weighted average shares
 outstanding....................       746,643     1,383,117(4)    2,219,760       768,750       811,688(4)    1,580,438
                                  ------------  -------------  ------------  -------------  -------------  ------------
                                  ------------  -------------  ------------  -------------  -------------  ------------


------------------------


(1) Expense reduction for non-recurring charges of $370,000 for compensation to certain shareholders related to the Keebler acquisition.



(2) Expense reduction for non-recurring charges related to a write-off of advances to an affiliate.



(3) Interest reduction on bank debt to be retired with the net proceeds of the offering and the anticipated extinguishment of United Biscuits UK Ltd. debt to be extinguished in exchange for convertible preferred stock.



(4) Represents shares being sold to fund the retirement of bank debt (811,688) and the anticipated number of common shares that the United Biscuits UK Ltd. preferred stock are anticipated to be convertible into (571,429). Shares issuable upon conversion of preferred stock have not been considered in computing pro-forma net loss per share for the ten months ended May 24, 1997 because the effect is antidilutive.



(5) In addition to the adjustments reflected above, included in the Company's cost of sales and operating expenses are approximately $100,000 and $450,000 of expenses for the periods ended July 27, 1996 and May 24, 1997, respectively, for start-up and other non-recurring expenses related to the costs of transition to new systems and the elimination of certain functions as the Company's operations were streamlined during the period subsequent to its inception.

                            SELECTED FINANCIAL DATA


    The selected financial data set forth below should be read in conjunction with the Company's financial statements, including the notes thereto, included elsewhere in this Prospectus. The selected financial data for the period ended July 27, 1996 have been derived from audited financial statements of the Company included elsewhere in this Prospectus, and should be read in conjunction with those financial statements, including the notes thereto, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" also included elsewhere in this Prospectus. The selected historical financial data as of May 24, 1997 and for periods ended May 18, 1996 and May 24, 1997 have been derived from the unaudited financial statements of the Company included elsewhere in this Prospectus and, in the opinion of Management of the Company, present fairly the results of operations for those periods. The results of operations for the ten months ended May 24, 1997 are not necessarily indicative of results to be expected for the year ending July 26, 1997. The following data should be used in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes and other financial information found elsewhere in this Prospectus.


STATEMENT OF OPERATIONS DATA:


                                                      FROM INCEPTION
                                                  (JANUARY 19, 1996) TO
                                               ----------------------------  10 MONTHS ENDED
                                               JULY 27, 1996  MAY 18, 1996     MAY 24, 1997
                                               -------------  -------------  ----------------
Net sales....................................  $   7,825,146  $   5,735,215   $    9,603,400
Cost of sales................................      3,432,471      2,353,496        6,826,758
                                               -------------  -------------  ----------------
Gross profit.................................      4,392,675      3,381,719        2,776,642
                                               -------------  -------------  ----------------
Operating expenses--Selling, general and
  administrative.............................      3,881,864      3,086,754        2,441,042
                                               -------------  -------------  ----------------
Income from operations.......................        510,811        294,965          335,600
                                               -------------  -------------  ----------------
Other income (expense)
  Write-off of advances to affiliate.........     (1,118,989)      (644,000)        --
  Interest expense...........................       (320,362)       (69,644)      (1,125,293)
  Other income (expense).....................         13,090        (26,845)         (79,757)
                                               -------------  -------------  ----------------
Total other expense..........................     (1,426,261)      (740,489)      (1,205,050)
                                               -------------  -------------  ----------------
Loss from continuing operations..............       (915,450)      (445,524)        (869,450)
                                               -------------  -------------  ----------------
Loss from discontinued operations............     (4,748,238)    (3,477,040)      (2,157,707)
                                               -------------  -------------  ----------------
Net loss.....................................  $  (5,663,688) $  (3,922,564)  $   (3,027,157)
                                               -------------  -------------  ----------------
                                               -------------  -------------  ----------------
Loss from continuing operations per share....  $       (1.23) $       (0.60)  $        (1.13)
Loss from discontinued operations per
  share......................................          (6.36)         (4.69)           (2.81)
                                               -------------  -------------  ----------------
Net loss per share...........................  $       (7.59) $       (5.29)  $        (3.94)
                                               -------------  -------------  ----------------
                                               -------------  -------------  ----------------
Weighted average shares outstanding..........        746,643        742,224          768,750
                                               -------------  -------------  ----------------
                                               -------------  -------------  ----------------

BALANCE SHEET DATA:


                                                                         MAY 24, 1997
                                                                ------------------------------
                                                JULY 27, 1996       ACTUAL      AS ADJUSTED(1)
                                                --------------  --------------  --------------
Current Assets................................  $    2,989,327  $    2,057,768   $  4,262,768
Current Liabilities...........................      13,252,416      12,290,185      4,490,185
Working Capital (Deficit).....................     (10,263,089)    (10,232,417)      (227,417)
PP & E (net)..................................       9,903,401       8,269,737      8,269,737
Total Assets..................................      12,943,728      10,654,340     13,359,340
Long Term Debt................................       3,900,000       5,600,000      3,400,000
Total Shareholders' Equity (Deficit)..........      (4,208,688)     (7,235,845)     5,469,155


------------------------


(1) As adjusted to give effect to the sale by the Company of the Common Stock offered hereby, and the application of the estimated net proceeds from the Offering as described in "Use of Proceeds," including the recognition of success fees related to the bank loan amendment and the anticipated conversion of $4,000,000 of debt owed by the Company to United Biscuits UK Ltd. into convertible preferred stock. See "Risk Factors--Going Concern Opinion of Auditors, Limited Capital, Default on Bank Debt, Need for Additional Financing," and "Use of Proceeds."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.

BACKGROUND

    The Company was incorporated in Illinois on January 19, 1996 to acquire certain non-operating assets and assume certain liabilities of the Keebler Salty Snack Division. The assets purchased included a manufacturing plant located in Bluffton, Indiana (one of the three manufacturing plants formerly operated as part of that Division by Keebler), limited inventory, certain machinery and equipment, and rolling stock (i.e., delivery trucks) used primarily in the DSD (Direct Store Delivery) system.


    In June of 1995 United Biscuits UK Ltd. ("United Biscuits" or "U.B.F.C."), the parent company of Keebler, reportedly decided to sell certain of its United States assets. Apparently unable to sell the Keebler Salty Snack Division in its entirety, United Biscuits decided to close all three plants used in that Division (in Oxford, PA, Halton City, TX, and Bluffton, IN) and sell the physical assets separately. Many employees were terminated or laid off and the distribution centers used for that Division around the country were closed. Inventory was sold at discounts to accelerate liquidation. Shelf space contracts in supermarkets were not renewed in September and October of 1995, virtually ensuring that the products would not subsequently be carried in those locations. In November 1995, all three plants were completely shut down.


    On January 26, 1996, O'Boisie purchased the building, machinery and certain assets located at the Bluffton, Indiana plant and the related rolling stock. In February 1996, the Company hired certain plant personnel, sales people and management to start a snack food manufacturing business. In mid-February, manufacturing operations at the Bluffton plant commenced. Subsequent to that time, the Company began building its business by (i) producing products formerly marketed and sold by Keebler as well as new products, (ii) developing new channels of distribution, and (iii) obtaining new customers.


    Company management did not rely on Keebler's operating history, since management believed that history was not relevant to the business the Company started. For example, Keebler had three plants and twenty-two distribution centers. O'Boisie, on the other hand, bought certain non-operating assets and one physical plant to start a salty snack business which would distribute its products directly from the plant.



    O'Boisie leases a warehouse in Ft. Wayne, Indiana to perform distribution of its products. Keebler used a wholly owned warehouse located in Alsip, Illinois. O'Boisie also sold and distributed products never sold or distributed by Keebler. Those products included Mother's brand cookies, Salerno brand cookies, Kelly Potato Chips, and Pillsbury's Old El Paso Chips and Salsa.



    In comparison to the discontinued Keebler operations, O'Boisie sells through different channels of distribution and to different classes of customers. For instance, some products are shipped directly from the plant to various customers. Channels of distribution not previously utilized before include vending companies, potato chippers, candy and tobacco distributors, other distributors and snack food companies.



    The Company's decision to discontinue its distribution system business and move the distribution of the Company's products to independent distributors was made after careful evaluation of the advantages and disadvantages of this change. The advantages of a company-owned system include, among others, better control of products in the stores, more assurance that promotions are reflected by the retailers and better display activity in the stores. The disadvantage for the Company's DSD business is that it required a significant amount of volume of product distribution to justify continuing the business. A DSD distribution network involves significant overhead expenses. The cost of vehicles, fuel, insurance, repairs and employee costs are covered only by the volume of product distributed through the system. The Company was not able to maintain enough volume for its distribution business to sustain itself in a profitable manner.

Consequently, the Company concluded it was important for it to discontinue that business and focus its efforts on manufacturing and marketing its products to sell through other distributors.



    The purchase from Keebler was financed with an $8,000,000 bridge note from United Biscuits. In determining the purchase price of these assets, the Company relied on appraisals of the fixed assets (i.e., land, buildings, machinery and equipment), which assets were not operational at the time of purchase.


    A Transition Agreement ("Transition Agreement") was established between O'Boisie and Keebler effective January 26, 1996. The agreement was for three months (other than for systems support) and its purpose was to provide administrative and distribution support during the transition of the purchased assets to a new, free-standing operation. The provisions of the Transition Agreement included the following:

    1. Systems support by Keebler through June 15, 1996. The systems for which the Company purchased Keebler's support included accounts receivable, accounts payable, general ledger, and route accounting.

    2. Sales of Keebler's cookies and crackers by O'Boisie. The agreement provided that during the three-month period ended April 26, 1996, the Company would continue to sell Keebler's cookies and crackers through its DSD system in a 13-state area.

    3. Sales of O'Boisie's salty snacks by Keebler. During the three-month period ended April 26, 1996, Keebler would continue to sell O'Boisie's salty snacks to grocery stores through its distribution system.


    In May and June of 1996, the Company completed a private placement of 26,526 shares of Common Stock and 26,526 Private Placement Warrants, raising net proceeds of $955,000. On July 5, 1996 the Company entered into loan agreements with its senior lender, Republic Acceptance Corporation (the "Lender"). At that time the Lender provided a $5.0 million revolving line of credit and a $5.0 million term loan. United Biscuits received $4.0 million of cash proceeds from the term loan and took back a $4.0 million subordinated note, all in satisfaction of its original bridge note. Since the assets were not operational at the time of purchase and were part of a division of Keebler, historical financial statements relating to these assets are non-existent.


RESULTS OF OPERATIONS


    The Results of Operations information for the Company is provided in this Prospectus for three periods: the approximately four-month period from inception to May 18, 1996; the approximately six month period from inception to July 27, 1996; and the approximately ten month period from July 28, 1996 through May 24, 1997. Interim financial information is reported using 13-week quarters with the first two months of each quarter including four weeks of operating results and the third month including five weeks.



    RESULTS OF OPERATIONS FOR THE FOUR MONTHS ENDED MAY 18, 1996 AND FOR THE TEN
     MONTHS ENDED MAY 24, 1997


    CONTINUING OPERATIONS.


    Net sales for the four months ended May 18, 1996 were $5,735,215 versus $9,603,400 for the ten months ended May 24, 1997. Sales for the four months ended May 18, 1996 consisted entirely of sales to Keebler ($5,735,215) under the Transition Agreement. There were no sales to Keebler in the corresponding ten month period ended May 24, 1997. Sales for the ten months ended May 24, 1997 were primarily achieved through (i) a network of independent distributors, (ii) contracting with snack manufacturers who distributed the Company's products in addition to their own products, (iii) selling to warehouse companies for resale direct to retailers and (iv) selling directly to wholesalers. Sales to new customers established by

O'Boisie subsequent to commencement of manufacturing operations grew from $0 in the period ended May 18, 1996 to $9,603,400 for the period ended May 24, 1997.



    The increase in revenue from O'Boisie brands sold to distributors, retailers and wholesalers in the period ended May 24, 1997, can be attributed to the addition of newly-authorized retail accounts, such as Kroger Foods, Inc. and Tom Thumb, and expansion into Texas and Florida. The Company now sells its products through over 125 distributors in 38 states. Currently the Company is selling its products principally in the Midwest, Northeast and Mid-Atlantic and has begun selling its products in the Southeast and Southwest.



    Due to the change in distribution from the Company's own DSD system to independent distributors, the Company now relies on the distributors to reclaim outdated product. As a result, the cost of reclamation is part of the sales discount to the distributor during the period ended May 24, 1997. Therefore, the Company has a reserve of $5,000 for any remaining reclamations from the DSD system as of May 24, 1997 versus $227,927 as of July 27, 1996.



    The Company's DSD business included reclamation and promotion expenses in the price of all products sold. The Company would pay customers for reclamation of products. As the Company discontinued its DSD business, the Company began including the cost of reclamation as part of the sales discount offered to distributors, and the distributors became responsible for the cost of reclamation. Consequently, these expenses do not show as a separate expense item, although revenues (net of the discount) are lower as a result. Promotional expenses are the responsibility of the Company.



    Cost of goods sold for the ten-month period ended May 24, 1997 was higher as a percentage of sales (71%) than for the four-month period ended May 18, 1996 as a percentage of sales (41%) for five principal reasons. First, although the sales to Keebler carried higher margins due to the pricing mechanism with Keebler, these benefits were offset by higher sales and distribution charges from Keebler as discounts provided to Keebler were considered selling expenses due to the pricing mechanism. Second, the decrease in total revenues each month resulted in a lower absorption of fixed costs. Third, management wanted to maintain lower levels of inventory until revenues began to increase. In order to keep a full complement of products available, the plant ran shorter production runs, requiring frequent and costly changeovers. Fourth, there was a change in the Company's product mix toward vending machine sales, which accounted for 32% of sales for the period ended May 24, 1997. Although vend production entails additional labor requirements, these costs are offset by lower selling and distribution costs. Finally, packaging costs increased due to the necessary conversion to the Company's own graphics and packaging.



    Selling, general and administrative costs decreased significantly from the period ended May 18, 1996 to the period ended May 24, 1997, from 54% of net sales to 25% of net sales. The decrease was principally due to a decrease in the cost of selling and distributing the products resulting from the discontinuation of the Keebler relationship. If the Company continues its marketing efforts, management expects the Company to incur additional selling expenses for market entry, including shelf space "slotting" fees.



    Included in the Company's cost of sales and operating expenses are approximately $75,000 and $450,000 of expenses for the periods ended May 18, 1996 and May 24, 1997, respectively, for start-up and other non-recurring expenses related to the costs of transition to new systems and the elimination of certain functions as the Company's operations were streamlined during the period subsequent to its inception.



    Interest expense rose significantly from $69,644 for the four months ended May 18, 1996 to $1,125,293 for the ten months ended May 24, 1997 due to continued borrowings required to finance the Company's losses, principally from discontinued operations, and the costs of financing related to the acquisition of assets from Keebler. Total borrowing increased from $9,542,697 at May 18, 1996 to $13,034,776 at May 24, 1997.

    Operating income was $294,965 and $335,600 for the periods ending May 18, 1996 and May 24, 1997, respectively. After interest and other expense the (loss) for those periods was ($445,524) and ($869,450), respectively. The loss for the period ended May 18, 1996 stemmed primarily from the $644,000 secured loan to Kelly which has been fully reserved for and on which management does not expect to realize any return. Management initially believed Kelly to be a possible acquisition or merger candidate. With the decision to pursue different channels of distribution, the acquisition or merger potential was less viable. The loss for the period ended May 24, 1997 was primarily due to the substantial interest charges the Company incurred due to bank loans required to support the losses from the discontinued DSD operations and the costs of financing related to the acquisition of assets from Keebler.


    DISCONTINUED OPERATIONS.


    The Company purchased two distinct pools of assets in January of 1996. One pool dealt solely with the manufacture of salty snack products. The other pool of assets was for use in a distribution operation which was used primarily for cookies and crackers (known as the biscuit business) and other ancillary food products. Eighty percent of the products sold through the DSD system were biscuits purchased from other companies. The remaining twenty percent were a combination of O'Boisie's salty snack products, Kelly Food potato chips, and Old El Paso products.



    This distribution business had separate facilities located in Downers Grove, Illinois, separate management, its own administrative staff, and separate distinct assets. The DSD system was operated as a stand alone operation. For the manufacturing business it represented another means of distributing the products produced at the plant.



    When Keebler elected to discontinue distributing products through O'Boisie's DSD system, eighty percent of the DSD system's revenues disappeared because the customers commitment for shelf space was to Keebler, not the Company. The Company attempted to bridge the gap with sales of Mother's brand cookies and Salerno cookies, however the DSD system was never able to generate enough revenue to cover costs.



    The distribution business required large amounts of cash and an enormous amount of administrative resources. By electing to exit this business in August 1996, the Company believes it became better positioned to focus on its manufacturing operation and its unique line of products.



    The Company then decided to establish distribution coverage in the United States by (i) developing a network of independent distributors, (ii) contracting with snack manufacturers who would distribute the Company's products in addition to their own, (iii) selling to warehouse companies for resale direct to retailers, (iv) selling directly to wholesalers.



    Accordingly, the results of operations of the DSD system have been reflected as discontinued operations. The loss from discontinued operations was ($3,477,040) for the four months ended May 18, 1996 versus ($2,157,707) for the ten months ended May 24, 1997, which included a provision for uncollectible accounts receivable of approximately $694,000 and $300,000, respectively.



    Management believes that it has adequately reserved for any additional losses which may occur due to discontinued DSD operations which ceased completely in October of 1996. These reserves as of May 24, 1997 include an allowance for doubtful accounts of $1,213,969, stemming primarily from over 300 smaller retail accounts serviced by the DSD system.


    PERIOD ENDED JULY 27, 1996

    Net sales from continuing operations for the six months ended July 27, 1996 were $7,825,146. Sales for the six months ended July 27, 1996 consisted primarily of sales to Keebler ($5,735,215) in accordance with the Transition Agreement and sales of the Company's products to the Company's DSD system

($1,134,000). The remaining sales were achieved through the establishment of the distribution relationships described above.


    Cost of goods sold increased as a percentage of sales in the period ended July 27, 1996 (44%) compared to the four months ended May 18, 1996 (41%) for the same five reasons discussed in the comparison of the periods ended May 18, 1996 and May 24, 1997.



    Selling, general and administrative costs decreased slightly from the period ended May 18, 1996 to the period ended July 27, 1996, from 54% of net sales to 50%, again for the same reasons described above.



    Included in the Company's cost of sales and operating expenses are approximately $100,000 of expenses for the period ended July 27, 1996, for start-up and other non-recurring expenses related to the costs of transition to new systems and the elimination of certain functions as the Company's operations were streamlined during the period subsequent to its inception.



    Interest expense rose significantly from $69,644 for the four months ended May 18, 1996 to $320,362 for the 6 months ended July 27, 1996 due to the continued borrowings required to finance the Company's operating losses and the costs of financing related to the acquisition of assets from Keebler. Debt increased from $9,542,697 at May 18, 1996 to $11,644,079 at July 27, 1996.



    Operating income was $510,811 for the period ended July 27, 1996. After interest and other expense the loss for that period was ($915,450). This loss stemmed primarily from two sources. The first source is the $1,118,989 secured loan to Kelly which has been fully reserved for and on which management does not expect to realize any return. Management initially believed Kelly to be a possible acquisition or merger candidate. With the decision to pursue different channels of distribution, the acquisition or merger potential was less viable. Second, the Company incurred substantial interest charges due to bank loans required to support the losses from the discontinued DSD operations.



    The loss from discontinued operations for the six months ended July 27, 1996 was ($4,748,238), which included a provision for uncollectible accounts receivable of approximately $900,000.



    The net loss of ($5,663,688) for the six months ended July 27, 1996 is comprised primarily of a one time loss of ($1,118,989) for a write off of advances to Kelly and a non-recurring loss of ($4,748,238) from discontinued DSD operations.


LIQUIDITY AND CAPITAL RESOURCES


    The Company's cash balances were $0 at May 18, 1996, $181,633 at July 27, 1996, and $8,563 at May 24, 1997, respectively. Net cash used in operating activities was $2,360,631 and $2,254,300 for the periods ended May 18, 1996 and May 24, 1997, respectively. The net cash used in operating activities ($4,069,831) during the six month period ended July 27, 1996 was used primarily to fund the non-recurring advances to Kelly and losses incurred in discontinued operations. The decrease in net cash used for the period ended May 24, 1997 was primarily due to the discontinuation of the DSD system and cash used to fund debt service cost.



    Net cash provided by (used in) operating activities for continuing operations and discontinued operation was:



                                                                    CONTINUING   DISCONTINUED
                                                                    OPERATIONS    OPERATIONS
                                                                   ------------  -------------
Period ended May 18, 1996........................................  $  1,723,358  $  (4,083,989)
                                                                   ------------  -------------
                                                                   ------------  -------------
Period ended July 27, 1996.......................................  $  1,231,556  $  (5,301,387)
                                                                   ------------  -------------
                                                                   ------------  -------------
Period ended May 24, 1997........................................  $   (746,236) $  (1,508,064)
                                                                   ------------  -------------
                                                                   ------------  -------------

    Net cash used in continuing operations was ($746,236) for the period ended May 24, 1997 versus net cash provided by continuing operations of $1,723,358 and $1,231,556 for the periods ended May 18, 1996 and July 27, 1996, respectively. This change was primarily related to an increase in interest expense and an increase in accounts receivable.



    The Company's gross accounts receivable as of May 24, 1997 consisted of $1,293,442 related to continuing operations and $1,213,969 related to discontinued operations. These balances were offset by allowances for doubtful accounts of $341,807 related to continuing operations and $1,213,969 related to discontinued operations. Since May 24, 1997 there have been no significant collections of accounts receivable related to discontinued operations. Although collection is doubtful, the Company continues to attempt to collect the accounts receivable related to discontinued operations. Therefore, these balances have not been charged off.



    In the periods ended July 27, 1996 and May 24, 1997, cash used in investing activities was expended for management information systems to support operations. There were no stand-alone systems at the Bluffton facility when the plant was acquired. Approximately $500,000 was spent from commencement of operations in February 1996 through May 24, 1997 to develop system software and to purchase hardware. In addition, the Company received proceeds from the disposition of assets related to its DSD business of $1,482,250 during the period ended May 24, 1997.



    The Company's primary sources of cash flow from financing activities have been bank debt and sales of common stock. Borrowed funds from the Lender were $7,644,079 and $9,034,776 at July 27, 1996 and May 24, 1997, respectively. The increase primarily related to additional financing required to fund losses during the period ended May 24, 1997. Borrowed funds consist of two components:
(i) revolving lines of credit and (ii) term debts. All amounts outstanding under the Company's term and revolving agreements with the Lender are secured by a first priority lien on inventory, receivables, machinery, equipment, rolling stock, general intangibles and plant, and are guaranteed by Donald F. Schumacher II, the former Chairman and Chief Executive Officer of the Company and the controlling stockholder of the Company.



    The Company has a revolving line of credit from the Lender of up to $3,000,000 with a borrowing base equal to 85% of eligible accounts receivable and 40% of eligible inventory. Interest on this debt is payable monthly in arrears. As of June 30, 1997, the rate on this outstanding revolving indebtedness was changed to the Lender's reference rate plus 3.75%. As of August 25, 1997 the outstanding balance under the Lender's revolving line of credit was approximately $2,500,000.



    In addition to the borrowings under the Lender's revolving line of credit, the Company has term debt of $7,068,906 as of May 24, 1997. Of this amount, $3,000,000 bears interest at the Lender's reference rate plus 5%, and $4,068,906 bears interest at the Lender's reference rate plus 3.75%. The term loans are amortized through May 1, 1999 (other than a balloon payment due in 1999). The outstanding balance under term notes as of August 25, 1997 was $7,000,000.



    The Company was in default of certain of the covenants under its bank loans as of July 27, 1996 and May 24, 1997. On June 30, 1997, an amendment was made to the Company's credit agreement, which resulted in a $3,000,000 revolving credit agreement, a $5,000,000 term note and a $2,000,000 over-the-line revolving loan. This amendment was further amended on August 25, 1997. The amounts outstanding under the revolving credit agreement and the over-the-line revolving loan are due no later than September 30, 1998. The amounts outstanding under the term note are due no later than June 30, 1999. The additional loan of $2,000,000 in over-the-line advances was obtained by the Company with interest payable at Lender's reference rate plus 10%. The amended agreement has a provision pursuant to which the Company is required to prepay on September 30, 1997 either (i) the revolving loan and the over-the-line advances, or (ii) the term note of $5,000,000. In conjunction with the June 30, 1997 amendment, the Company will pay the bank a success fee of $500,000, $250,000 of which is payable upon the funding of this Offering or a private placement and $250,000 will be payable in twelve consecutive monthly installments commencing on September 30, 1997. As part of the June 30, 1997 amendment, the Company negotiated a waiver of all defaults under the loan agreements and obtained new loan covenants, and revised borrowing terms.



    As of July 27, 1996 and May 24, 1997, the Company also had subordinated debt of $4,000,000 with United Biscuits. The note to United Biscuits bears interest at 8% with quarterly interest payments in arrears and initial quarterly payments of $100,000 commencing on June 30, 1997 with a balloon payment of $2,800,000 due
on June 30, 2000. On August   , 1997, the Company and United Biscuits reached
agreement to convert this debt into shares of convertible preferred stock convertible into a total of shares of Common Stock (based on % of the initial public offering price of the Common Stock) over the next 30 months as described in "Description of Capital Stock."



    Gross proceeds from the Private Placement in May and June 1996 were $1,240,000; net proceeds were $955,000 after costs associated with that offering. Shareholder capital contributions were $370,000 for the period ending July 27, 1996. The source of the $370,000 credited to capital was compensation to the executive officers of the Company for services they rendered to the Company in negotiating and finalizing the purchase of the assets from Keebler. The amounts were not paid to the executives but, at their instructions, were credited to the capital of the Company. The Company anticipates that its revolving and term debt with the Lender will total approximately $9,000,000 at the consummation of the Offering. Management intends to retire all of the remaining revolving debt (approximately $2,000,000), and the approximately $3,000,000 of what was previously revolving debt which the Lender has reclassified as special term debt (following the Company's default), leaving a total balance to be owed to the Lender of approximately $4,000,000.



    The Company's ability to achieve positive operating cash flow will depend on a variety of factors, including the continuing penetration of existing and new geographical markets, the continued development of associations with distributors and wholesalers, the costs of developing and producing new products, the ability to have longer production runs at the Bluffton, Indiana plant, the ability to obtain incremental private label pretzel business, and other factors which may be beyond the Company's control.


    The Company's long-term capital requirements will depend on numerous factors including the rate at which the Company grows internally, acquires other food businesses and develops new products. The Company has ongoing needs for capital including working capital for operations, shelf space requirements, product development costs and capital expenditures to maintain and expand its operations. While the Company has no present plans, commitments, or agreements with respect to any material acquisitions, the Company may in the future consummate acquisitions which may require capital. Future acquisitions may, to the extent permitted by the revised Credit Agreement, be funded with available cash from the net proceeds of the Offering, seller financing, institutional financing and/or additional equity or debt offerings. The Company anticipates that the net proceeds of this Offering will be adequate to fund the Company's operations for at least the next twelve months.


    As described above under "Risk Factors--Stock Ownership; Private Placement Memorandum Correction", in the private placement memorandum involving Private Placement the Company did not correctly reflect the actual ownership of the Company's outstanding stock but rather the anticipated ownership of the Company's outstanding stock. While the Company believes this is an immaterial correction and should not entitle the Private Placement Securityholder to a return of all or any portion of their capital, there can be no assurance that one or more of the Private Placement Security Holders would not believe the misstatement, or any other disclosure issue they might raise, was material and seek to have their money returned, the gross proceeds of the private placement being $1,240,000. If that were to occur, and they were successful in whole or in part, it could require the Company to utilize its limited resources to pay any such amounts, possibly including a portion of the net proceeds of this Offering.

INFLATION

    The impact of inflation on the Company's operating results has been moderate over the last year, reflecting generally lower rates of inflation in the economy. While inflation has not had a material impact on operating results, there is no assurance that the Company's business will not be affected by inflation in the future.

NET OPERATING LOSSES


    At July 27, 1996, the Company had approximately $4.5 million of net operating loss carryforwards ("NOL's") for federal income tax purposes which are available to offset the future taxable income of the Company. The Internal Revenue Code imposes a restriction on the use of this attribute if a corporation undergoes an "ownership change" within the meaning of Internal Revenue Code
Section 382(g). After an ownership change, the amount of pre-change NOL's that can be utilized to offset income for each post-change taxable year generally will be limited (the "Annual Limitation") to an amount equal to the fair market value of the corporation immediately before the ownership change multiplied by the federal long-term tax-exempt bond rate on the date of the ownership change.



    The sale and issuance of Common Stock in the Offering, together with other recent or future transactions, including, potentially, the exercise of outstanding or additionally issued options or warrants and the issuance and/or conversion of the convertible preferred stock anticipated to be issued to United Biscuits UK Ltd., would likely result in an ownership change. If an ownership change is deemed to occur, the Annual Limitation will apply to the Company's utilization of NOL's after the ownership change. The Annual Limitation on the utilization of NOL's for the post-change period will not affect the remaining statutory period within which the NOL's may be carried. To the extent that taxable income for any post-change taxable year is less than the amount of the Annual Limitation, the Annual Limitation for the subsequent year will be increased by the unused portion.

                                    BUSINESS

GENERAL

    O'Boisie manufactures and markets a broad line of brand name salty snack food products. The Company was formed in January 1996 for the purpose of acquiring certain of the assets, and assuming certain of the liabilities, of the salty snack food business formerly conducted as part of a division of Keebler, including a 140,000 square foot manufacturing facility in Bluffton, Indiana. The Company is in the process of establishing national presence for its branded products, many of which the Company believes have maintained strong consumer awareness during the transition from Keebler to O'Boisie. O'Boisie's primary brands are Tato Skins-Registered Trademark-, O'Boisies-Registered Trademark-, Pizzarias-Registered Trademark-, Chachos-Registered Trademark-, Tato Wilds-Registered Trademark-, Chip Chasers-Registered Trademark-, and Butter Braid Pretzels-Registered Trademark-, most of which are manufactured in a variety of flavors and sizes.


    The Company's products are sold in vending machines, regional supermarket chains, club stores, regional restaurants, convenience stores and institutional outlets. Major customers include Kroger's, Dominick's, Cub Foods, Meijers, Wal-Mart and Vend Society of America. The Company distributes its products through a national network of distributors, brokers, and potato chip manufacturers ("chippers"), as well as directly to retailers through the retailers' warehouse programs. From the commencement of production in February 1996 through May 1997, the Company has generated approximately $17,400,000 in revenue from continuing operations and a loss from continuing operations of approximately $1,800,000. As described in this Prospectus, the Company has also incurred a loss from discontinued operations during that period of approximately $6,900,000, due to discontinuance of its direct store delivery system of distribution.


    The Company intends to expand its business and achieve profitability by pursuing the following strategies:

    - Broaden distribution of its established, branded products by adding distributors, regional "chippers" and grocery/discount chains throughout the country. Prior to its sale by Keebler, one or more of the current O'Boisie brand products had a presence in approximately 96% of grocery stores nationwide (commonly referred to as All Commodity Volume) as measured for Keebler by Information Resources Inc. Syndicated Service, and, according to Keebler's attitude and usage study, had 90% consumer awareness nationwide.


    - Develop new products based on the Company's established product lines and licensed process patents.


    - Utilize the Company's pretzel manufacturing capacity to expand its sales in the bulk and private label markets.

    - Acquire complementary salty and other snack food processors to broaden the Company's product line and generate economies of scale in manufacturing, marketing and distribution.

RECENT DEVELOPMENTS


    The Company initially sold its own manufactured products through three principal channels: (i) a Direct Store Delivery ("DSD") system, (ii) larger wholesalers and vend distributors (distributors of items for sale in vending machines), and (iii) directly to stores through warehouse programs. In an attempt to operate a profitable DSD system, the Company also purchased and distributed food products manufactured by others. In August 1996, the Company elected to discontinue distributing other products and focus solely on its own manufactured products. O'Boisie shut down its DSD system, began selling its rolling stock (i.e., its Company-owned route trucks), and has added regional chippers and distributors to its existing sales and distribution network. Management believes that, strategically, this approach to distribution is a more efficient way of penetrating the market and enables the Company to achieve a broader distribution of its products. For instance, previously, 17 Company-owned trucks serviced the state of Indiana. O'Boisie now distributes through three distributors with 75 routes covering all of Indiana. The Company has been successful in reaching agreements with chippers and distributors to distribute its products in the regions previously serviced by Company-owned trucks, as well as other markets outside those regions. In addition, the Company has reached agreements with over 100 distributors in the East, Southeast, Southwest and Great Plaines areas. These distributors service over 3,000 DSD routes in their respective regions, bringing the total number of distributors of the Company's products to over 125.

    The Company has also recently secured authorization to sell its products to Wal-Mart Super Centers, Target Stores, Ameristop Stores, and the Subway Sandwich chain.

INDUSTRY OVERVIEW


    The retail salty snack food market is approximately a $13.4 billion industry and is typically segmented into seven major categories: potato chips, corn and tortilla chips, fabricated chips, pretzels, popcorn, nuts and other salty snacks. Salty snacks are principally sold through a variety of retail outlets, to institutions in bulk and through vending machines. Grocery stores (including supermarkets) accounted for approximately 65% of all salty snacks sold in 1995 according to Snack Food Industry Magazine. The Company believes the attractiveness of snack foods to the grocer lies in their relatively higher profit margins (reported 28% average gross margin in 1995), and the perceived impulse nature and frequency of consumer decisions to purchase them. Despite the rapid proliferation of packaged food products in the last decade, grocers have given an increasing share of their dry goods shelf space to salty snack foods. It is not uncommon to find a complete supermarket aisle devoted to salty snacks. Other retailers include convenience stores, drugstores, delis, pizza parlors and restaurants, taverns and general stores. Institutional customers include, among others, schools, hospitals, and correctional facilities.


    Salty snack foods are also manufactured for supermarket chains, drugstores and discount merchandisers under private labels or "house brands". House brand products are usually shipped to the customer's warehouse, with the retailer assuming responsibility for stocking shelves and rotating stock to ensure freshness. Because of the volume of warehouse space required by these items, most retailers devote no more than 25% of their shelf space to house brands.


    Potato chips and tortilla chips represent approximately 55% of the retail dollar sales for salty snack foods. The three fastest growing segments within the salty snack food category are pretzels, tortilla chips, and fabricated chips, each of which has grown approximately 8-9% each year since 1992. The pretzel market is estimated to be $1.5 billion and is one of the fastest growing categories within salty snacks. Pretzels are sold at retail as well as for use in other products, such as salty snack mixes and coated pretzels. According to Snack Food Industry Magazine, the growth in pretzels may be attributed to consumer perception of pretzels as a more nutritious choice due to the low fat content.


    Tortilla chips sales account for about 26% of all salty snack food sold. Low fat and baked varieties are leading this growth. All tortilla chips and corn chips are fabricated chips, but are set aside in a separate category within the industry.

    Fabricated chips called "crisps," such as the kind O'Boisie produces, have been growing at about 9% per year since 1992. This growth is being driven by consumers' preference for low fat/no fat products. Because the manufacturing process for fabricated chips results in inherently lower fat content compared to potato chips, management believes that "crisps" will continue to be very popular with consumers.

GROWTH STRATEGY

    EXPANDED DISTRIBUTION AND EXPANSION OF NATIONAL SALES. The Company is continuing to expand its distribution using a two pronged effort: (i) making presentations directly to retailers; and (ii) selling to major distributors in key markets to obtain new accounts.

    Retailers and distributors have been targeted based on the proximity to the production plant in Bluffton, Indiana. Consequently, the Company has focused its sales efforts on the following geographical areas in descending order: Midwest, Northeast, Great Plains, Southeast, Southwest and West Coast. The Company has successfully placed its products in 38 states in the U.S., concentrated in the Midwest and Northeast, and the Company has targeted the Southeast and Southwest to pursue continued gains in distribution.

    Examples of key distributors added to the Company's list of contracted distributors in the past six months include Milwaukee Biscuit (Milwaukee, WI), Texas Premium (Dallas, TX), Snyders of Berlin (OH and PA), Kramer Foods (Detroit, MI), Barrel of Fun (MN), Serv-U-Success (Grand Rapids, MI), Hercules (Miami, FL) and Mid Atlantic Snacks (PA). These distributors are in addition to the Company's distribution agreement with DSDA Inc., a distribution association with 1,300 van routes covering a significant portion of the East Coast (from New York to Florida), as well as the Company's distribution arrangements with several smaller regional distributors. In total, over 125 distributors are selling the Company's line of products in a total of 38 states.

    The Company also intends to continue to develop a national presence by expanding relationships with national distribution companies and wholesalers.


    O'Boisie's vending business continues to show significant growth. The Company is currently working with, and selling to, a large vending distributor in the United States, Vend Society of America. Management believes that the Company has strong relationships with several other large independent distributors in the vend business. Currently the Company's best selling product specifically designed for vending machines is a one-ounce bag of Tato Skins. A 1 3/4 ounce bag has also been developed to capitalize on the industry's move to larger sizes in vending machines. Management believes that the vending business not only offers significant growth opportunity but also affords a vehicle for introducing the product in new markets as O'Boisie pursues expansion into grocery stores throughout the country.


    EXPANSION OF SALES THROUGH EXISTING CHANNELS OF DISTRIBUTION. The Company intends to increase sales through its existing channels of distribution by (i) adding new retailers through its existing distributors and wholesalers, (ii) introducing new products and product line extensions which leverage the Company's brand awareness and further its strategy of being a manufacturer of niche snack products, and (iii) acquiring companies with complementary products which the Company can distribute through its current and growing distribution network (as described further in "Business--Acquisitions of Companies in Related Areas" below).

    The Company is focusing on adding major new accounts whose operations are within the Company's existing distribution areas. The Company's sales and marketing professionals work closely with both retailers and distributors to support sales efforts at the retail level. This includes meeting directly with store managers and/or category buyers to present and promote the O'Boisie product line. Company Management also focuses on supporting and educating existing distributors to enhance their effectiveness in placing the Company's products in new and existing retail outlets.

    The new product development will focus principally on new sizes and new flavors of the Company's existing products. For example, the Company has developed a new $.99 product line to capitalize on the convenience store, mini mart, and independent grocery store trade. A $1.99 line has also been developed to bring all of the Company's product offerings under a common price point which will allow common promotions across the entire line of products. At the higher price, the Company expects to achieve higher sales volume per purchase.

    The Tato Skin product line is the Company's fastest growing category in terms of sales volume, and management anticipates expanding the product line with new flavor varieties. One potential example is ham and broccoli, which the Company believes would complement the cheese and bacon Tato Skins product. The Company is also considering several new pretzel ideas, including different shapes and new ingredient configurations (e.g., whole wheat, sour dough). Pretzels are one of the fastest growing snack food categories, and a category management believes offers a significant growth opportunity for the Company.

    LEVERAGE PRETZEL PRODUCTION. Since its inception in January of 1996, the Company has expanded beyond its own branded pretzel line to produce private label pretzels for two companies. The Company also produces pretzels for several other companies for incorporation into their product lines. The Company has significant pretzel capacity beyond its current branded requirements. The Company's plant is equipped with four pretzel baking lines and current utilization is approximately 30%. The Company's strategy is to increase production by focusing on packaged, private label pretzels and bulk sales. Bulk sales of pretzels is a growing area of the pretzel category with the increase in the number of mixes using pretzels as an ingredient. Management believes these two segments offer significant growth potential.

    ACQUISITIONS OF COMPANIES IN RELATED AREAS. The Company's acquisition strategy is to identify acquisition candidates in the snack food industry that have high quality branded products with consumer appeal. Management believes that aside from the Company's two largest competitors, Frito Lay (a subsidiary of Pepsico, Inc.) and Pringles (a subsidiary of Procter & Gamble), many of the companies in the snack food industry are small companies with limited production capabilities. Management will consider acquisition candidates with branded products and growth potential which could be easily integrated into the Company's existing distribution network. The Company intends to increase sales of any acquired companies' products by leveraging its existing distribution network. Such potential acquisition targets include both manufacturers of salty snack food products such as potato crisps and pretzels, and manufacturers of other similarly distributed food items, such as cookies and crackers. The Company intends to centralize production at its own facility in order to maximize manufacturing and distribution efficiencies.

    The Company's acquisition focus is therefore intended to generate revenue by leveraging its existing manufacturing capacity, operating and information systems, and distribution capabilities, while also reducing costs through elimination of duplicative manufacturing, selling, general and administrative expenses. Management believes that several regional and niche companies in the snack food industry provide attractive acquisition opportunities for the Company. The Company has no existing agreements to acquire any companies or product lines at this time.

PRODUCTS


    The Company currently produces salty snacks in five distinct product lines. The Company maintains consistency in flavor assortment, with rotation in production of the products in smaller amounts to keep the product line fresh and to attempt to eliminate under-performing flavors. The table below represents an overview of the Company's products:



PRODUCT LINE                              PERCENTAGE OF SALES*            FLAVORS             DISTRIBUTION CHANNEL
----------------------------------------  ---------------------  --------------------------  -----------------------
Tato Skins-Registered Trademark-........              55%        Baked, Sour Cream,          Retail
                                                                 Cheese-n-Bacon              Convenience Stores
                                                                                             Mass Merchandisers
                                                                                             Vending
                                                                                             Warehouse

O'Boisies-Registered Trademark-.........              14%        Reduced Fat, Cheddar,       Retail
                                                                 Original, Sour Cream and    Convenience Stores
                                                                 Onion                       Mass Merchandisers
                                                                                             Vending
                                                                                             Warehouse

Pizzarias-Registered Trademark-.........              14%        Cheese, Supreme, Pepperoni  Retail
                                                                                             Convenience Stores
                                                                                             Mass Merchandisers
                                                                                             Vending
                                                                                             Warehouse

Pretzels................................              12%        Fat Free Knots, Butter      Retail
                                                                 Knots, Butter Braids, Mini  Warehouse
                                                                 Knots, Fat Free Mini        Wholesalers
                                                                 Knots, Bavarian             Convenience Stores
                                                                                             Mass Merchandisers
                                                                                             Vending
                                                                                             Private Label

Chachos-Registered Trademark-...........               5%        Original, Cheese, Cinnamon  Retail
                                                                                             Convenience Stores
                                                                                             Mass Merchandisers
                                                                                             Warehouse


------------------------


    *   From inception of the Company through May 24, 1997.


       A description of the Company's primary products and new product concepts is presented below:

       Tato Skins-Registered Trademark---Tato Skins-Registered Trademark- are snack chips that are made from potatoes for "real baked potato" appeal. They are available in three flavors: Baked Potato, Sour Cream and Chives, and Cheese-n-Bacon.

       O'Boisies-Registered Trademark---O'Boisies-Registered Trademark- and Low Fat O'Boisies-Registered Trademark- are light potato crisp snacks with a crunchy, bubbly texture. O'Boisies-Registered Trademark- and Low Fat O'Boisies-Registered Trademark- are available in Original, Sour Cream and Onion and Cheddar, and will soon be available in Barbecue and in a fat free version.

       Pizzarias-Registered Trademark---Pizzarias-Registered Trademark- are a unique snack made with real pizza dough and cheeses. They are available in three flavors: Cheese Pizza, Zesty Pepperoni and Pizza Supreme.

       Pretzels--O'Boisie Pretzels are made from enriched wheat flour and are double baked for a better crunch and taste. These pretzels are manufactured under a variety of brand names, including Traditional Knots-Registered Trademark-, Butter Knots-Registered Trademark-, Butter Mini Knots, Butter Braid-Registered Trademark-, Traditional Bavarian and Fat-Free Minis. These brands offer a variety of taste and choice and are aimed at the "health conscious" buyer, in that they are generally low/no fat and low/no cholesterol.

       Chachos-Registered Trademark---Chachos-Registered Trademark- are flour tortilla chips flavored with a blend of authentic Mexican seasonings. They are available in three flavors: Restaurant Style Original, Cheesy Quesadilla and Cinnamon Crispara.

NEW PRODUCTS

    The Company's new product development will focus on three areas of product expansion: extension of the Company's existing products through new sizes, shapes and flavors; development of additional niche products; and strategic acquisitions by the Company of complementary niche products. The criteria used in evaluating all products is whether the item meets the Company's objective of providing the consumer with unique snack products.

    The line extension into new sizes focuses on providing products to expand the Company's distribution effort. The Company's new $.99 product line extension is an example of a line developed to capitalize on the convenience, mini mart, and independent grocery store distribution channels. The products include Tato Skins-Registered Trademark-, Pizzarias-Registered Trademark- and O'Boisies-Registered Trademark-. A $1.99 line extension has been developed to bring the Company's snack products (Tato Skins-Registered Trademark-, Pizzarias-Registered Trademark-, O'Boisies-Registered Trademark- and Chachos-Registered Trademark-) under a common price point.

    The Company is also considering several new ideas in its pretzel line. Management believes that new shapes and ingredient configurations offer an opportunity to service this growing snack category. The Company introduced Fat Free Mini Knots in 1996. To complement the Company's pretzel product line, pretzel rods, pretzel thins, and another pretzel variation, fat free pretzel thins, will be introduced in the third quarter of 1997. These products are geared towards the health conscious snacker because they are low/no fat and low/no cholesterol.

    The Company is also developing new flavors for its existing products. Tato Skins-Registered Trademark-, the Company's fastest growing category in sales volume, will have several new flavors added to the line and the Company is also developing several new Pizzarias-Registered Trademark- products utilizing the concept of product as a pizza crust. Also slated for introduction in 1997 are Barbecue O'Boisies-Registered Trademark-, Fat Free
O'Boisies-Registered Trademark-, an O'Boisie snack mix, and a corn tortilla chip.

    As described under "Proprietary Patented Process" below, the Miles J. Willard Company and the Company have been working together to develop new niche products utilizing the proprietary technology licensed to the Company.

    An important part of the Company's strategy is also to locate and acquire companies which complement the Company's existing product lines. This will allow the Company to leverage its present and growing distribution system and expand its market presence.

MANUFACTURING PROCESS AND FACILITIES


    PROPRIETARY PROCESS. The process used by the Company to manufacture its unique line of snacks (Tato Skins-Registered Trademark-, O'Boisies-Registered Trademark-, Pizzarias-Registered Trademark- and Chachos-Registered Trademark-) is a patented proprietary process. The Company maintains the exclusive production rights in North America under licenses with Miles J. Willard Company, which owns proprietary patents to the manufacturing process (as further described below under "Business-- Trademarks and Patents"). This proprietary technology gives each of the Company's products a distinction from many other snack items. The uniqueness is in the appearance of the product with the surface of the product having a bubbly look. The Company believes this texture also allows the product's flavor to be released more quickly than in comparable snack products. The Company is working with the Miles J.

Willard Company investigating other snack products which may use the proprietary technology and to find niche snack products which offer consumers an alternative to more traditional snack foods.

    PRODUCTION PROCESS OVERVIEW. The Company focuses on producing quality products by using statistical process controls and by placing a strong emphasis on product freshness. The Company's plant uses a flexible, short-cycle manufacturing process for production of all of the product lines. This process allows the Company to manufacture a wider range of products thereby increasing product freshness. These capabilities enable the Company to use alternate channels of distribution while maintaining freshness.

    QUALITY ASSURANCE PROCESS. The Company monitors and measures key variables of the production, packaging and distribution of its products to help maintain quality and consistency in its products. The Company utilizes both its employees and automated auditing systems to monitor quality during the production process. Employees audit product freshness, product delivery and overall customer satisfaction. High speed check weighers, metal detection, computerized ovens, data processed mixers, computerized batch processing, and automated packing equipment have been incorporated into the manufacturing process to help ensure quality.

    FACILITIES. O'Boisie's 140,000 square foot Bluffton, Indiana manufacturing facility is situated on 12.8 acres and is strategically located to service the Company's national business. Encompassing seven production lines (four for baked (pretzel) products and three for fried (chips) products) this plant uses bulk unloading systems, automated raw material handling and mixing systems, dough handling, sheeting, baking and fry systems. Approximately $50 million dollars was invested in the plant and in equipment by Keebler from 1979 to 1992. Because of the investment in automation and production efficiency, management believes the 140,000 square foot facility is large enough to satisfy the Company's current and anticipated near term requirements.

    When the Company acquired certain non-operating assets of the Keebler salty snack division, the Bluffton plant had been shut down for approximately three months (from November 1995 through January 1996). The plant was started again in February of 1996 and now produces products previously produced at that location as well as some products that had been produced at the two other Keebler salty snack plants. The Company believes it has been successful in producing all of these products. O'Boisie also selectively hired certain former Keebler management, plant personnel and clerical workers. New employees were hired to fill open positions.

RAW MATERIAL PURCHASES

    The Company purchases raw materials from third parties who meet the Company's quality standards. The Company's primary materials are flour, yeast, potato flakes, various oil extracts and seasonings. Key proprietary flavor systems are purchased from multiple parties to assure price competitiveness and supply availability.

MANAGEMENT INFORMATION SYSTEM

    Since the plant had no stand alone information systems when it was purchased from Keebler, the Company has made significant investments in systems capabilities. O'Boisie has installed new computer software and hardware which has capabilities for capturing sales, order entry, billing, financial data and inventory control information.

MARKETING, SALES AND DISTRIBUTION

    MARKETING. O'Boisie's marketing department develops brand strategies for the Company's existing and new products, including product development, pricing strategy, consumer and trade promotion, advertising, publicity and package design. This department's responsibilities include determining the allocation of resources between consumer and trade spending, pricing and profitability analysis, and product design and packaging design.

    The Company uses a mix of consumer and trade promotions to market its products. Marketing promotions are designed to promote use of the Company's products in general, as opposed to promoting sales of one particular product or variety. This strategy is intended to stimulate brand awareness and facilitate the introduction of new products. The majority of the Company's sales promotion expenditures for the retail channel have been trade advertising and promotion, including slotting fees and feature advertising.

    Since the business had been shut down at the Bluffton facility for three months prior to O'Boisie's purchase of Keebler's salty snack assets, the Company has had to make significant expenditures to obtain shelf space and anticipates having to make significant additional expenditure to access additional shelf space. The Company will continue to evaluate each opportunity and make appropriate expenditures to expand product presentation.

    SALES. The Company also uses its own sales organization, as well as brokers, in presenting marketing and sales programs, supporting retail stores, selling new items and establishing sales promotions with customers. Objectives, plans and programs are designed on a regional account basis by working directly with key customers. The Company's current policy is to grant its brokers exclusive rights to sell its products within defined territories.

    DISTRIBUTION. The Company also sells through regional chippers and distributors such as Texas Premium and Barrel of Fun Foods, Inc. In total, over 125 distributors are selling the Company's line of products in a total of 38 states. Warehouse programs allowing the shipment of products directly into retailer warehouses are another distribution channel utilized by the Company. Vend sales are a growing segment of the Company's sales and offer an excellent means to expand the Company's products to consumers throughout the United States. Bulk sales for use in other products is another segment of Company sales which continues to grow.

    To deliver its brands outside of the Midwest, O'Boisie distributes through a select group of independent distributors and regional chippers. Currently, D.S.D.A., a distribution association with 1,300 route vans, delivers the Company's products to the East Coast. Poore Brothers, Barrel of Fun, Serv-U-Success, Inc. and Milwaukee Biscuit Food Inc. are the most recent additions to the distribution network. The Company continually evaluates its existing distributors and pursues new distributors in its effort to effectively market and sell the Company's products throughout the United States.

    Individual orders are collected daily and transmitted directly to the manufacturing facility. The product is then delivered directly to the Company's customers or shipped directly to warehouses. The Company maintains a leased warehouse in Ft. Wayne, Indiana.

COMPETITION

    Snack food manufacturers generally categorize themselves on the basis of the geographic reach of their brands. The Company believes that with the recent departure from the market of the "Eagle" snacks business (Anheuser-Busch), only two companies in the salty snack food industry, other than O'Boisie, can be generally considered "national," with most other industry participants being limited to only regional distribution and brand recognition. The Company's national branded competitors are Frito-Lay, Inc., a subsidiary of PepsiCo, and Procter & Gamble, manufacturer of Pringles Potato Crisps. With branded market penetration in 38 states, management believes that The O'Boisie Corporation is the only other national participant in this industry. All of these national brands also compete with well established regional brands such as "Wise" in New York, "Jays" in Chicago, and "Guys" in Kansas City.

    The salty snack food business is highly competitive. Manufacturers compete for consumer acceptance and attempt to gain entry and shelf space in major supermarket chains with promotions, incentive programs and, when necessary, payment for store authorizations and shelf space. Once in the store, brands are discounted, featured and displayed periodically to stimulate purchases. New products or different flavors and sizes of existing products are introduced to provide variety and "news" in the store. Major competitors occasionally conduct nationwide advertising programs.

    With the exception of its pretzels, O'Boisie positions its product line as an upscale, niche snack food line that does not compete directly with the potato chip market so that retailers will view it as an add-on product, much like tortilla chips or cheese puffs. This positioning facilitates the Company's gaining shelf space with retailers seeking incremental sales.

TRADEMARKS AND PATENTS


    The Company obtains trademarks for its brands to the extent possible. The Company has trademarks for most of its brands, including
O'Boisies-Registered Trademark-, Butter Knots-Registered Trademark-, Butter Braids-Registered Trademark-, Tato Skins-Registered Trademark-, Pizzarias-Registered Trademark- and Chachos-Registered Trademark-. The Company has made various federal and international filings with respect to its material trademarks, and intends to keep these filings current to the extent consistent with business needs. The Company has been informed that there are two cases pending before the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office contesting the validity of the Chachos trademark. The Company is vigorously defending these cases. The Company is not aware of any other challenge to the validity of any trademark material to its business.



    The Company maintains proprietary production rights with Miles J. Willard Company to license patents integral to its manufacturing of products. The Company recently renegotiated its payment terms with Miles J. Willard Company to provide that the $250,000 of accrued payment, plus certain interest thereon, owed to that company for 1996 and the first two quarters of 1997 will be paid from the proceeds of this Offering at the closing. The renegotiated terms provide that thereafter, the royalty is 1% of net licensed product sales per year with the minimum royalty amount per year to be $25,000 per licensed product utilizing the licensed process. Currently the Company utilizes the process for four products. See "Risk Factors--Dependence on Licensed Patents" and "Risk Factors--Contested Trademark" and "Use of Proceeds."


EMPLOYEES

    The Company employs a total of approximately 120 employees. There are 100 hourly workers at its manufacturing facility. They are represented by two unions, the Teamsters and the AFL-CIO. The Teamsters contract was renewed in November 1996 and expires in November 1997. The AFL-CIO contract expires in December 1997. The Company believes its relationship with both unions is good.

GOVERNMENT REGULATIONS

    The Company's products are subject to federal regulations administered by the FDA and, to a lesser extent, the United States Department of Agriculture. The FDA enforces the statutory prohibitions against misbranded and adulterated foods, establishes ingredients and/or manufacturing procedures for certain standard foods, establishes standards of identity for food and determines the safety of food substances. The Company's plant is inspected regularly by outside inspection services retained by the Company and by federal, state and local officials that have jurisdiction over the Company's facility. The Company's plant has currently been certified approved by the FDA.

    New food labeling regulations required by the Nutrition Labeling and Education Act of 1990 ("NLE Act") became effective on May 8, 1994 (with the exception of certain "health dating" provisions as described below which became effective on May 8, 1993). The regulations, which are administered by the Secretary of Health and Human Services through the FDA, require all companies that offer food for sale and have annual gross sales of more than $500,000, which includes the Company, to place uniform labels disclosing the amount of specified nutrients on all food products intended for human consumption and offered for sale. The NLE Act contains exemptions and modifications of the labeling requirement for certain types of food products, such as those served in restaurants and other institutions, bulk foods, foods in small packages and foods containing insignificant amounts of nutrients. The NLE Act also establishes the circumstances in which companies may place nutrient content claims (such as "low sodium," "light" or "lite") or health claims (such as "a diet low in total fat may reduce the risk of some cancers") on labels. The Company has revised its product packaging to comply with the new regulations.

    The Company is subject to certain federal, state and local environmental regulations affecting its operations. The Company believes it is in material compliance with such regulations.

    The Company is subject to various health and safety regulations protecting its employees, including regulations promulgated pursuant to the Federal Occupational Safety and Health Act. These regulations require the Company to comply with certain manufacturing, health and safety standards to protect its employees from accidents. The Company believes it is in material compliance with these regulations as well.

LEGAL PROCEEDINGS


    The Company is a co-defendant in a suit brought on February 11, 1997 (in Cuyahoga County, Ohio, Court of Common Pleas) by 41 route sales people against Keebler and the Company seeking damages of in excess of $1 million and an additional $2 million in punitive damages. The nature of the complaint is Keebler's commitment to pay amounts to these drivers in certain circumstances upon termination of their employment as a result of a change in control of a specific portion of Keebler's business. A significant majority of the damages alleged in the complaint relate solely to conduct alleged against Keebler. Management believes the suit to be without merit with respect to at least the Company's liability, although there can be no assurance the Company will not be found to owe damages. The Company has hired counsel in this matter and intends to vigorously defend this suit. The Company is a co-defendant (with Keebler) and a defendant, respectively, in two similar lawsuits brought by several other route sales people. The Company expects that Keebler and the Company will try to combine these lawsuits. It is possible that other route sales people will file similar lawsuits, which the Company will also seek to combine with these lawsuits.


    The Company is also a co-defendant in a suit by a Keebler employee (who was never an employee of the Company) seeking damages of $30,000.


    A former employee of the Company, James Schindel, filed suit against the Company in 1997 (in Bluffton, Indiana), alleging he is owed $110,000 in severance payments. The Company does not believe Mr. Schindel is entitled to any severance payment and is vigorously defending this action.



    Donald Schumacher and the Company are co-defendants in a suit brought on May 2, 1997 (in U.S. District Court, Eastern District of New York) by one of the Private Placement Securityholders alleging violations of Florida securities laws in connection with the Private Placement in which plaintiff invested $100,000, in particular alleging he had not received appropriate disclosure documents prior to investing in Private Placement securities. The Company had no reason to believe the investor had not received those documents prior to the private placement investment which was offered by a broker-dealer with which the Company dealt and which is also a defendant in the case. The Company intends to defend itself vigorously in this case.



    See also the description of the trademark litigation regarding its trademark Chachos-Registered Trademark- as described above in "Business--Trademarks and Patents." The Company is not a party to any other material pending legal proceeding.



    See "Risk Factors--Legal Proceedings."

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth certain information regarding directors and executive officers of the Company.


NAME                                        AGE                                   POSITIONS
--------------------------------------      ---      --------------------------------------------------------------------
Peter J. Vitulli......................          44   Chairman of the Board Designee, Chief Executive Officer Designee and
                                                     Director Designee
David W. Blue.........................          52   Chief Operating Officer, President, Director
Susan C. Bolin........................          41   Chief Financial Officer, Executive Vice President, Secretary and
                                                     Treasurer, Director
Steven Devick.........................          44   Nominee for Director following this Offering
Robert S. Steel.......................          42   Nominee for Director following this Offering



    PETER J. VITULLI, CHAIRMAN OF THE BOARD DESIGNEE AND CHIEF EXECUTIVE OFFICER DESIGNEE. During 1997, through August 1997, Mr. Vitulli was a Managing Director of Russell Reynolds Associates, a global executive search firm. Prior to that, from 1994 through March 1996, he held the position of Chairman, Chief Executive Officer and President of Everfresh Beverages, Inc., a Chicago-based manufacturer of juices and juice drinks which filed for reorganization under Chapter 11 of the bankruptcy code in November 1995. Mr. Vitulli led a sale of that Company in March 1996 to National Beverage Corp. (a company with over $350 million in annual sales) and became president of the Everfresh division of National Beverage through the end of 1996. Prior to working at Everfresh Beverages, Inc., Mr. Vitulli was with Quaker Oats Company for over 16 years, most recently as President of Gatorade U.S. and Canada (a Quaker Oats subsidiary) as well as corporate vice president, Mr Vitulli ran the Gatorade business as Division President from 1989 through 1993 during a period of significant growth. Mr. Vitulli previously held various other positions at Quaker Oats, including Marketing Manager-Cereals for Quaker Oats Limited in Southall, England; Marketing Director-Pet Foods Division; Vice President, Marketing-Ready-To-Eat-Cereals; and President Grocery Specialties Division. Mr. Vitulli has approximately 20 years of experience in the food and beverage industry.



    DAVID W. BLUE, CHIEF OPERATING OFFICER AND PRESIDENT. Mr. Blue has served as Chief Operating Officer and President of the Company since January 1996 and as a director of the Company since May 1996. Mr. Blue was an executive officer of Kelly Food Products, Inc. ("Kelly")(which filed for bankruptcy in October
1996) from October, 1994 until May of 1996. Mr. Blue served as Executive Vice President of Stella Foods for over three years immediately prior to joining Kelly. Prior to his employment at Stella Foods, Mr. Blue had over 26 years of experience with Kraft General Foods. He holds an MBA in Finance from Loyola University (1975) and a BS in Industrial Engineering from Milikin University
(1966).



    SUSAN C. BOLIN, TREASURER AND CHIEF FINANCIAL OFFICER. Ms. Bolin has served as Chief Financial Officer and Treasurer of the Company since January 1996 and a director of the Company since May 1996. Ms. Bolin has over ten years of experience in commercial banking through 1992. From 1992 until January 1996, Ms. Bolin invested as a principal, for her own account individually or through Schumacher Capital Corp., in various private companies. Ms. Bolin previously held positions with the First National Bank of Chicago and the Great Atlantic and Pacific Food Company. She holds an MBA in finance from Loyola University
(1984) and a BS in Marketing from Northern Illinois University. Ms. Bolin is married to Mr. Donald F. Schumacher, II, the former Chairman of the Board and Chief Executive Officer of the Company and currently the controlling shareholder of the Company.

ADDITION OF INDEPENDENT DIRECTORS


    The Company's current Board of Directors consists of three members. Following this Offering, the Company will appoint the following two additional directors, each of whom has agreed in principle to join the Company's Board and neither of whom will be employees of the Company.



    STEVEN DEVICK. Mr. Devick is the Chief Executive Officer, President and Chairman of the Board of Platinum Entertainment, Inc., a publicly traded music company, and has served as its Chairman of the Board and Chief Executive Officer since January 1992. Mr. Devick is also a director of Platinum Technology, Inc., a publicly traded software company. He is also a director of several private companies.



    ROBERT S. STEEL. Mr. Steel is President and Chief Executive Officer of K.A. Steel Chemicals, Inc. (a chemical distribution and manufacturing company). He has served in those capacities since 1977. He is also chairman of Montana Metal Products, L.L.C. (a precision sheet metal fabrication and machining company), and is a managing Director of Platinum Venture Partners, Inc. He is also a member of the board of directors of Whittman-Hart, a publicly traded Chicago-based software consulting company and a member of the board of directors of Monterey Pasta Company, a publicly traded food manufacturing company.



    For a period of four years following this Offering, the Representative will have the right to designate a member of the Company's Board of Directors.



OTHER KEY EMPLOYEES



    In addition to its executive officers, management considers the following individuals to be key employees:



    JIM DENMAN--CORPORATE CONTROLLER. Mr. Denman has served as Controller for O'Boisie since March 1997. Prior to joining O'Boisie, Mr. Denman was Controller of Mignone Corporation for two years and prior to that he was with Noll Printing for approximately 25 years, the last three as General Manager. Mr. Denman has an accounting degree from Indiana University and is a C.P.A.



    TOM GATES--VICE PRESIDENT OF OPERATIONS. Mr. Gates has served as Vice President of Operations of the Company since April 1997. Previously, Mr. Gates was the manager of Logistics and Human Resources at the Company since January of 1996. Prior to that time, Mr. Gates was manager of Human Resources for Keebler from 1991 to 1996. Before his work for Keebler, Mr. Gates was a project manager for Logistics Management Company.



    JOHN KENNA--SALES MANAGER--VENDING. Mr. Kenna joined O'Boisie as Manager of Route Sales for the Western Region in January 1996. Mr. Kenna was appointed Account Manager for the Company's Western Region in August 1996 and moved into his current position as Sales Manager--Vending in April 1997. Prior to joining O'Boisie, Mr. Kenna worked for Keebler for six years and prior to that, for Borden and Frito Lay. Mr. Kenna has a B.S. degree from University of South Dakota.



    JOHN KASSAY--BLUFFTON PLANT MANAGER. Mr. Kassay has been Bluffton's plant manager since January 1996. Prior to that Mr. Kassay held positions with Keebler as Quality Assurance Manager for eighteen months and with Sunoco Products for nineteen years, most recently as Plant Superintendent for over three years. Mr. Kassay has a business management degree from Niagra University.



    LIZ KOHLER--MARKETING MANAGER. Ms. Kohler began heading up the Company's vending sales area in December 1996. Ms. Kohler has an MBA degree from Northwestern University where she majored in marketing. Following her graduation Ms. Kohler worked for Keebler as the Sales and Marketing Manager for Vending Sales for over five years, immediately before joining the Company.

FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AND CURRENT CONTROLLING STOCKHOLDER



    DONALD F. SCHUMACHER II. Mr. Schumacher served as Chairman of the Board, a director and Chief Executive Officer of the Company from the Company's inception in January 1996 until August 1997. Mr. Schumacher has invested as a principal, for his own account individually or through affiliates (including Schumacher Capital Corp.), since 1979 in fifteen companies ranging in size from $15 million to over $100 million in annual sales. These companies include Esmark Holding, Inc., Danskin Inc., Penneco and Republic Structural Steel, Inc. In addition, Mr. Schumacher has invested in Kelly Food Products, Inc., a regional manufacturer of salty snack foods located in Decatur, Illinois ("Kelly"), which filed a petition for bankruptcy under Chapter 11 in October of 1996 (Mr. Schumacher was an executive officer, director and majority stockholder of Kelly in 1996), Sieferts, Inc. which filed for bankruptcy protection in 1993 and Spurgeon Holding Corporation which filed for bankruptcy protection in 1991 and again entered bankruptcy proceedings in 1993 (Mr. Schumacher was the President of Sieferts, Inc. and Spurgeon Holding Corporation at the time each company filed for bankruptcy in 1993). Mr. Schumacher's experience includes First Chicago Corporation, where he was National Director of the Leveraged Finance Group and Walter E. Heller Company, between which two organizations Mr. Schumacher was involved in over 100 transactions involving over $1 billion in financings. Mr. Schumacher is married to Ms. Bolin.



    As further described in "Certain Transactions", Kelly, a company controlled by Mr. Donald Schumacher and of which Mr. Schumacher and Mr. David Blue were executive officers, filed for bankruptcy protection in October 1996. The Company had a number of transactions with Kelly, including the Company's receipt of the rights to acquire the assets purchased by the Company from Keebler, and a $1,118,989 secured loan for which the Company does not anticipate realizing a return of its investment. The bankruptcy is a Chapter 7 bankruptcy involving a complete liquidation of Kelly. See "Risk Factors-- Conflicts of Interest; Certain Transactions; Bankruptcy of Affiliated Company" and "Certain Transactions."



ELECTION OF DIRECTORS


    The Company's Articles of Incorporation provide that the Company's Board shall be comprised of four to seven directors, a level it will reach after the public offering. The Articles of Incorporation also provide that upon consummation of a public offering, the directors shall be divided into three classes of approximately equal numbers, which classes will have staggered terms. One class of directors shall be elected annually by the shareholders. There is no cumulative voting permitted in the election of directors.


CONSULTING AGREEMENT; DEBT GUARANTEE AGREEMENT



    The Company has entered into a consulting agreement for acquisitions and strategic planning with Donald F. Schumacher, the former Chairman and Chief Executive Officer of the Company. The agreement calls for annual consulting payments of $150,000 per year and requires Mr. Schumacher to grant the Company a right of first refusal to acquire any acquisition candidate identified by Mr. Schumacher in the snack foods industry. The agreement is for a three-year term subject to annual renewal thereafter.



    In addition, the Company has agreed to pay Mr. Schumacher at the annual rate of 1.5% of the Company's outstanding indebtedness subject to his guarantee for continuing his guarantee of the Company's bank debt for so long as that guarantee remains outstanding.


COMPENSATION OF DIRECTORS


    It is anticipated that Directors will receive cash compensation for their services as Directors, and will be reimbursed for their expenses for each board and committee meeting attended. It is also anticipated that the Company will grant Directors options to purchase common stock of the Company under the Company's Stock Option Plan. See "Management--Stock Option Plan."

COMMITTEES


    Upon the election of additional directors to the Company's Board of Directors, the Board intends to elect independent directors to serve on the Compensation and Audit Committees in addition to the employee directors currently serving on such committees. The Compensation Committee will review and recommend to the Board of Directors the compensation and benefits of all officers of the Company, review general policy matters relating to compensation and benefits of employees of the Company and administer the issuance of stock options to the Company's officers, employees, directors and consultants. The Audit Committee will meet with management and the Company's independent auditors to determine the adequacy of internal controls and other financial reporting matters.


EXECUTIVE COMPENSATION

    The following table sets forth the annual and other compensation of the Company's Chief Executive Officer and each of the other executive officers whose total salary and bonus exceeded $100,000 for the period from January 26, 1996 through December 31, 1996. No other executive officers of the Company had total salary and bonus which exceeded $100,000 for the period ended December 31, 1996.


                                                                                                     LONG TERM
                                                                                                   COMPENSATION
                                                                                                      AWARDS
                                                           ANNUAL COMPENSATION                  -------------------
                                            --------------------------------------------------      SECURITIES        ALL OTHER
                                                                             OTHER ANNUAL           UNDERLYING       COMPENSATION
NAME AND PRINCIPAL POSITION                 SALARY ($)     BONUS ($)       COMPENSATION ($)         OPTIONS (#)         ($)(4)
------------------------------------------  ----------  ---------------  ---------------------  -------------------  ------------
Donald F. Schumacher II...................  $  250,000     $       0           $       0                     0        $  306,000
Former Chairman and CEO(1)

David W. Blue, President..................  $  125,000     $       0           $       0                     0        $   47,000
and Chief Operating Officer(2)

Susan C. Bolin, Chief Financial...........  $  110,000     $       0           $       0                     0        $   47,000
Officer, Executive Vice President,
  Treasurer and Secretary(3)


------------------------


(1) "All other compensation" includes $10,000 as the estimated value of a company car provided for the individual's use. Mr. Schumacher ceased serving as Chairman and Chief Executive Officer of the Company in August 1997. The $250,000 salary was accrued and not paid during that period and will be paid from the proceeds of this Offering. See "Use of Proceeds."


(2) "All other compensation" includes $10,000 as the estimated value of a company car provided for the individual's use.

(3) "All other compensation" includes $10,000 as the estimated value of a company car provided for the individual's use.


(4) The amounts in excess of $10,000 per individual were payable to respective parties in January 1996 as compensation for services rendered for the benefit of the Company in performing due diligence in the acquisition and negotiating and finalizing the acquisition of the assets from Keebler and planning for the operation of the Company following the acquisition of the assets. These amounts were not paid to the parties in cash but were simultaneously contributed to the Company by the individuals as additional capital contributions. See "Certain Transactions."



EMPLOYMENT AGREEMENTS



    Effective immediately prior to this Offering, the Company intends to enter into employment agreements with each of Mr. Vitulli, Mr. Blue and Ms. Bolin. It is anticipated that each employment agreement will have a term of three (3) years and automatically renew for additional one
(1) year periods unless either the employee or the Company elects to terminate the agreement at the expiration of the term. Each of the employment agreements will provide for the employee's participation in all executive benefit plans. It is anticipated that each of the employment agreements will provide that if the employee's employment is terminated without cause (to be defined in the agreement), the Company will pay the employee an amount equal to the salary that would have been payable to the employee for one year. Mr. Vitulli's employment agreement will provide for his employment as Chief Executive Officer at an annual base salary of $275,000. Mr. Blue's employment agreement will provide for his employment as President and Chief Operating Officer at an annual base salary of $175,000. Ms. Bolin's employment agreement will provide for her employment as Chief Financial Officer and Treasurer at an annual base salary of $150,000.



    In addition to the annual salary of $275,000 per year for Mr. Vitulli, Mr. Vitulli will receive, as a signing bonus, a grant of 6,250 shares of Common Stock, valued at $4.00 per share, Mr. Vitulli will receive a $25,000 bonus on the completion of this Offering, and Mr. Vitulli received 225,000 stock options,
each option to acquire a share of Common Stock at an exercise price of $    (the
initial public offering price) per share (the options vesting one-third each year over the next three anniversaries of his employment). Mr. Vitulli will be eligible for performance bonuses as determined by the Board of Directors.



    The Company entered into an Employment Agreement with James Schindel commencing in February of 1996, pursuant to which Mr. Schindel was entitled to a base salary of $110,000 per year for the first three years of his employment, plus a bonus based upon certain performance targets. Mr. Schindel resigned his employment with the Company on December 26, 1996.


OPTION GRANTS IN LAST FISCAL YEAR


    The Company did not grant any stock options to its named executive officers during 1996 and no person has exercised any options since the Company's inception.


STOCK OPTION PLAN


    In September 1997, it is anticipated that the Company's Board of Directors and shareholders will develop and adopt the Company's Stock Option Plan (the "Stock Option Plan"). Pursuant to the Stock Option Plan, options can be granted to employees, non-employee directors and consultants of the Company. The Stock Option Plan will be administered by the Board of Directors or a committee the Board may appoint (the "Committee"). Subject to certain limits, options to be granted under the Stock Option Plan may be incentive stock options ("ISOs") meeting the requirements of Section 422 of the Internal Revenue Code or may be options other than ISOs (non-qualified options or "NQSOs"). The exercise price of an ISO must be at least equal to the fair market value (as defined in the Stock Option Plan) per share of the Common Stock on the date of the grant, and must be at least 110% of such value if the grantee is the owner of 10% or more of the outstanding shares of the Company. The exercise price of NQSOs will be determined by the Committee and may be greater or less than the fair market value per share of the Common Stock on the date of grant. The exercise price is required to be paid in full at the time of exercise in cash or its equivalent or, upon approval of the Committee, in shares of Common Stock. ISOs and NQSOs granted under the Stock Option Plan will be exercisable for a term of not more than 10 years (not more than five years if the grantee is a substantial shareholder) as determined by the Committee, and will become exercisable at such time or times during the optionee's employment with the Company as may be determined by the Committee, subject to acceleration of vesting upon a "change in control" of the Company. Options that have become exercisable on or prior to the date of termination of the optionee's employment terminate at the earlier of: (i) the expiration date of the option; (ii) where such termination of employment occurs as a result of death or disability, one year after the date of termination of employment; or (iii) where such termination occurs other than as a result of death or disability, three months after the date of termination of employment by resignation with the consent of the Company, or the date of termination of employment in other cases. Generally, options granted under the Stock Option

Plan are not transferable by the grantee other than by testament or the laws of descent and distribution. All other terms, including the time or times at which an option becomes exercisable, may be determined by the Committee in its discretion.


LIMITATION OF LIABILITY AND INDEMNIFICATION

    Article Seven, Paragraph 8, of the Company's Articles of Incorporation provides that the Company shall indemnify its directors to the full extent permitted by law, and may indemnify its officers and employees to such extent, except that the Company shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. Article Seven, Paragraph 9, of the Company's Articles of Incorporation further provides that the personal liability of the directors of the Company is eliminated to the fullest extent permitted under the Illinois Business Corporation Act of 1983, as amended.


    The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain limited liabilities, including liabilities under the Securities Act.


    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS


    On November 18, 1995, a Snack Assets Purchase Agreement (as subsequently amended, the "Purchase Agreement") was executed between Keebler, as seller, and Kelly as buyer giving Kelly the right to purchase certain assets from Keebler. The Purchase Agreement was by its terms assignable by Kelly to any other entity controlled by a person or entity which simultaneously controlled a majority interest in Kelly. Donald F. Schumacher, II, then the majority stockholder and presently the controlling shareholder of the Company and the former Chairman of the Board and Chief Executive Officer of the Company. At the time of execution of the Purchase Agreement, Mr. Schumacher was also a director, executive officer and the majority shareholder of Kelly. Mr. Blue was also an executive officer of Kelly from October 1994 to May 1996. The Company was formed in January 1996, and Kelly assigned its rights to purchase the assets, and assume the obligations, under the Purchase Agreement to the Company without payment to Kelly. Mr. Schumacher determined that Kelly did not have the financial ability to acquire the assets and the Company acquired those assets as contemplated by the specific assignment provisions of the Purchase Agreement. Schumacher Capital L.L.C. has agreed to indemnify the Company for any liability it would incur due to any such lawsuit related to the assignment of the Purchase Agreement by Kelly to the Company or the bankruptcy of Kelly and, in furtherance of this indemnity, Schumacher Capital L.L.C. has agreed to place certain of its shares of Common Stock in escrow. The purchase of the assets from Keebler is more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations." See, also, "Risk Factors--Conflicts of Interest; Certain Transactions; Bankruptcy of Affiliated Company."



    From time to time from February 1996 through July 1996, the Company advanced funds to Kelly totalling $1,118,989, while the Company was evaluating a merger, acquisition or other similar transaction with Kelly. In May 1996, Kelly executed a secured promissory note to the Company to reflect these borrowings. Kelly filed for bankruptcy protection in October 1996 and the Company has reserved against the loss of the entire amount under such note. The Kelly bankruptcy is now a Chapter 7 proceeding and, in management's estimation, is not likely to produce any return of the loan proceeds to the Company as virtually all of the assets of Kelly have been liquidated for the benefit of a significant portion, although not all, of Kelly's liability to Kelly's senior secured lender (Mr. Schumacher had guaranteed a portion of Kelly's senior-lender's loan to Kelly, and a portion of which guarantee remains in effect). Nonetheless, the Company has filed a proof of claim for its debt in the case and intends to pursue available collection on the loan.


    Prior to Kelly filing for bankruptcy, the Company sold its products to Kelly totalling $461,203 for the period ended July 27, 1996 and purchased $460,874 of products from Kelly during that same period.


    On June 30, 1996, Mr. Schumacher guaranteed the Company's obligations to the Lender under its $3,000,000 revolving credit facility, its $5,000,000 term loan facility and its $2,000,000 overline term loan facility. Any repayments by the Company of these obligations for so long as Mr. Schumacher remains a guarantor will indirectly benefit Mr. Schumacher by reducing his risk under that guaranty.



    In January 1996, the Company agreed to pay, upon closing the purchase from Keebler, a total of $370,000 to Mr. Schumacher, Ms. Bolin and Mr. Blue for their services for the benefit of the Company in performing due diligence on the acquisition, and negotiating and finalizing the purchase, of assets by the Company from Keebler and planning for operation of the Company following the acquisition of the assets. The payments were not paid to the individuals by the Company but instead, at the instructions of the individuals, payments were converted by them to capital contributions to the Company in the amounts of $296,000 by Mr. Schumacher, $37,000 by Ms. Bolin and $37,000 by Mr. Blue.



    Mr. Schumacher has entered into a consulting agreement for acquisitions and strategic planning with the Company, at an annual compensation of $150,000 per year. In addition, the Company has agreed to pay Mr. Schumacher at the annual rate of 1.5% of the Company's outstanding indebtedness subject to his guarantee for continuing his guarantee of the Company's bank debt for so long as that guarantee remains outstanding. See "Management--Consulting Agreement; Debt Guarantee Agreement."



    Mr. Schumacher's salary from the Company for the period from January 1996 through December 1996 (totalling $250,000) has not been paid to date and has been included in accrued expenses. It is anticipated that this obligation will be repaid from the proceeds of this Offering. See "Use of Proceeds."



    The Company anticipates entering into employment agreements with Mr. Vitulli, Ms. Bolin and Mr. Blue effective immediately prior to this Offering. See "Management--Employment Agreements."



    Management believes that all prior transactions between the Company and its officers, shareholders and affiliates were made on terms no less favorable to the issuer than those available from unaffiliated parties. The Company has adopted a policy that all future transactions with affiliated entities or persons will be no less favorable than could be obtained from unrelated parties and all future transactions between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of the Company's Board of Directors. See "Risk Factors--Stock Ownership; Private Placement Memorandum Correction" for a discussion of a commitment by Mr. Schumacher to the Company with respect to a difference in stock ownership reported in the Company's private placement memorandum with reference to its Private Placement. See also "Risk Factors--Conflicts of Interest; Certain Transactions, Bankruptcy of Affiliated Company".

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth, as of August 28, 1997, and as adjusted to reflect the sale of shares offered hereby, certain information concerning the beneficial ownership of the Company's Common Stock by (i) each person, known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, (ii) each of the Company's directors and executive officers and (iii) all directors and executive officers of the Company as a group.



                                                                                PERCENTAGE OF OWNERSHIP
                                                                        ----------------------------------------
                                                                            PRIOR TO OFFERING
                                                SHARES OF COMMON STOCK  -------------------------      AFTER
                                                  BENEFICIALLY OWNED                  PERCENTAGE     OFFERING
                                                ----------------------   PERCENTAGE    OF TOTAL    -------------
                                                BEFORE THE  AFTER THE        OF         VOTING      PERCENTAGE
NAME OF BENEFICIAL OWNER(1)                      OFFERING    OFFERING     CLASS(4)     POWER(4)     OF CLASS(5)
----------------------------------------------  ----------  ----------  ------------  -----------  -------------
Donald F. Schumacher II(2)....................     578,614     578,614       76.51%       76.51%        25.64%
David W. Blue.................................      72,327      72,327        9.56%        9.56%         3.21%
Susan C. Bolin(3).............................      72,327      72,327        9.56%        9.56%         3.21%
Peter J. Vitulli(6)...........................       6,250       6,250         0.83         0.83         0.28%
Directors and executive                                                                                  6.69%
  officers as a group (three persons).........     150,904     150,904       19.95%       19.95%


------------------------

(1) Unless otherwise indicated below, the persons in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.


(2) Includes the 578,614 shares owned by Schumacher Capital, LLC, which is owned for the benefit of the Schumacher family, and of which Mr. Schumacher is the majority equity member and for which Mr. Schumacher has sole voting and investment power. Excludes the 72,327 shares beneficially owned by Ms. Bolin, his wife, which are disclosed elsewhere in this table.



(3) Excludes the 578,614 shares beneficially owned by Mr. Schumacher, her husband, which are disclosed elsewhere in this table. Included in the shares Schumacher Capital, LLC owns, and thus excluded from the number shown owned by Ms. Bolin, are the 72,327 additional shares (12.5% of Schumacher Capital, LLC's shares) to which she has a right to the proceeds, but over which she does not exercise any investment or voting control.



(4) Does not include (i) 26,526 shares of Common Stock issuable upon exercise of the Private Placement Warrants issued in the Private Placement, (ii) 150,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan, none of which options have been granted to date, (iii) exercise of the warrant for 12,500 shares of Common Stock, exercisable at $1.00 per share, granted to Miles J. Willard Company as part of the renegotiation of the payment terms under the Company's patent license agreements with that company, (iv) options to Peter J. Vitulli to acquire 225,000 shares of the Company's Common Stock, and (v) convertible preferred stock anticipated to
    be owned by United Biscuits UK Ltd., which is convertible into       shares
    of Common Stock.



(5) Does not include (i) 225,000 shares of Common Stock issuable upon exercise of the Underwriters' Over-Allotment Option, (ii) 150,000 shares of Common Stock issuable upon exercise of the Representative's Warrants, (iii) 26,526 shares of Common Stock issuable upon exercise of the Private Placement Warrants issued in the Private Placement, (iv) 150,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan, none of which have been granted to date, (v) exercise of options to acquire 225,000 shares of Common Stock of the Company at an exercise price equal to the
    initial public offering price of the Common Stock ($    ) issued to the
    Company's Chairman Designee and Chief Executive Officer Designee, (vi) exercise of the warrant for 12,500 shares of Common Stock, exercisable at $1.00 per share, granted to Miles J. Willard Company as part of the renegotiation of the payment terms under the Company's patent license agreements with that company or (vii) conversion of the $4,000,000 of convertible preferred stock of the Company anticipated to be issued to United Biscuits UK Ltd. in exchange for that company's subordinated loan to the Company, convertible at  % of the initial public offering price
    ($    ) into        shares of Common Stock.



(6) Includes 6,250 shares to be granted to Mr. Vitulli first as a signing bonus. Does not include options to acquire 225,000 shares of Common Stock, at
    $   per share (the initial public offering price of the Common Stock), vesting one-third on each of the first three anniversaries of Mr. Vitulli's employment by the Company.


                          DESCRIPTION OF CAPITAL STOCK

    The Company is authorized to issue 30,000,000 shares of common stock, par value $.01 per share. In addition, the Board of Directors may issue 10,000,000 shares of preferred stock in any class or series and may fix the designation, powers, preferences and rights of such shares.


    As of the date of this Prospectus there were 756,250 shares of Common Stock outstanding, 26,526 Private Placement Warrants outstanding, 12,500 Warrants outstanding to Miles J. Willard Company, 225,000 Stock Options outstanding to Peter Vitulli (Chairman of the Board Designee and Chief Executive Officer
Designee of the Company) and      shares of convertible preferred stock are
anticipated to be outstanding to United Biscuits UK Ltd., convertible into shares of Common Stock.



    In addition, the Company has reserved 150,000 shares for issuance under its stock option plan.


COMMON STOCK


    The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company, subject to the rights of holders of any Preferred Stock; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding-up of the affairs of the Company, subject to the rights of holders of any preferred stock; (iii) do not have preemptive, subscription or conversion rights; and (iv) are entitled to one vote per share on all matters submitted to a vote of the Company's shareholders. The Common Stock does not have cumulative voting rights or any redemption or sinking fund provisions. All shares of Common Stock now outstanding are fully paid and nonassessable.


PREFERRED STOCK


    The Company's Articles of Incorporation provide for an authorized class of undesignated preferred stock consisting of 10,000,000 shares. The preferred stock may be issued at the direction of the Board of Directors, without the approval of the holders of Common Stock, in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereon, to the extent that such are not fixed in the Company's Articles of Incorporation, as the Board of Directors determines. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of preferred stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of preferred stock are outstanding. The Board of Directors, without shareholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of preferred stock to certain holders under certain circumstances may have the effect of delaying, deferring or preventing a change in control of the Company and may have a depressive effect on the market price of the Common Stock.

REPRESENTATIVE'S WARRANTS



    The Company has also agreed to issue warrants to the Representative (the "Representative's Warrants") to purchase an aggregate of 150,000 shares of Common Stock. See "Underwriting."



PRIVATE PLACEMENT WARRANTS



    Pursuant to the Private Placement, the Company issued warrants to the Private Placement Securityholders exercisable commencing twelve months following the commencement of this Offering and expiring three years after the commencement of this Offering. Subsequent to the issuance of the Private Placement Warrants, the Company combined its stock in a reverse stock split, which would have resulted in the exercise price of the Private Placement Warrants to be $116.86 per share. The Company, taking into account all dilutive
factors, reduced the exercise price of the Private Placement Warrants to $     ,
the Offering price per share listed on the front page of this Prospectus.



WARRANT ISSUED UNDER LICENSE AGREEMENT



    The Company granted to Miles J. Willard Company, as part of the renegotiation of the payment terms under the Company's patent license agreements with that company, a warrant entitling the holder to purchase 12,500 shares of Common Stock, with an exercise price of $1.00 per share.



STOCK OPTIONS



    The Company will grant to Peter J. Vitulli 225,000 stock options, each
option entitling the holder to purchase one share of Common Stock at $   per
share (the initial public offering price). The options will vest over three years, 75,000 on each of the first three anniversaries of Mr. Vitulli's employment by the Company, based on Mr. Vitulli's continued employment by the Company at that time.



DESCRIPTION OF CONVERTIBLE PREFERRED STOCK ANTICIPATED TO BE ISSUED TO UNITED
  BISCUITS UK LTD.



    The anticipated issuance of shares of convertible preferred stock (the "UB Preferred Stock") would, if approved, be authorized by resolutions adopted by the Board of Directors and filed with the Secretary of State of the State of Illinois, which resolutions will contain the designations, rights, powers, preferences, qualifications and limitations of the UB Preferred Stock. Upon issuance, the shares of UB Preferred Stock will be fully paid and non-assessable. The statements in this Prospectus relating to the UB Preferred Stock are summaries and do not purport to be complete. Investors are referred to the resolutions relating to the UB Preferred Stock which have been filed as an exhibit to the Registration Statement of which this Prospectus is a part.



    DIVIDENDS. The holders of the UB Preferred Stock will not be entitled to receive any dividends.



    CONVERSION OF PREFERRED STOCK. The holder of any share of UB Preferred Stock shall have the right, at its option, at any time after the conversion dates described below, but prior to December 31, 2001, to convert any such share into shares of Common Stock of the Company, as such conversion rate may be adjusted (the "Conversion Rate"); provided that the shares of UB Preferred Stock will automatically convert to Common Stock, if not previously converted, on December 31, 2001.


    The Conversion Rate is subject to adjustment from time to time in the event of (i) the issuance of Common Stock as a dividend or distribution on any class of capital stock of the Company; (ii) the combination, subdivision or reclassification of the Common Stock; (iii) the distribution to all holders of Common Stock of evidences of the Company's indebtedness or assets (including securities but excluding cash dividends or distributions paid out of net profits); or (iv) the sale of Common Stock at a price, or the issuance of options, warrants or convertible securities with an exercise or conversion rate per share less than the lower of the then current Conversion Rate or the then current market price of the Common Stock (except under (a) exercise of the Representative's Warrants or (b) the issuance of Common Stock or options to employees, officers, directors, shareholders or consultants pursuant to the Stock Option Plan or any other stock plans). No adjustment in the Conversion Rate will be required until cumulative adjustments require an adjustment of at least 5% in the Conversion Rate. No fractional shares will be issued upon conversion, but any fractions will be adjusted in cash on the basis of the then current market price of the Common Stock.



    In case of any consolidation or merger to which the Company is a party (other than a consolidation or merger in which the Company is the surviving party and the Common Stock is not changed or exchanged), or in case of any sale or conveyance of all or substantially all of the property and assets of the Company, each share of UB Preferred Stock then outstanding will be convertible from and after such merger, consolidation or sale or conveyance of property and assets into the kind and amount of shares of stock or other securities and property receivable as a result of such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of UB Preferred Stock could have been converted immediately prior to such merger, consolidation, sale or conveyance.



    The outstanding shares of the UB Preferred Stock will be convertible into
Common Stock, 25% on September   , 1998 and an additional 25% each six months
thereafter until all shares are convertible on March   , 2000.



    VOTING RIGHTS. The holders of the UB Preferred Stock are not entitled to vote, except as required by applicable law. On matters subject to a vote by holders of UB Preferred Stock, the holders are entitled to one vote per share.



    LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders of Common Stock or any stock ranking junior to the UB Preferred Stock, the holders of UB Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to shareholders, a per share liquidating distribution equal to the initial public offering price per share plus any accumulated and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment as required in the preceding sentence, plus similar payments on any other class of stock ranking on a parity with the UB Preferred Stock upon liquidation, then the holders of UB Preferred Stock and such other shares will share ratably in any such distribution of the Company's assets in proportion to the full respective distributable amounts to which they are entitled.


    A consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all of the property and assets of the Company will not be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Company for the purposes of the foregoing. See "Conversion".


    MISCELLANEOUS. The Company is not subject to any mandatory redemption or sinking fund provision with respect to the UB Preferred Stock. The holders of the UB Preferred Stock are not entitled to preemptive rights to subscribe for or to purchase any shares or securities of any class which may at any time be created.



                        SHARES ELIGIBLE FOR FUTURE SALE


    Prior to this offering, there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.


    Upon completion of this offering, the Company will have 2,256,250 shares of Common Stock outstanding (excluding any of the Underwriters' over-allotment shares). Of these shares, the 1,500,000 shares of Common Stock sold in this Offering (1,725,000 shares of Common Stock if the Underwriters exercises their Over-Allotment Option in full) will be freely tradable without restriction under the

Securities Act, except for any such shares which may be acquired by an "affiliate" of the Company as that term is defined in Rule 144 (an "Affiliate"). The 756,250 remaining shares constitute "restricted securities" within the meaning of Rule 144, and will only be eligible for sale in the open market commencing on the first anniversary of the later (if applicable) of the date such shares were acquired from the Company or from an Affiliate of the Company, subject to the contractual lockup provisions and applicable requirements of Rule 144 described below. However, of such restricted securities, 26,526 shares issued to the purchasers in the Private Placement (the "Private Placement Securityholders") and the shares of Common Stock issuable upon exercise of the Private Placement Warrants, are subject to registration rights which may entitle the holder thereof to register such shares for resale under the Securities Act and to sell such shares, after the lockup period, without regard for the restrictions of Rule 144. The Private Placement Securityholders have registration rights permitting them to register their shares whenever the Company files certain registration statements, including the Registration Statement of which this Prospectus is a part. The Private Placement Securityholders have been informed by the Representative that their shares and warrants will not be registered by the Company to be included in this Registration Statement. Other than the holders of 5,828 shares of Common Stock, each of the Private Placement Securityholders has agreed not to publicly sell or distribute equity securities of the Company (or any securities convertible into or exchangeable or exercisable for such securities) until November 6, 1997.



    The Company, its officers and directors and certain shareholders and warrant holders of the Company have agreed that they will not directly or indirectly, offer, sell, offer to sell, grant any option to purchase or otherwise sell or dispose (or approve any offer, sale, offer of sale, grant of any options to purchase or sale or disposition) of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company without the prior written consent of the Representative, for a period of 13 months from the date of the Prospectus. In addition, most of the Private Placement Securityholders have agreed that they will not directly or indirectly, issue, offer to sell, grant an option for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of any such shares until November 6, 1997.



    In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a shareholder, including an "affiliate" of the Company, as that term is defined in Rule 144 (an "Affiliate"), who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 22,562 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the holding period. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an Affiliate of the Company, a shareholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions under Rule 144 described above. Since the outstanding shares of Common Stock have been outstanding for over one year, Rule 144 will be available to the Company's shareholders.


    As the Company has granted no options under the Company's Stock Option Plan prior to the date of this Prospectus, an aggregate of 150,000 shares of Common Stock are available for future option grants under the Company's Stock Option Plan. See "Management--Stock Option Plan." The Company intends to file a registration statement under the Securities Act after the effective date of the Registration

Statement covering certain shares of Common Stock reserved for issuance under the Stock Option Plan and may register the shares underlying the stock options granted to Mr. Vitulli, the Chairman Designee and Chief Executive Officer Designee of the Company. Upon the effectiveness of that registration statement, most of the shares of Common Stock issued under the Stock Option Plan which have vested, other than shares held by Affiliates, will be immediately eligible for resale upon exercise in the public market without restriction, subject to the terms of the agreements described above.



    The warrant the Company issued under its license agreement with Miles J. Willard Company to purchase 12,500 shares of Common Stock at $1.00 per share, will be subject to a thirteen month lockup agreement where Miles J. Willard Company, agrees not to directly or indirectly offer, sell, offer to sell, grant an option to purchase or otherwise dispose of such warrants or the shares of Common Stock issuable thereunder without the prior written consent of the Representative.



    The       shares of convertible preferred stock anticipated to be issued to
United Biscuits UK Ltd in exchange for its $4,000,000 note owed to it by the Company are anticipated to be convertible in 25% portions, the first 25% to be
convertible on            , 1998 with the remaining portions becoming
convertible each six months thereafter. It is anticipated that United Biscuits UK Ltd. may be able to utilize Rule 144 to sell at least a portion of its shares of Common Stock issued upon such conversion in each quarter following conversion.


TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for the Common Stock is LaSalle National Bank, located in Chicago, Illinois.

                                  UNDERWRITING


    Subject to the terms and conditions of the Underwriting Agreement (the Underwriting Agreement") among the Company and the Underwriters named below (the "Underwriters"), the Company has agreed to sell to the Underwriters for whom National Securities Corporation is acting as representative (in such capacity, the "Representative"), and the Underwriters have severally agreed to purchase on a firm commitment basis the number of shares of Common Stock set forth below opposite their names.



                                                                                  NUMBER OF
                                                                                  SHARES OF
UNDERWRITERS                                                                     COMMON STOCK
------------------------------------------------------------------------------  --------------
National Securities Corporation...............................................
                                                                                --------------
    Total.....................................................................      1,500,000
                                                                                --------------
                                                                                --------------



    The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the approval of certain legal matters by their counsel and various other conditions. The nature of the Underwriters' obligations are such that they are committed to purchase all of the above shares of Common Stock offered hereby if any are purchased.



    The Company has been advised by the Representative that the Underwriters propose to offer the shares of Common Stock to the public at the public offering prices set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $    per share of Common Stock.
The Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $    per share of Common Stock to certain other dealers. After the initial public offering, the public offering price, concession and reallowance may be changed by the Representative.



    The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the shares of Common Stock offered hereby.



    The Company has granted to the Underwriters an over-allotment option (the "Over-Allotment Option") exercisable during the 45-day period commencing on the date of this Prospectus to purchase from the Company, at the public offering price per share of Common Stock, less underwriting discount, up to an aggregate of 225,000 shares of Common Stock for the sole purpose of covering over-allotments, if any. To the extent that the Underwriters exercise the Over-Allotment Option, each Underwriter will have become obligated to purchase approximately the same percentage shares of Common Stock as the percentage it was obligated to purchase pursuant to the Underwriting Agreement.



    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make. The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 3.0% of the gross proceeds derived from the sale of the shares of Common Stock underwritten, $50,000 of which has been advanced as of the date of this prospectus.



    In connection with this Offering, the Company has agreed to sell to the Representative and their designees, for nominal consideration, Representative's Warrants to purchase up to 150,000 shares of Common Stock at an initial exercise
price of $    per share (the "Representative's Warrants"). The warrants are exercisable for a period of four years commencing one year from the date of this Prospectus. The Representative's Warrants provide for adjustment in the exercise price of the Representative's Warrants in the event of certain mergers, acquisitions, stock dividends and capital changes. The Representative's Warrants may not be sold, transferred, assigned or hypothecated for a period of one year following the date of this Prospectus, except to officers or directors of the Representative, Underwriters or members of the selling group. The Representative's Warrants grant to the holders thereof certain rights with respect to the registration under the Securities Act of the securities issuable upon exercise of the Representative's Warrants.

    The Company, its executive officers and directors, and holders of substantially all of the Common Stock and other outstanding securities of the Company have entered into lock-up agreements. See "Shares Eligible for Future Sale."



    The Company and the Representative will enter into a financial advisory agreement prior to the Offering pursuant to which the Company will be retaining the Representative as a financial consultant to the Company for a period of 24 months at $2,000 per month. The Representative shall also have the right to designate one person to the Board of Directors of the Company for a period of four years following this Offering.



    Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price of the Common Stock has been determined based upon negotiations between the Company and the Representative and does not necessarily bear any relationship to the Company's asset value, net worth, or other established criteria of value. Among the factors considered in determining the price were the history of, and the prospects for, the Company and the industry in which it competes, its past and present operations, its past and present earnings and the trend of such earnings, the present state of the Company's development, the general condition of the securities markets at the time of this Offering and the recent market prices of publicly traded common stocks of comparable companies. There can be no assurance that the Common Stock can be resold at its offering price, if at all. Purchasers of the Common Stock will be exposed to a substantial risk of a decline in the market prices of the Common Stock after the Offering, if a market develops.



    In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Company's Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock of the Company for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more of the Common Stock in connection with the Offering then they are committed to purchase from the Company, and in such case may purchase Common Stock of the Company in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Over-Allotment Option. In addition, the Representative, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to the shares of Common Stock that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may stabilize or maintain the price of the Common Stock of the Company at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required and, if they are undertaken, they may be discontinued at any time.


    The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement, of which this Prospectus forms a part. See "Available Information."

                             CERTAIN LEGAL MATTERS


    The legality of the Common Stock being offered hereby will be passed upon by Hogan, Marren & McCahill, Ltd., 205 North Michigan Avenue, Suite 4300, Chicago, Illinois 60601. Camhy Karlinsky & Stein LLP, 1740 Broadway, 16th Floor, New York, New York 10019 has acted as counsel to the Underwriters in connection with this Offering.

                                    EXPERTS


    The financial statements included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


    The Company has filed a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act, with the Securities and Exchange Commission ("Commission"), with respect to the Common Stock being offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this Offering, reference is made to the Registration Statement and the exhibits thereto. All of these documents may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. In addition, the Commission maintains a web site at http://www.sec.gov that contains filings made by the Company. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                            THE O'BOISIE CORPORATION


                              FINANCIAL STATEMENTS

                            THE O'BOISIE CORPORATION
                                    CONTENTS


INDEPENDENT AUDITORS' REPORT...................................................     F-3

FINANCIAL STATEMENTS

  Balance Sheets...............................................................     F-4

  Statements of Operations.....................................................     F-5

  Statements of Shareholders' Equity (Deficit).................................     F-6

  Statements of Cash Flows.....................................................   F-7--F-8

  Notes to Financial Statements................................................  F-9--F-18

                          INDEPENDENT AUDITORS' REPORT


[The following is the form of the opinion that BDO Seidman, LLP will be in a position to issue upon completion of the reverse stock split described in Note 13(a)]


To the Board of Directors
The O'Boisie Corporation
Oak Brook, Illinois

    We have audited the accompanying balance sheet of The O'Boisie Corporation as of July 27, 1996 and the related statements of operations, shareholders' equity (deficit) and cash flows for the period from inception (January 19, 1996) to July 27, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The O'Boisie Corporation at July 27, 1996, and the results of its operations and its cash flows for the period from inception (January 19, 1996) to July 27, 1996, in conformity with generally accepted accounting principles.


    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered net losses, has a working capital deficit and has a shareholders' deficit. In addition, as discussed in Note 5, the Company is required to prepay approximately $5,000,000 of amounts outstanding under its current credit agreement by September 30, 1997. The Company does not have the ability to pay these debts should the lender demand payment. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                          BDO Seidman, LLP


Chicago, Illinois
November 15, 1996, except for Note 5,
which is as of August 25, 1997 and Note 13(a),
which is as of          , 1997

                            THE O'BOISIE CORPORATION
                                 BALANCE SHEETS
                                     ASSETS


                                                                      JULY 27,      MAY 24,
                                                                        1996         1997
                                                                     -----------  -----------
                                                                                  (UNAUDITED)

CURRENT ASSETS
  Cash.............................................................  $   181,633  $     8,563
  Accounts receivable, net of allowances of $914,362 and $1,555,776
    (Notes 4, 5, 6 and 12).........................................      742,072      951,635
  Inventory (Notes 4, 5 and 12)....................................    1,873,956      992,781
  Prepaid expenses and other.......................................      191,666      104,789
                                                                     -----------  -----------
TOTAL CURRENT ASSETS...............................................    2,989,327    2,057,768
                                                                     -----------  -----------
PROPERTY AND EQUIPMENT (Notes 4 and 5)
  Land.............................................................      208,058      208,058
  Building.........................................................    1,040,287    1,040,287
  Machinery and equipment..........................................    7,369,069    7,363,290
  Rolling stock (Note 12)..........................................    1,675,450      492,733
                                                                     -----------  -----------
                                                                      10,292,864    9,104,368
  Less accumulated depreciation and amortization...................      389,463      834,631
                                                                     -----------  -----------
NET PROPERTY AND EQUIPMENT.........................................    9,903,401    8,269,737
                                                                     -----------  -----------
INTANGIBLE ASSETS, net of accumulated amortization of $1,500 and
  $60,411..........................................................       51,000      326,835
                                                                     -----------  -----------
                                                                     $12,943,728  $10,654,340
                                                                     -----------  -----------
                                                                     -----------  -----------
                       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Current portion of long-term debt (Note 5).......................  $ 5,100,000  $ 5,468,906
  Line-of-credit (Note 4)..........................................    2,644,079    1,965,870
  Accounts payable.................................................    2,999,900    2,358,220
  Accrued expenses (Note 2)........................................    2,508,437    2,497,189
                                                                     -----------  -----------
TOTAL CURRENT LIABILITIES..........................................   13,252,416   12,290,185
LONG-TERM DEBT, net of current portion (Note 5)....................    3,900,000    5,600,000
                                                                     -----------  -----------
TOTAL LIABILITIES..................................................   17,152,416   17,890,185
                                                                     -----------  -----------
SHAREHOLDERS' EQUITY (DEFICIT)
  Preferred stock, 10,000,000 shares authorized, none issued and
    outstanding....................................................      --           --
  Common stock--$.01 par value; 30,000,000 shares authorized;
    750,000 shares issued and outstanding..........................        7,500        7,500
  Additional paid-in capital.......................................    1,447,500    1,447,500
Accumulated deficit................................................   (5,663,688)  (8,690,845)
                                                                     -----------  -----------
TOTAL SHAREHOLDERS' DEFICIT........................................   (4,208,688)  (7,235,845)
                                                                     -----------  -----------
                                                                     $12,943,728  $10,654,340
                                                                     -----------  -----------
                                                                     -----------  -----------


                See accompanying notes to financial statements.

                            THE O'BOISIE CORPORATION
                            STATEMENTS OF OPERATIONS



                                                              FROM INCEPTION       TEN MONTHS
                                                          (JANUARY 19, 1996) TO       ENDED
                                                         ------------------------
                                                          JULY 27,      MAY 18,      MAY 24,
                                                            1996         1996         1997
                                                         -----------  -----------  -----------
                                                                      (UNAUDITED)  (UNAUDITED)
NET SALES (Notes 6 and 12).............................  $ 7,825,146  $ 5,735,215  $ 9,603,400
COST OF SALES..........................................    3,432,471    2,353,496    6,826,758
                                                         -----------  -----------  -----------
Gross profit...........................................    4,392,675    3,381,719    2,776,642
OPERATING EXPENSES
  Selling, general and administrative..................    3,881,864    3,086,754    2,441,042
                                                         -----------  -----------  -----------
Income from operations.................................      510,811      294,965      335,600
                                                         -----------  -----------  -----------
OTHER INCOME (EXPENSE)
  Write-off of advances to affiliate (Note 9)..........   (1,118,989)    (644,000)     --
  Interest expense.....................................     (320,362)     (69,644)  (1,125,293)
  Other income (expense)...............................       13,090      (26,845)     (79,757)
                                                         -----------  -----------  -----------
Total other expense....................................   (1,426,261)    (740,489)  (1,205,050)
                                                         -----------  -----------  -----------
Loss from continuing operations........................     (915,450)    (445,524)    (869,450)
                                                         -----------  -----------  -----------
DISCONTINUED OPERATIONS (Notes 6 and 12)
  Loss from operations.................................   (4,748,238)  (3,477,040)     --
  Loss on disposal.....................................      --           --        (2,157,707)
                                                         -----------  -----------  -----------
Loss from discontinued operations......................   (4,748,238)  (3,477,040)  (2,157,707)
                                                         -----------  -----------  -----------
NET LOSS...............................................  $(5,663,688) $(3,922,564) $(3,027,157)
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------
LOSS FROM CONTINUING OPERATIONS PER SHARE..............  $     (1.23) $     (0.60) $     (1.13)
LOSS FROM DISCONTINUED OPERATIONS PER SHARE............        (6.36)       (4.69)       (2.81)
                                                         -----------  -----------  -----------
NET LOSS PER SHARE.....................................  $     (7.59) $     (5.29) $     (3.94)
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------
WEIGHTED AVERAGE SHARES OUTSTANDING....................      746,643      742,224      768,750
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------


                See accompanying notes to financial statements.

                            THE O'BOISIE CORPORATION
                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)


                                                                  COMMON STOCK
                                          PREFERRED STOCK        $.01 PAR VALUE      ADDITIONAL                  SHAREHOLDERS'
                                        --------------------  --------------------    PAID-IN      ACCUMULATED      EQUITY
                                         SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL        DEFICIT       (DEFICIT)
                                        ---------  ---------  ---------  ---------  ------------  -------------  -------------
INITIAL CAPITAL CONTRIBUTION, at
  January 19, 1996....................     --      $  --        723,474  $   7,235  $    122,765  $    --        $     130,000
  Shareholder capital contribution
    (Notes 8 and 9)...................     --         --         --         --           370,000       --              370,000
  Net proceeds from private placement
    (Note 7)..........................     --         --         26,526        265       954,735       --              955,000
  Net loss............................     --         --         --         --           --          (5,663,688)    (5,663,688)
                                        ---------  ---------  ---------  ---------  ------------  -------------  -------------
BALANCE, at July 27, 1996.............     --         --        750,000      7,500     1,447,500     (5,663,688)    (4,208,688)
  Net loss (unaudited)................     --         --         --         --           --          (3,027,157)    (3,027,157)
                                        ---------  ---------  ---------  ---------  ------------  -------------  -------------
BALANCE, at May 24, 1997
  (unaudited).........................     --      $  --        750,000  $   7,500  $  1,447,500  $  (8,690,845) $  (7,235,845)
                                        ---------  ---------  ---------  ---------  ------------  -------------  -------------
                                        ---------  ---------  ---------  ---------  ------------  -------------  -------------


                See accompanying notes to financial statements.

                            THE O'BOISIE CORPORATION

                            STATEMENTS OF CASH FLOWS


                                                              FROM INCEPTION       TEN MONTHS
                                                          (JANUARY 19, 1996) TO       ENDED
                                                         ------------------------
                                                          JULY 27,      MAY 18,      MAY 24,
                                                            1996         1996         1997
                                                         -----------  -----------  -----------
                                                                      (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.............................................  $(5,663,688) $(3,922,564) $(3,027,157)
  Adjustments to reconcile net loss to net cash used in
    operating activities
    Depreciation and amortization......................      390,963      255,532      667,296
    Write-off of advances to affiliate.................    1,118,989      644,000      --
    Increase in allowance for doubtful accounts........      914,362      694,000      653,431
    Shareholder compensation contributed to capital....      370,000      370,000      --
    Changes in assets and liabilities
      Increase in accounts receivable..................   (1,656,434)  (1,733,039)    (862,994)
      Advances to affiliate............................   (1,118,989)    (644,000)     --
      (Increase) decrease in inventory.................     (573,682)    (233,836)     881,175
      (Increase) decrease in prepaid expenses..........     (191,666)    (109,410)      86,877
      Increase (decrease) in accounts payable..........    2,197,730    2,328,479     (641,680)
      Increase (decrease) in accrued expenses..........      142,584       (9,793)     (11,248)
                                                         -----------  -----------  -----------
Net cash used in operating activities..................   (4,069,831)  (2,360,631)  (2,254,300)
                                                         -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment..................     (369,025)    (137,066)    (119,220)
  Proceeds from disposition of assets..................       73,910      --         1,144,499
                                                         -----------  -----------  -----------
Net cash (used in) provided by investing activities....     (295,115)    (137,066)   1,025,279
                                                         -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Debt issuance costs..................................      (52,500)     --          (223,121)
  Deferred offering costs..............................      --           --          (111,625)
  Net borrowings (repayments) on revolving notes
    payable to banks...................................    2,644,079    1,542,697     (678,209)
  Proceeds from issuance of long-term borrowings.......    5,000,000      --         3,000,000
  Principal payments on long-term borrowings...........   (4,000,000)     --          (931,094)
  Proceeds from issuance of common stock and warrants,
    net of issuance costs..............................      955,000      955,000      --
                                                         -----------  -----------  -----------
Net cash provided by financing activities..............    4,546,579    2,497,697    1,055,951
                                                         -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH........................  $   181,633  $   --       $  (173,070)
CASH, at beginning of period...........................      --           --           181,633
                                                         -----------  -----------  -----------
CASH, at end of period.................................  $   181,633  $   --       $     8,563
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for interest.............  $   168,965  $    24,311  $   955,280
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

                            THE O'BOISIE CORPORATION

                                                              FROM INCEPTION       TEN MONTHS
                                                          (JANUARY 19, 1996) TO       ENDED
                                                         ------------------------
                                                          JULY 27,      MAY 18,      MAY 24,
                                                            1996         1996         1997
                                                         -----------  -----------  -----------
                                                                      (UNAUDITED)  (UNAUDITED)
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
  The Company purchased certain nonoperating assets of
    the salty snack foods division of the Keebler
    Company for a note in the amount of $8,000,000 as
    follows:
      Fair value of assets acquired....................  $11,298,023  $11,298,023  $   --
      Common stock issued as reimbursement for
        transaction costs..............................     (130,000)    (130,000)     --
      Liabilities assumed..............................   (3,168,023)  (3,168,023)     --
                                                         -----------  -----------  -----------
      Note issued......................................  $ 8,000,000  $ 8,000,000  $   --
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------


                See accompanying notes to financial statements.

                            THE O'BOISIE CORPORATION


                         NOTES TO FINANCIAL STATEMENTS


          (INFORMATION AS OF MAY 24, 1997 AND FOR THE TEN MONTHS ENDED MAY 24, 1997 AND THE FOUR MONTHS ENDED MAY 18, 1996 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    The O'Boisie Corporation (the "Company") was formed in January 1996 for the purpose of acquiring certain nonoperating assets and liabilities of the salty snack foods division of the Keebler Company (Note 6). The Company is engaged predominately in the manufacturing of salty snack foods for distribution through a national network of distributors, brokers and potato chip manufacturers, as well as directly to retailers through warehouse programs.

    BASIS OF PRESENTATION

    The Company's financial statements are presented on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

    The Company has had net losses since inception. For the period ended July 27, 1996, the Company experienced a loss from continuing operations of $915,450 and a loss from discontinued operations of $4,748,238. (See Note 12 for discussion of discontinued operations.) At July 27, 1996 the Company had a working capital deficit of $5,977,377 and a shareholders' deficit of $4,208,688.


    In addition, the Company is required to repay approximately $5,000,000 of amounts outstanding under its current credit agreement by September 30, 1997. (See Notes 4 and 5.) Without a restructuring of the current credit agreement or a replacement facility, the Company would not have sufficient funds to pay its debts should the lender demand payment, and would not be able to continue as a going concern.


    The Company's ability to continue as a going concern is contingent upon its ability to secure additional financing and attain profitable operations. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance of a new business into established markets and the competitive environment in which the Company operates.


    Although the Company plans to pursue an initial public offering ("IPO") and refinance outstanding debt, there can be no assurance that the Company will be able to secure financing when needed or obtain such on terms satisfactory to the Company, if at all, or complete a public offering. Failure to secure such financing or complete a public offering may result in the Company rapidly depleting its available funds and not being able to comply with its payment obligations under its bank loans and other long-term debt. In addition, if the Company is unable to meet its obligations under its credit agreements, such creditors shall have the right to foreclose on the assets of the Company, and the rights of such creditors will be prior to the interests of the holders of common stock.


    The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

    UNAUDITED INTERIM FINANCIAL INFORMATION


    Interim financial information is reported using 13-week quarters with the first two months of each quarter including four weeks of operating results and the third month including five weeks. Interim

                            THE O'BOISIE CORPORATION

          (INFORMATION AS OF MAY 24, 1997 AND FOR THE TEN MONTHS ENDED MAY 24, 1997 AND THE FOUR MONTHS ENDED MAY 18, 1996 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

financial information for the period ended May 18, 1996 represents the period from the Company's inception (January 19, 1996) to May 18, 1996.



    The unaudited balance sheet as of May 24, 1997, the unaudited statements of operations and cash flows for the periods ended May 18, 1996 and May 24, 1997 and the unaudited statements of shareholders' deficit for the period ended May 24, 1997 include, in the opinion of management, all adjustments necessary to present fairly the Company's financial position, results of operations and cash flows. Operating results for the period ended May 24, 1997 are not necessarily indicative of the results that may be expected for the period ending July 26, 1997. The footnotes related to such periods are also unaudited.


    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INVENTORIES


    Inventories are stated at the lower of cost, determined on the first-in, first-out ("FIFO") method, or market. At July 27, 1996 and May 24, 1997, inventories consist of the following:



                                                                     JULY 27,
                                                                       1996      MAY 24, 1997
                                                                   ------------  ------------
Raw materials....................................................   $  484,420    $  251,054
Packaging supplies...............................................       85,446       341,084
Finished goods...................................................    1,304,090       400,643
                                                                   ------------  ------------
                                                                    $1,873,956    $  992,781
                                                                   ------------  ------------
                                                                   ------------  ------------


    PROPERTY AND EQUIPMENT; DEPRECIATION AND AMORTIZATION

    Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

                                                                ESTIMATED
ASSET DESCRIPTION                                              USEFUL LIFE
-------------------------------------------------------------  -----------
Building.....................................................     20 years
Machinery and equipment......................................   5-15 years
Rolling stock................................................      7 years


    Depreciation expense for the periods ended July 27, 1996, May 18, 1996 and May 24, 1997 was $389,463, $255,532 and $608,385, respectively.

                            THE O'BOISIE CORPORATION

          (INFORMATION AS OF MAY 24, 1997 AND FOR THE TEN MONTHS ENDED MAY 24, 1997 AND THE FOUR MONTHS ENDED MAY 18, 1996 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTANGIBLE ASSETS


    Intangible assets are comprised of fees paid relating to bank financing and legal, accounting and professional fees related to the IPO. The bank fees, totaling $52,500, $0 and $275,621 at July 27, 1996, May 18, 1996 and May 24,
1997, respectively, are amortized on a straight-line basis over the life of the loan agreement. Amortization expense for the periods ended July 27, 1996, May 18, 1996 and May 24, 1997 was approximately $1,500, $0 and $59,000, respectively. The costs associated with the IPO of approximately $110,000 at May 24, 1997, will be offset against the proceeds from the IPO or expensed if the offering is unsuccessful.


    REVENUE RECOGNITION

    The Company recognizes revenue and the related costs when product is shipped.


    RECLAMATION ALLOWANCES



    It is the Company's policy to grant reclamation and promotional allowances to its customers. These allowances of $229,408, $229,408 and $500,736 for the periods ended July 27, 1996, May 18, 1996 and May 24, 1997, respectively, are included in cost of sales on the accompanying statements of operations.


    FINANCIAL INSTRUMENTS

    The carrying value of cash, accounts receivable, accounts payable and accrued expenses approximates the fair value because of the short maturity of these items.


    The carrying amounts of debt approximate fair value because the interest rates on these instruments reflect current market interest rates, except for the Company's subordinated note payable for which the fair value is estimated to be approximately $3,400,000 at July 27, 1996, based on the borrowing rates available to the Company for loans with similar terms.


    NET LOSS PER SHARE

    The loss per share calculations give effect to the distribution of common stock discussed in Note 8 and the reverse split as described in Note 13(a).


    Loss per share is based on the weighted average number of shares of common stock outstanding during each period, as adjusted for the effects of the application of Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 83. Pursuant to SAB No. 83, common stock and common stock equivalents issued within a one-year period prior to the initial filing of the Registration Statement, which have a purchase price less than the initial public offering price, are treated as outstanding for all periods presented.

                            THE O'BOISIE CORPORATION

          (INFORMATION AS OF MAY 24, 1997 AND FOR THE TEN MONTHS ENDED MAY 24, 1997 AND THE FOUR MONTHS ENDED MAY 18, 1996 IS UNAUDITED)


2. ACCRUED EXPENSES

    Accrued expenses consist of the following:


                                                  JULY 27,
                                                    1996      MAY 24, 1997
                                                ------------  ------------
Payroll and related expenses (Note 9).........  $    613,214  $    554,086
Real estate taxes.............................       478,000       597,719
Reclamations reserve..........................       227,927         5,000
Employee benefits.............................       129,299        73,588
Royalties.....................................       116,669       266,668
State franchise taxes.........................        85,000       225,000
Interest......................................        67,538       237,551
Other.........................................       790,790       537,577
                                                ------------  ------------
                                                $  2,508,437  $  2,497,189
                                                ------------  ------------
                                                ------------  ------------


3. INCOME TAXES

    Income taxes are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109 utilizes the liability method, and deferred taxes are determined based on the estimated future tax effects on differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws.

    The reasons for the differences between income taxes at the statutory federal income tax rate and the provision (benefit) for income taxes are summarized as follows:


                                                                  PERIOD ENDED
                                                   -------------------------------------------
                                                     JULY 27,        MAY 18,        MAY 24,
                                                       1996           1996           1997
                                                   -------------  -------------  -------------
Income tax benefits at statutory rate............  $   2,266,000  $   1,569,000  $   1,211,000
Valuation allowance related to deferred tax
  assets.........................................     (2,266,000)    (1,569,000)    (1,211,000)
                                                   -------------  -------------  -------------
Income tax benefit...............................  $    --        $    --        $    --
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------



    The net deferred tax assets are comprised of the following:



                                                                    JULY 27,        MAY 24,
                                                                      1996           1997
                                                                  -------------  -------------
Net operating loss carryforwards................................  $   1,800,000  $   2,840,000
Nondeductible reserves/accruals.................................        466,000        637,000
                                                                  -------------  -------------
                                                                      2,266,000      3,477,000
Valuation allowance.............................................     (2,266,000)    (3,477,000)
                                                                  -------------  -------------
                                                                  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------



    At July 27, 1996, the Company had net operating loss carryforwards of approximately $4,500,000 which begin to expire in the year 2011.

                            THE O'BOISIE CORPORATION

          (INFORMATION AS OF MAY 24, 1997 AND FOR THE TEN MONTHS ENDED MAY 24, 1997 AND THE FOUR MONTHS ENDED MAY 18, 1996 IS UNAUDITED)



4. LINE-OF-CREDIT



    The Company has a credit agreement (the 'Agreement') with a bank to provide certain extensions of credit. The Agreement includes a revolving note not to exceed $3,000,000 based on 40% of eligible inventory and 85% of eligible accounts receivable balances, as specified in the Agreement. Interest is at prime plus 1.75% and prime plus 3.75% at July 27, 1996 and May 24, 1997, respectively (10.0% and 12.25% at July 27, 1996 and May 24, 1997, respectively), and is due monthly. This revolving note is due on August 31, 1997 (Note 5).



    All amounts outstanding under the Agreement and the bank term loan (Note 5) are secured by inventory, accounts receivable, general intangible assets and machinery and equipment of the Company. The amounts outstanding under the revolving note and term loan are personally guaranteed by a certain shareholder. The Agreement contains various covenants and restrictions among which are limitations on the payment of cash dividends.



    At July 27, 1996 and May 24, 1997, $2,644,079 and $1,965,870 of borrowings are outstanding under the Agreement, respectively. No additional amounts were available for borrowing under the Agreement at these dates.



    See Note 5 for a discussion of amendments to the Agreement dated June 30 and August 25, 1997.



5. LONG-TERM DEBT



    Long-term debt at July 27, 1996 and May 24, 1997 consists of the following:



                                                                                          JULY 27,      MAY 24,
                                                                                            1996          1997
                                                                                        ------------  ------------
Term note payable to bank, bearing interest at prime plus 1.75% and prime plus 3.75%
  at July 27, 1996 and May 24, 1997, respectively (10.0% and 12.25% at July 27, 1996 and May 24, 1997, respectively), with monthly payments of $59,524 plus interest beginning on August 1, 1996, with a remainder of $2,640,330 due on May 1, 1999. (see discussion of loan amendment below).................................................  $  5,000,000  $  4,068,906

Subordinated note payable to U.B.F.C., Inc., bearing interest at 8%, with quarterly principal installments of $100,000 plus interest beginning on June 30, 1997 with a
  final installment of $2,800,000 due on June 30, 2000................................     4,000,000     4,000,000

Term note payable to bank, bearing interest at prime plus 5.0% (13.5% at May 24,
  1997), with monthly payments of $55,600 plus interest commencing on June 1, 1997 with a final installment of $1,444,000 due on April 1, 1998. (see discussion of loan
  amendment below)....................................................................       --       2,000,000

                            THE O'BOISIE CORPORATION

          (INFORMATION AS OF MAY 24, 1997 AND FOR THE TEN MONTHS ENDED MAY 24, 1997 AND THE FOUR MONTHS ENDED MAY 18, 1996 IS UNAUDITED)



5. LONG-TERM DEBT (CONTINUED)


Term note payable to bank, bearing interest at prime plus 5.0% (13.5% at May 24,
  1997), with monthly payments of $27,800 plus interest beginning on June 1, 1997 with a final installment of $722,000 due on April 1, 1998. (see discussion of loan
  amendment below)....................................................................  $    --       $  1,000,000
                                                                                        ------------  ------------
                                                                                           9,000,000    11,068,906

Less current maturities...............................................................     5,100,000     5,468,906
                                                                                        ------------  ------------
                                                                                        $  3,900,000  $  5,600,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------



    As the Company was in violation of certain loan covenants at July 27, 1996, all bank debt has been classified as current.



    On June 30, 1997, an amendment was made to the Company's credit agreement. The Company's outstanding borrowings as of that date were converted into a $3,000,000 revolving credit agreement (of which approximately $2,000,000 was outstanding), a $5,000,000 term note and a $2,000,000 over-the-line advance loan. This amendment was further amended on August 25, 1997. The amounts outstanding under the revolving credit agreement and the over-the-line revolving loan are due no later than September 30, 1998. The amounts outstanding under the term note are due no later than June 30, 1999. The revolving credit agreement and the term note bear interest at prime plus 3.75% and the over the line advances bear interest at prime plus 10%. The amendment, as further amended by a subsequent amendment dated August 25, 1997, has a provision that the Company is required to prepay the revolving loan and the over-the-line advances by September 30, 1997 or the term note of $5,000,000 will be payable on September 30, 1997. Because of uncertainties as to whether the Company will be in a position to repay the revolver and over-the-line advance at September 30, 1997 the term note has been classified as current at May 24, 1997. In conjunction with this amendment, the Company will pay the bank a success fee of $500,000, $250,000 of which is payable upon the funding of the IPO or a private placement and $250,000 of which will be payable in twelve consecutive monthly installments commencing on September 30, 1997.



    Principal payments of long-term debt after the amendment to the credit agreement discussed above, mature as follows:



                                                                     JULY 27,       MAY 24,
                                                                       1996          1997
                                                                   ------------  -------------
First year.......................................................   $5,100,000    $5,468,906
Second year......................................................       400,000      2,400,000
Third year.......................................................       400,000        400,000
Fourth year......................................................     3,100,000      2,800,000
                                                                   ------------  -------------
                                                                   $  9,000,000  $  11,068,906
                                                                   ------------  -------------
                                                                   ------------  -------------


6. ACQUISITION

    On January 19, 1996, the Company purchased certain nonoperating assets and liabilities of the salty snack foods division of the Keebler Company for $8,000,000. The purchase price was assigned to the net assets acquired based on their estimated fair value. The fair value of the net assets acquired exceeded the

                            THE O'BOISIE CORPORATION

          (INFORMATION AS OF MAY 24, 1997 AND FOR THE TEN MONTHS ENDED MAY 24, 1997 AND THE FOUR MONTHS ENDED MAY 18, 1996 IS UNAUDITED)


6. ACQUISITION (CONTINUED)
purchase price by approximately $1,865,000; thus, the amounts assigned to the long-term assets acquired were reduced to reflect this difference.

    The purchase price was financed with an $8,000,000 note payable to U.B.F.C., Inc.


    In conjunction with this transaction, the Company entered into a transition agreement with Keebler. Under this agreement Keebler agreed to purchase company products and provided the Company with data processing and distribution services. In addition, the Company provided Keebler with sales and in-store merchandising services. The following transactions were recorded under this agreement during the periods ended July 27, 1996 and May 18, 1996:



                                                                      JULY 27,
PERIOD ENDED                                                            1996      MAY 18, 1996
------------------------------------------------------------------  ------------  ------------
Charges for data processing services..............................  $    658,544  $    638,185
Sales to Keebler..................................................  $  5,735,215  $  5,735,215
Purchases from Keebler............................................  $  7,488,326  $  7,488,326


    The sales to Keebler are included in the Company's continuing operations and the purchases from Keebler are included in the Company's discontinued operations (Note 12). This agreement and the Company's relationship with Keebler were terminated in May 1996. The termination of this relationship may have a material adverse effect on the Company's operations.


    Accounts receivable from Keebler were $286,721 at both July 27, 1996 and May 24, 1997.


7. PRIVATE PLACEMENT


    In May and June 1996, the Company issued 26,526 units, each unit consisting of one share of common stock and one redeemable common stock purchase warrant, for $46.74 per unit, in a private placement. The warrants entitle the holder to purchase one share of common stock at an exercise price of $116.86 per share during the three-year period commencing 12 months from the effective date of a proposed public offering of the Company's common stock. Issuance costs of $285,000 related to this stock issuance were offset directly against the proceeds.


8. COMMON STOCK


    In May 1996, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock to 30,000,000 shares. In conjunction with this transaction, the Company distributed 723,431 shares of common stock to its shareholders. This stock distribution has been reflected retroactively in the financial statements.



9. RELATED PARTY TRANSACTIONS


    The Company made a secured loan to Kelly Foods, Inc. ("Kelly"), a related party through common ownership. Advances to Kelly totalled $1,118,989 during the period ended July 27, 1996. Subsequent to year end, Kelly filed for protection under Chapter 11 Bankruptcy Laws. The advances made to Kelly were written off since it is probable that the Company will not be reimbursed.

                            THE O'BOISIE CORPORATION

          (INFORMATION AS OF MAY 24, 1997 AND FOR THE TEN MONTHS ENDED MAY 24, 1997 AND THE FOUR MONTHS ENDED MAY 18, 1996 IS UNAUDITED)



9. RELATED PARTY TRANSACTIONS (CONTINUED)


    The Company also had the following transactions with Kelly during the period ended July 27, 1996:


Sales to Kelly....................................................  $ 461,203
Purchases from Kelly..............................................  $ 460,874



    The sales to Kelly are included in the Company's continuing operations and the purchases from Kelly are included in the Company's discontinued operations (Note 12). Included in additional paid-in capital is $370,000 of compensation to certain shareholders related to structuring the Keebler acquisition. In addition, accrued expenses include $150,000 and $250,000 of unpaid wages to a certain shareholder at July 27, 1996 and May 24, 1997, respectively.


10. COMMITMENTS

    The Company leases its warehouse under a lease that expired in November 1996. It was subsequently renewed on a month-to-month basis. Total remaining minimum lease payments due under this arrangement are approximately $43,000 at July 27, 1996.


    Rent expense for the periods ended July 27, 1996, May 18, 1996 and May 24, 1997 was $556,000, $0 and $191,000, respectively.


11. LITIGATION


    The Company is a co-defendant in a suit brought by certain route salespeople against Keebler seeking damages of $3 million. A significant majority of the damages alleged in the complaint relate solely to conduct alleged against Keebler. Management believes the suit to be without merit.



    The Company and an officer are co-defendants in a suit brought by one of the private placement securityholders alleging violations of Florida securities laws in connection with the private placement in which plaintiff invested $100,000, in particular alleging he had not received appropriate disclosure documents prior to investing in Private Placement securities.


    The Company is also involved in various litigation in the normal course of its business. Management intends to vigorously defend these cases. In the opinion of management, although there can be no such assurance, the litigation now pending will not have a material adverse effect on the financial position or results of operations of the Company.

12. DISCONTINUED OPERATIONS


    In August 1996, the Company made a decision to discontinue the operations of its route distribution business. This business consisted primarily of the distribution of food products, purchased from others, through a fleet of vans owned by the Company. Sales were made to a large number of small customers. These operations ceased in October 1996. The Company originally estimated that the operating losses during the phase-out period would not be significant. Actual losses during the period ended May 24, 1997 amounted to $2,157,707 and provisions for loss on disposal have been recognized in this amount.

                            THE O'BOISIE CORPORATION

          (INFORMATION AS OF MAY 24, 1997 AND FOR THE TEN MONTHS ENDED MAY 24, 1997 AND THE FOUR MONTHS ENDED MAY 18, 1996 IS UNAUDITED)


12. DISCONTINUED OPERATIONS (CONTINUED)

    The assets of this business consisted primarily of rolling stock (vans) with a net book value of $1,535,760 and $398,880 at July 27, 1996 and May 24, 1997,
respectively. The Company sold $1,182,717 of these assets during the period ended May 24, 1997 and expects to dispose of the remaining assets during fiscal 1997.



    The loss from discontinued operations is comprised of the amounts shown below. Cost of sales for the period ended July 27, 1996 includes $1,134,000 of salty snack foods manufactured by the Company. This amount is also reflected in net sales from continuing operations on the accompanying statement of operations for that period. These sales were recognized at prices consistent with sales by the continuing operations to other distributors. The discontinuation of the Company's route distribution business may have a material adverse effect on the Company's continuing operations.



                                                                             FROM INCEPTION          TEN MONTHS
                                                                         (JANUARY 19, 1996) TO          ENDED
                                                                      ----------------------------  -------------
                                                                        JULY 27,        MAY 18,        MAY 24,
                                                                          1996           1996           1997
                                                                      -------------  -------------  -------------
Net sales...........................................................  $  13,966,246  $  10,802,890  $   1,487,388
Cost of sales.......................................................     11,832,420      9,656,620        807,678
                                                                      -------------  -------------  -------------
Gross profit........................................................      2,133,826      1,146,270        679,710
Selling, general and administrative expenses........................      6,882,064      4,623,310      2,837,417
                                                                      -------------  -------------  -------------
Loss from discontinued operations...................................  $(  4,748,238) $(  3,477,040) $(  2,157,707)
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------



    The remaining net assets and liabilities of the discontinued operations included in the Company's financial statements were as follows:



                                                                                          JULY 27,      MAY 24,
                                                                                            1996          1997
                                                                                        ------------  ------------
Accounts receivable...................................................................  $    742,072  $    --
Inventory.............................................................................       695,925       --
Rolling stock.........................................................................     1,535,760       398,880
                                                                                        ------------  ------------
    Total assets......................................................................  $  2,973,757  $    398,880
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Accounts payable......................................................................  $    927,497  $    550,796
Accrued expenses......................................................................     1,208,322       426,019
                                                                                        ------------  ------------
    Total liabilities.................................................................  $  2,135,819  $    976,815
                                                                                        ------------  ------------
                                                                                        ------------  ------------


13. SUBSEQUENT EVENTS

    (A) REVERSE STOCK SPLIT


    In             1997, the Company declared a 1-for-23.73 reverse split of the
Company's common stock. The reverse stock split has been retroactively reflected in these financial statements.

                            THE O'BOISIE CORPORATION

          (INFORMATION AS OF MAY 24, 1997 AND FOR THE TEN MONTHS ENDED MAY 24, 1997 AND THE FOUR MONTHS ENDED MAY 18, 1996 IS UNAUDITED)


13. SUBSEQUENT EVENTS (CONTINUED)
    (B) INITIAL PUBLIC OFFERING (UNAUDITED)


    The Company has entered into a nonbinding letter-of-intent with an underwriter, on a firm commitment basis for an offering of common stock. The precise number of shares of common stock and the offering price shall be determined based upon the capitalization of the Company and the market and general economic conditions at the time of the offering.


    (C) U.B.F.C., INC. DEBT SETTLEMENT (UNAUDITED)


    In conjunction with its proposed initial public offering, the Company has reached an agreement in principle with U.B.F.C., Inc. to settle the Company's outstanding $4,000,000 note payable to U.B.F.C., Inc. It is anticipated that this note will be extinguished in exchange for convertible preferred stock.



    (D) STOCK WARRANTS (UNAUDITED)



    On June 26, 1997, the Company entered into an amended royalty agreement with a third party whereby the Company issued warrants to purchase 12,500 shares of common stock, exercisable at any time from July 26, 1998 to June 26, 2002 at a price of one dollar per share.



    (E) EMPLOYMENT AGREEMENT (UNAUDITED)



    The Company has reached an agreement in principle with its Chief Executive Officer Designee (CEO) on the terms of a three-year employment agreement. The agreement will provide for an annual base salary of $275,000. In connection therewith, the Company will grant options to purchase 225,000 shares of common stock at the initial public offering price per share. In addition, the CEO will receive 6,250 shares of common stock as a signing bonus and is to receive an additional $25,000 upon consumation of this Offering.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Prospectus Summary.............................          4
Risk Factors...................................          7
Use of Proceeds................................         19
Dividend Policy................................         20
Dilution.......................................         20
Capitalization.................................         22
Selected Financial Data........................         25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         27
Business.......................................         35
Management.....................................         45
Certain Transactions...........................         50
Security Ownership of Certain Beneficial Owners
  and Management...............................         52
Description of Capital Stock...................         53
Shares Eligible for Future Sale................         55
Underwriting...................................         58
Certain Legal Matters..........................         59
Experts........................................         60
Additional Information.........................         60
Index to Financial Statements..................        F-2


                            ------------------------

    UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS AN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                              1,500,000 SHARES OF
                                 COMMON SHARES



                                     [LOGO]

                            The O'Boisie Corporation


                             ---------------------

                                   PROSPECTUS
                             ---------------------

                              NATIONAL SECURITIES
                                  CORPORATION

                                          , 1997

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article Seven, Paragraph 8, of the Registrant's Articles of Incorporation provides that the Registrant shall indemnify its directors to the full extent permitted by law, and may indemnify its officers and employees to such extent, except that the Company shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. Article Seven, Paragraph 9, of the Registrant's Articles of Incorporation further provides that the personal liability of the directors of the Registrant is eliminated to the fullest extent permitted under the Illinois Business Corporation Act of 1983, as amended.

    The Company intends to obtain an insurance policy which will entitle the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting commissions and discounts and other than the Underwriters' Non-Accountable Expense Allowance) payable by the undersigned small business issuer in connection with the issuance and distribution of the Securities pursuant to the Prospectus contained in this Registration Statement. The undersigned small business issuer will pay all of these expenses.



                                                                                            APPROXIMATE
                                                                                               AMOUNT
                                                                                            ------------
Securities and Exchange Commission registration fee.......................................  $      7,697
NASD filing fee...........................................................................         3,040
American Stock Exchange listing fees......................................................             *
Blue Sky fees and expenses (including legal fees).........................................        40,000
Legal fees and expenses...................................................................             *
Accounting fees and expenses..............................................................             *
Transfer Agent and Registrar fees and expenses............................................             *
Printing and engraving expenses...........................................................             *
Miscellaneous expenses....................................................................             *
Directors' and Officers' Liability Insurance Premiums.....................................             *
                                                                                            ------------
      Total...............................................................................  $    430,000
                                                                                            ------------
                                                                                            ------------


------------------------

*   To be completed by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    The Company has issued and sold the following securities within the past three years without registration under the Securities Act. Except as otherwise noted, no underwriting discounts or commissions were paid in connection with the sales. Except as otherwise noted, each of the transactions described below was undertaken in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act regarding transactions by an issuer not involving a public offering.


    In January 1996, the Company issued 42.75 shares of Common Stock to Donald
F. Schumacher II upon formation of the Company. Subsequently, Mr. Schumacher and Susan Bolin and David Blue contributed to the Company $296,000, $37,000 and $37,000, respectively, of compensation otherwise payable by the Company to such parties for their services for the benefit of the Company in connection with performing due diligence on the acquisition and negotiating and finalizing the acquisition of assets from Keebler and planning for the operation of the Company following the acquisition of the assets. The Company issued 578,571.5 shares of Common Stock to Mr. Schumacher, and 72,327 shares of Common Stock to each of Ms. Bolin and Mr. Blue.



    During June 1996, the Company issued and sold 26,526 Units at a price of $46.76 per Unit, each Unit consisting of one share of the Company's Common Stock and one warrant to purchase a share of the Company's Common Stock, to sixteen persons who represented they were "accredited investors" as defined in Rule 501 of Regulation D under the Securities Act in a private placement (the "Private Placement") under Rule 506 under Regulation D. The Company paid $124,000 in underwriting discounts to Landmark International Equities, Ltd. in connection with the Private Placement. The Warrants issued in the Private Placement were originally exercisable at a price of $116.90 per share (although the Company has
unilaterally reduced that exercise price to $    per share) during the three
year period commencing 12 months after the effective date of this Offering. Purchasers in the Private Placement were also granted piggy-back registration rights in registration statements filed by the Company under the Securities Act.



    The Company will issue 6,250 shares to its Chairman and Chief Executive Officer Designee, Peter Vitulli, as a signing bonus under Section 4(2) of the Act.



    The Company is anticipated, on a private placement basis under Section 4(2) of the Act, to convert $4,000,000 of debt owed to United Biscuits UK Ltd. into
convertible preferred stock, convertible at $    per share into    shares of
Common Stock.


ITEM 27. EXHIBITS.

    (A) EXHIBITS.


1.1*       Form of Underwriting Agreement.

3.1**      Articles of Incorporation of the Registrant dated January 19, 1996.

3.2**      Articles of Amendment to Articles of Incorporation of the Registrant
            dated May 14, 1996.

3.3**      Articles of Amendment to Articles of Incorporation of the Registrant
            dated June   , 1996.

3.4*       Articles of Amendment to Articles of Incorporation of the Registrant
            dated June   , 1997.

3.5**      Bylaws of the Registrant.

3.6*       Certificate of Designations for UB Preferred Stock.

4.1*       Form of Warrant issued to the Representative.

4.2        Form of Private Placement Warrant issued to the Private Placement
            Securityholders.

4.3        Registration Rights Agreement dated as of June 5, 1996, between the
            Registrant and the Private Placement Securityholders.

4.4**      Credit Agreement dated July 3, 1996, between the Registrant and
            Republic Acceptance Corporation (the "Lender").

4.5**      Amendment to Credit Agreement dated October 3, 1996, between the
            Registrant and the Lender.

4.6**      Second Amendment to Credit Agreement between the Registrant and the
            Lender.

4.7        Security Agreement dated July 3, 1996, between the Registrant and the Lender.

4.8.1      Third Amendment to Credit Agreement dated June 30, 1997, between the
            Registrant and Lender.

4.8.2*     Fourth Amendment to Credit Agreement dated August 25, 1997, between
            Registrant and Lender.

4.9*       Term Note dated August 25, 1997, made by the Registrant to the order of the Lender.

4.10*      Revolving Note dated August 25, 1997, made by the Registrant to the order of the Lender.

4.11*      Over Line Note dated August 25, 1997, made by Registrant to the order of the Lender.

4.12*      Guaranty dated August 25, 1997, made by Donald Schumacher for the benefit of the Lender.

4.13       Subordination Agreement dated as of July 3, 1996, among the
            Registrant, the Lender and U.B.F.C., Inc. ("UBFC").

4.14       Amended and Restated Subordinated Promissory Note dated as of July
            5, 1996, made by the Registrant to the order of UBFC.

4.15*      Amendment to Amended and Restated Subordinated Promissory Note made by Registrant and acknowledged by UBFC.

4.16**     Real Estate Mortgage, Security Agreement and Fixture Filing dated as of January 24, 1996, between the Registrant and Keebler Corporation
            ("Keebler").

5.1*       Opinion of Hogan, Marren & McCahill, Ltd. as to the legality of the securities being registered (including consent).

8.1**      Snack Assets Purchase Agreement dated November 18, 1995, between
            Kelly Food Products, Inc. ("Kelly") and Keebler.

8.2**      Amendment dated December 29, 1995, to Snack Assets Purchase
            Agreement between Kelly and Keebler.

8.3**      Amendment dated January 22, 1996, to Snack Assets Purchase Agreement between Kelly and Keebler.

8.4        Transition Agreement dated as of January __, 1996, between Kelly and
            Keebler.

8.5**      Assignment and Assumption Agreement dated January 24, 1996, between
            Keebler and the Registrant.

8.6**      Bill of Sale dated as of January 24, 1996, made by Keebler to the
            Registrant.

8.7**      Assignment of Trademarks dated as of January 24, 1996, by Keebler in favor of the Registrant.

8.8**      Assignment of Pending Trademark Applications dated as of January 24,
            1996, made by Keebler in favor of the Registrant.

8.9        License Agreement dated March 1, 1985, between Keebler and Miles J.
            Willard ("Willard").

8.10       Amendment dated January 1, 1993, between Willard and Keebler amending the License Agreement

8.11       Agreement dated February 17, 1997, between Willard and the
            Registrant amending the License Agreement dated March 1, 1985.

8.12*      Stock Option Plan adopted by the Registrant.

8.13*      Employment Agreement with Peter J. Vitulli.

8.14       Second Agreement for Extension of Payments and Other Consideration
            dated June 26,1997, between the Registrant and Willard amending the payment terms under the license agreement with Willard and granting
            Willard a warrant to purchase stock.

8.15*      Letter Agreement dated August   1997 between Registrant and
            Schumacher Capital LLC regarding potential transfer of stock

8.16*      Consulting and Debt Guarantee Agreement dated August   , 1997
            between Donald F. Schumacher, II and the Company.

8.17*      Form of Employment Agreement with David Blue

8.18*      Form of Employment Agreement with Susan Bolin

23.1       Consent of BDO Seidman, LLP.

23.2*      Consent of Hogan, Marren & McCahill, Ltd. (contained in its opinion filed as Exhibit 5.1 hereto).

23.3**     Consent to inclusion as nominee for directorship of Steven Devick.

23.4**     Consent to inclusion as nominee for directorship of Robert S. Steel.

23.5       Consent by Peter J. Vitulli to inclusion as designee as Chairman of the Board and Chief Executive Officer of the Company.

24.**      Power of Attorney (included on signature page of Registration
            Statement, as previously filed).

27.*       Financial data schedule.


       *   To be filed by amendment


       ** Previously filed as part of the Registrant's original registration statement


ITEM 28. UNDERTAKINGS

    The Registrant hereby undertakes:

        (1) Rule 415 Offering:

           (a) To file, during any period in which it offers or sells securities under this registration statement, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and (iii) include any additional or changed material information on the plan of distribution.

           (b) For determining liability under the Securities Act to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time as the initial bona fide offering thereof.

           (c) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (2) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

        (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned small business issuer pursuant to the foregoing provisions, or otherwise, the undersigned small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned small business issuer of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned small business issuer will, unless in the opinion of its counsel the matter had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (4) For purposes of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

    For purposes of determining any liability under the Securities Act, to treat each post effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Chicago, and State of Illinois on the 29th day of August, 1997.



                                THE O'BOISIE CORPORATION

                                By:               /s/ SUSAN BOLIN
                                     -----------------------------------------
                                                    Susan Bolin
                                              EXECUTIVE VICE PRESIDENT




    Pursuant to the requirements of the Securities Act of 1933, this Registration statement has been signed by the following persons in the capacities and on the 29th day of August, 1997.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ SUSAN C. BOLIN        Chief Financial and
------------------------------    Accounting Officer,         August 29, 1997
        Susan C. Bolin            Director

                                President, Chief Operating
       /s/ DAVID BLUE*            Officer, Acting Chief
------------------------------    Executive Officer           August 29, 1997
          David Blue              Director




 * Pursuant to power of attorney.

                            THE O'BOISIE CORPORATION
                               INDEX TO EXHIBITS


                                                                                                       SEQUENTIALLY
                                                                                                        NUMBERED
EXHIBIT NO.                                        DESCRIPTION                                            PAGE
-----------  ----------------------------------------------------------------------------------------  -----------
    1.1*     Form of Underwriting Agreement.

    3.1**    Articles of Incorporation of the Registrant dated January 19, 1996.

    3.2**    Articles of Amendment to Articles of Incorporation of the Registrant dated May 14, 1996.

    3.3**    Articles of Amendment to Articles of Incorporation of the Registrant dated June   ,
              1996.

    3.4*     Articles of Amendment to Articles of Incorporation of the Registrant dated June   ,
              1997.

    3.6*     Certificate of Designations for UB Preferred Stock.

    3.5**    Bylaws of the Registrant.

    4.1*     Form of Warrant issued to the Representative.

    4.2      Form of Private Placement Warrant issued to the Private Placement Securityholders.

    4.3      Registration Rights Agreement dated as of June 5, 1996, between the Registrant and the
              Private Placement Securityholders.

    4.4**    Credit Agreement dated July 3, 1996, between the Registrant and Republic Acceptance
              Corporation (the "Lender").

    4.5**    Amendment to Credit Agreement dated October 3, 1996, between the Registrant and the
              Lender.

    4.6**    Second Amendment to Credit Agreement between the Registrant and the Lender.

    4.7      Security Agreement dated July 3, 1996, between the Registrant and the Lender.

    4.8.1    Third Amendment to Credit Agreement dated June 30, 1997 between Registrant and Lender.

    4.8.2*   Fourth Amendment to Credit Agreement dated August 25, 1997, between Registrant and
              Lender

    4.9*     Term Note dated August 25, 1997, made by the Registrant to the order of the Lender.

    4.10*    Revolving Note dated August 25, 1997, made by the Registrant to the order of the Lender.

    4.11*    Over Line Note dated August 25, 1997, made by Registrant to the order of the Lender.

    4.12*    Guaranty dated August 25, 1997, made by Donald Schumacher for the benefit of the Lender.

                                                                                                       SEQUENTIALLY
                                                                                                        NUMBERED
EXHIBIT NO.                                        DESCRIPTION                                            PAGE
-----------  ----------------------------------------------------------------------------------------  -----------
    4.13     Subordination Agreement dated as of July 3, 1996, among the Registrant, the Lender and
              U.B.F.C., Inc. ("UBFC").

    4.14     Amended and Restated Subordinated Promissory Note dated as of July 5, 1996, made by the
              Registrant to the order of UBFC.

    4.15*    Amendment to Amended and Restated Subordinated Promissory Note made by Registrant and acknowledged by UBFC.

    4.16**   Real Estate Mortgage, Security Agreement and Fixture Filing dated as of January 24,
              1996, between the Registrant and Keebler Corporation ("Keebler").

    5.1*     Opinion of Hogan, Marren & McCahill, Ltd. as to the legality of the securities being registered (including consent).

    8.1**    Snack Assets Purchase Agreement dated November 18, 1995, between Kelly Food Products,
              Inc. ("Kelly") and Keebler.

    8.2**    Amendment dated December 29, 1995, to Snack Assets Purchase Agreement between Kelly and
              Keebler.

    8.3**    Amendment dated January 22, 1996, to Snack Assets Purchase Agreement between Kelly and
              Keebler.

    8.4      Transition Agreement dated as of January __, 1996, between Kelly and Keebler.

    8.5**    Assignment and Assumption Agreement dated January 24, 1996, between Keebler and the
              Registrant.

    8.6**    Bill of Sale dated as of January 24, 1996, made by Keebler to the Registrant.

    8.7**    Assignment of Trademarks dated as of January 24, 1996, by Keebler in favor of the
              Registrant.

    8.8**    Assignment of Pending Trademark Applications dated as of January 24, 1996, made by
              Keebler in favor of the Registrant.

    8.9      License Agreement dated March 1, 1985, between Keebler and Miles J. Willard ("Willard").

    8.10     Amendment dated January 1, 1993, between Willard and Keebler amending the License
              Agreement

    8.11     Agreement dated February 17, 1997, between Willard and the Registrant amending the
              License Agreement dated March 1, 1985.

    8.12*    Stock Option Plan adopted by the Registrant.

    8.13*    Employment Agreement with Peter J. Vitulli.

    8.14     Amendment, dated June 26, 1997, between the Registrant and Willard amending the payment terms under the license agreement with Willard and granting Willard a warrant to purchase stock.

    8.15*    Letter agreement dated August   , 1997, between Registrant and Schumacher Capital LLC
              regarding potential transfer of stock.

                                                                                                       SEQUENTIALLY
                                                                                                        NUMBERED
EXHIBIT NO.                                        DESCRIPTION                                            PAGE
-----------  ----------------------------------------------------------------------------------------  -----------
    8.16*    Consulting and Debt Agreement dated August   , 1997 between Donald F. Schumacher, II and
              the Company.

    8.17*    Form of Employment Agreement with David Blue

    8.18*    Form of Employment Agreement with Susan Bolin

   23.1      Consent of BDO Seidman, LLP.

   23.2*     Consent of Hogan, Marren & McCahill, Ltd. (contained in its opinion filed as Exhibit 5.1 hereto).

   23.3**    Consent to inclusion as nominee for directorship of Steven Devick.

   23.4**    Consent to inclusion as nominee for directorship of Robert S. Steel.

   23.5      Consent by Peter J. Vitulli to inclusion as designee as Chairman of the Board and Chief
              Executive Officer of the Company.

   24.**     Power of Attorney (included on signature page of Registration Statement, as previously filed).

   27.*      Financial data schedule.


*   To be filed by amendment


**  Previously filed as part of the Registrant's original registration statement